Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of January 31, 2023

among

COLUMBUS HOLDING COMPANY,

as Holdings,

MADEIRA ACQUISITION CORP.,

as the Initial Borrower,

immediately after giving effect to the Merger, MERIDIAN BIOSCIENCE, INC.,

as the Borrower,

THE LENDERS PARTY HERETO,

STANDARD CHARTERED BANK,

as Administrative Agent,

STANDARD CHARTERED BANK,

EXPORT-IMPORT BANK OF KOREA,

INDUSTRIAL BANK OF KOREA,

JPMORGAN CHASE BANK, N.A.

KOOKMIN BANK, NEW YORK BRANCH

and

CITIBANK N.A., HONG KONG BRANCH1,

as Joint Lead Arrangers

and

STANDARD CHARTERED BANK

as Coordinating Bank

[1]	Citibank, N.A., Hong Kong Branch is organized under the laws of the United States of America with limited liability.

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate

Schedule 1.01	Lenders and Commitments
Schedule 1.01(a)	Subsidiary Loan Parties
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Unrestricted Subsidiaries
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(a)	Material Real Properties
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.28	Shares
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.03	Investments
Schedule 6.06	Transactions with Affiliates
Schedule 9.01	Notices

TERM LOAN CREDIT AGREEMENT dated as of January 31, 2023 (this “Agreement”), among Columbus Holding Company, a Delaware corporation (“Holdings”), Madeira Acquisition Corp., an Ohio corporation (the “Initial Borrower”) and, immediately after the Merger (as defined below) on the Initial Closing Date (as defined in Section 1.01; capitalized terms used but not otherwise defined in this introductory paragraph and in the recitals below shall have the meanings assigned thereto herein), Meridian Bioscience, Inc., an Ohio corporation, as the surviving entity of the Merger (the “Target”), the Lenders party hereto from time to time, the Lead Arrangers, the Coordinating Bank and Standard Chartered Bank, as administrative agent for the Lenders.

WHEREAS, substantially concurrently with the funding of the Initial Loans, the Borrower (as defined below) intends to (or will have made arrangements for such termination and release reasonably satisfactory to the Agents) repay in full, redeem, repurchase, defease, discharge, refinance or terminate all Indebtedness of the Target and its subsidiaries and terminate and release all security interests and guarantees in respect thereof, except for the Israel Grants and any security interests and guarantees in respect thereof (all of the foregoing, collectively, the “Initial Closing Date Refinancing”);

WHEREAS, on the Initial Closing Date, the Target and its subsidiaries shall enter into the Revolving Credit Agreement to (x) obtain total revolving commitments thereunder of $50.0 million and (y) permit, among other things, the other Transactions;

WHEREAS, on the Initial Closing Date, pursuant to the terms of the Acquisition Agreement, Holdings will acquire Meridian Bioscience, Inc. through a merger (the “Merger”) of Initial Borrower with and into the Target, with the Target as the surviving entity of the Merger and a wholly owned subsidiary of Holdings;

WHEREAS, on the Initial Closing Date after consummation of the Merger, Holdings will directly own 100% of the Equity Interests of the Target;

WHEREAS, in order to complete the Initial Closing Date Refinancing, the Merger and the consummation of the Revolving Credit Agreement and to pay the fees, costs and expenses incurred in connection with the Transactions, Holdings has requested that (x) on the Initial Closing Date, the Lenders extend credit to the Initial Borrower in the form of a term loan credit facility denominated in U.S. Dollars in an aggregate principal amount of up to $500.0 million and (y) on or prior to the Initial Closing Date, SD Biosensor shall have made the Minimum Sponsor Equity Investment; and

WHEREAS, the Lenders are willing to extend such credit to the Initial Borrower on the terms and subject to the conditions set forth herein;

ACCORDINGLY, the parties hereto hereby as agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Account” shall mean, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts receivable, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 7, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among the SD Biosensor, Holdings, the Initial Borrower and the Target.

“Acquisition Purchase Price” shall mean an amount equal to the consideration (including any transaction costs and expenses) to be paid by Initial Borrower and/or Holdings to acquire the Target pursuant to the Acquisition Agreement.

“Additional Amount” means $50.0 million.

“Additional Closing Date” shall mean the date on which all of the conditions set forth in Section 4.02 have been satisfied or waived and the subsequent Borrowing of the Additional Loans occurs.

“Additional Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20, to make Additional Loans to the Borrower.

“Additional Equity Investment” shall have the meaning assigned to such term in Section 7.01(s).

“Additional Equity Investor” shall have the meaning assigned to such term in Section 7.01(s).

“Additional Lender” shall mean a Lender with an Additional Commitment or an outstanding Additional Loan.

“Additional Loan Assumption Agreement” shall mean an Additional Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Additional Lenders.

“Additional Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b) and Section 2.20.

“Additional Mortgage” shall mean a Mortgage executed and delivered after the Initial Closing Date.

“Administrative Agent” shall mean Standard Chartered Bank in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. Notwithstanding the foregoing, for purposes of Section 9.21, the term “Administrative Agent” shall mean Standard Chartered Bank and any successor agent appointed pursuant to Section 8.09.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, a subsidiary of that person or a Holding Company of that person or any other subsidiary of that Holding Company.

“Affiliate Transaction” shall have the meaning specified in Section 6.06(a).

“Agent” shall mean either the Administrative Agent and/or the Collateral Agent, as the context may require.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Ancillary Agreement” shall mean any Secured Cash Management Agreement or any Secured Hedge Agreement.

“Anti-Corruption Laws” shall mean all Laws and requirements of any jurisdiction concerning or relating to bribery or corruption, including but not limited to the FCPA and the UK Bribery Act of 2010.

“Anti-Money Laundering Laws” shall mean any Law promulgated, issued, or enforced by any Governmental Authority with jurisdiction over any party to this Agreement relating to terrorist financing or anti-money laundering, including the Bank Secrecy Act, as amended by the USA PATRIOT Act.

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 7.03(a).

“Applicable Accounting Standards” shall mean (i) with respect to all financial statements of the Sponsor Guarantor and its Subsidiaries, including the Borrower and its Subsidiaries (with respect to the calculation of covenants applicable to the Sponsor Guarantor), IFRS, or (ii) with respect to the Borrower and its Subsidiaries (with respect to the calculation of covenants applicable to it) only, at the election of the Borrower, GAAP.

“Applicable Agent” shall mean (i) the Applicable Senior Collateral Agent (or other analogous term) under the Initial Closing Date Pari Passu Intercreditor Agreement or (ii) if at any time there is no Initial Closing Date Pari Passu Intercreditor Agreement then in effect, the Administrative Agent.

“Applicable Margin” shall mean 2.80% per annum.

“Applicable Test Period” shall mean, as of any date, the Test Period most recently ended on or prior to such date for which financial statements shall have been delivered pursuant to Section 5.04(a)(x) or Section 5.04(b) (in the case of the Borrower and its Subsidiaries) or, in the case of the Sponsor Guarantor and its Subsidiaries, Section 10.2(a) or (b) of the Sponsor Guarantee.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage, immovable hypothec or lease of Real Property) to any person of any asset or assets of Holdings, the Borrower or any Subsidiary.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A to this Agreement or such other form (including electronic documentation generated by MarkitClear or other electronic platform) as shall be approved by the Administrative Agent (acting at the direction of the Required Lenders).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the U.S. Code (11 U.S.C. §§ 101 et seq.).

“Base Rate” shall mean, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively. If the Base Rate as so determined would be less than the Floor, such Base Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Basel III” shall mean:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in ““Basel III”: A global regulatory framework for more resilient banks and banking systems”, ““Basel III”: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate (or the then-current Benchmark), then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board or the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean (a) initially, the Initial Borrower, and (b) upon and after the consummation of the Merger, the Target.

“Borrower Financial Covenant” shall have the meaning assigned to such term in Section 6.11(d).

“Borrower Interest Coverage Covenant” shall have the meaning assigned to such term in Section 6.11(d).

“Borrower Leverage Covenant” shall have the meaning assigned to such term in Section 6.11(c).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a)(i).

“Borrowing” shall mean a group of Loans made on a single date to the Borrower and, in the case of a Borrowing of Term Benchmark Loans, having the same Interest Period.

“Borrowing Minimum” shall mean $10.0 million (or, if less, the remainder).

“Borrowing Multiple” shall mean $5.0 million (or, if less, the remainder).

“Borrowing Request” shall mean a request by the Initial Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit C.

“Break Costs” shall mean, in respect of any Loan, the amount (if any) by which:

(a) the interest which a Lender (in its reasonable estimation) should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum in that currency to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in Seoul and New York City and, in relation to Term Benchmark Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loans or any other dealings of such Term Benchmark Loans, any such day that is a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real (immovable) or personal (movable) property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such person under the Applicable Accounting Standards and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with the Applicable Accounting Standards; provided that, for the purpose of the Loan Documents, any Capital Lease Obligation that would be treated as an operating lease under GAAP as of December 15, 2018 shall be treated as an operating lease under GAAP, IFRS or otherwise.

“Cash Management Agreement” shall mean any agreement, including agreements entered into prior to the Initial Closing Date, to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement, is an Agent, a Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a “controlled foreign corporation” as described in section 957 of the Code.

“Change in Control” shall be deemed to occur if, at any time:

(a) (i) SD Biosensor shall fail to own, directly or indirectly, beneficially and of record, at least 50% plus one (1) additional issued and outstanding voting Equity Interest of the Borrower, and (ii) SD Biosensor shall cease to Control the Borrower;

(b) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of (1) prior to the consummation of the Merger, the Initial Borrower and (2) after the consummation of the Merger, the Target; or

(c) the Borrower shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries (excluding, with respect to any Foreign Subsidiary, nominal Equity Interests held by local nationals to the extent such issuances are required by applicable Law).

“Change in Law” shall mean (a) the adoption or taking effect of any Law after the Initial Closing Date, (b) any change in Law in the interpretation, implementation or application thereof by any Governmental Authority after the Initial Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.11(a)(i), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Initial Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any

equivalent European regulation, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” but a Lender shall only request payments from the Borrower under Section 2.11 herein as a result thereof to the extent such Lender makes the same request under comparable credit agreements with other borrowers similarly situated to the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Cincinnati Real Properties” shall mean, collectively, the Real Properties commonly referred to as (i) 3471 Riverhills Drive, Cincinnati, Ohio 45244 (parcel No. 501-0009-0149-00 and parcel No. 501-0009-0022-00), (ii) 3485 Riverhills Drive, Cincinnati, Ohio 45244 (parcel No. 501-0009-0020-00 and parcel No. 501-0009-0574-00), (iii) 3455 Riverhills Drive, Cincinnati, Ohio 45244 (parcel No. 501-0009-0023-00) and (iv) 7035 Main Street, Cincinnati, Ohio 45244 (parcel No. 501-0004-0024-00 & 501-0004-0044-00) or, individually, each of the foregoing clauses (i)-(iv) as the context may require.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” or “Security Assets” or “Charged Property” (or equivalent term) as defined in any Security Document and shall also include the “Mortgaged Property” or “Trust Property” (or equivalent terms) as defined in any Mortgage, and all other property, whether real or personal, that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean the party acting as collateral agent (or equivalent capacity) for the Secured Parties under the Security Documents. On the Initial Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that (in each case subject to Section 5.10(g)):

(a) substantially concurrently with the funding of the Initial Loans, the Administrative Agent shall have received (i) from each Initial Closing Date Loan Party, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such person, (ii) from the Sponsor Guarantor, a counterpart of the Sponsor Guarantee, duly executed and delivered on behalf of such person, and (iii) from Holdings, the Borrower and each Initial Closing Date Loan Party that is a Domestic Subsidiary, a counterpart of the U.S. Security Agreement, duly executed and delivered on behalf of such person, in each case, together with a customary favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated as of the date of such Guarantee Agreement, Sponsor Guarantee, U.S. Security Agreement (as the case may be)) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders,

(b) (i) subject to the proviso to this clause (i), within three (3) months (or such later date as the Administrative Agent may agree) after the Initial Closing Date, Deposit Account Control Agreements from Holdings, the Borrower and each Initial Closing Date Loan Party that is a Domestic Subsidiary regarding deposit accounts of such Persons not constituting Excluded Accounts; provided, however, with respect to deposit accounts not constituting Excluded Accounts opened or acquired after such three (3) month period in a Permitted Business Acquisition or other permitted Investment, sixty (60) days (or such later date as the Administrative Agent may agree) after the date so opened or acquired; and (ii) substantially concurrently with the funding of the Initial Loans, the Administrative Agent shall have received Securities Account Control Agreements from Holdings, the Borrower and each Initial Closing Date Loan Party regarding securities accounts of such Persons; provided, however, with respect to securities accounts opened or acquired after the Initial Closing Date, thirty (30) days (or such later date as the Administrative Agent may agree) after the date so opened or acquired;

(c) (i) substantially concurrently with the funding of the Initial Loans, the Administrative Agent shall have received pledges in form and substance reasonably acceptable to the Administrative Agent of all the issued and outstanding Equity Interests (other than Equity Interests constituting Excluded Property) of the Borrower and each Subsidiary owned directly by a Loan Party on the Initial Closing Date and listed on Schedule 1.01(a), together with (A) customary favorable written legal opinions (addressed to the Administrative Agent and the Lenders and dated the Initial Closing Date) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (B) a certificate relating to the organization, existence and good standing of the Borrower and the authorization of such pledge, and (C) a certificate in the form attached hereto as Exhibit B, dated as of the Initial Closing Date and signed by the chief financial officer (or other officer with equivalent duties) of the Borrower, confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to such pledge, and (ii) subject to the terms of the Initial Closing Date Pari Passu Intercreditor Agreement, in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, the Administrative Agent shall have received, on the Initial Closing Date, all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or, in the case of certificates or other instruments (if any) representing such Equity Interests in a Foreign Subsidiary, within five (5) Business Days (or such later date as the Administrative Agent may agree) after the Initial Closing Date.

(d) (i) substantially concurrently with the funding of the Initial Loans (or on such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall permit), the Administrative Agent shall have received a counterpart of each English Security Agreement and the Guarantee Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, together with (A) customary favorable written legal opinions (addressed to the Administrative Agent and the Lenders and dated the Initial Closing Date) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (B) a certificate from a director of that English Loan Party attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the date of this Agreement: (i) a copy of the organizational documents of that English Loan Party; (ii) a copy of a resolution of the board of directors of that English Loan Party; (iii) a copy of a resolution signed by all the holders of the issued shares in that English Loan Party; and (iv) subject to the terms of the Initial Closing Date Pari Passu Intercreditor Agreement, in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests within five (5) Business Days (or such later date as the Administrative Agent may agree) after the Initial Closing Date;

(e) (i) all Indebtedness of Holdings and each Subsidiary (other than (a) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries and (b) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party, if evidenced by a promissory note or an instrument, shall have been pledged pursuant to the U.S. Security Agreement (or other applicable

Security Document), and (ii) to the extent required by the terms of the U.S. Security Agreement, subject to the terms of the Initial Closing Date Pari Passu Intercreditor Agreement, the Applicable Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank within five (5) Business Days (or such later date as the Administrative Agent may agree) after the Initial Closing Date;

(f) in the case of any person that becomes a direct Subsidiary of a Loan Party (other than an Excluded Subsidiary) after the Initial Closing Date, the Administrative Agent shall have received, within twenty (20) Business Days after such person becomes a direct Subsidiary of a Loan Party (or such longer time as is required under applicable law or which the Administrative Agent, acting at the direction of the Required Lenders, shall permit), a supplement to the relevant Security Documents, in each case in the form specified therein, or as the case may be, a pledge over the Equity Interests of such person in form and substance reasonably satisfactory to the Administrative Agent and the Lenders duly executed and delivered by the applicable Loan Party and the Administrative Agent together with customary favorable written legal opinion(s) (addressed to the Administrative Agent and the Lenders and dated as of the date of such pledge) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and subject to the terms of the Initial Closing Date Pari Passu Intercreditor Agreement, the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however that (x) in the case of any CFC that is a Material Subsidiary that is formed or acquired after the Initial Closing Date, the obligation to enter into the Guarantee Agreement shall not be required until the one year anniversary of the date of formation or acquisition, as applicable, and (y) in the case of CFCs or any Domestic Subsidiaries that are Foreign Subsidiary Holdcos, in each case, that have not been both in existence and owned by the Borrower or one of its Subsidiaries for more than one year, the Equity Interest of such CFC or any Foreign Subsidiary Holdco that are required to be pledged shall be limited to 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to the Borrower or its Affiliates, including after taking into account Section 245A of the Code and Treasury Regulation Section 1.956-1 (as determined by the Borrower in good faith)) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such CFC or such Foreign Subsidiary Holdco, in either case owned directly by Borrower or indirectly by the Borrower solely through one or more Domestic Subsidiaries;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including UCC financing statements (provided that no such UCC filings or searches (other than in the District of Columbia) shall be required by an English Loan Party) and other similar statements or forms used in other relevant jurisdictions, required by Law or reasonably requested by the Required Lenders to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents under applicable law, shall have been filed, registered or recorded or arrangements reasonably satisfactory to the Administrative Agent and the Lenders or to be filed, registered or recorded concurrently with or promptly following the execution and delivery of each such Security Document (and in the case of Security Documents entered into by an English Loan Party, filing at Companies House in accordance with Section 859A of the Companies Act 2006);

(h) with respect to any Material Real Property (including the Cincinnati Real Properties), the Administrative Agent shall have received (i) a Mortgage with respect to such Real Property duly executed and delivered by the record owner of such Real Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction, in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties, (iii) an independent appraisal of such Mortgaged Property if required by FIRREA, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to such Mortgaged Property, and, if such Material Real Property is located in a special flood hazard area, (x) a notice to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the availability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by the Flood Insurance Laws or as otherwise required by the Lenders, (v) a customary favorable written legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (a) where a Mortgaged Property is located regarding the enforceability of the Mortgage, and (b) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be reasonably requested by the Administrative Agent, (vi) (a) a survey reasonably satisfactory to the Administrative Agent or (b) an existing survey, Express Map or other similar documentation that is available together with a no change affidavit of such Mortgaged Property and for which survey coverage is available for the policy or policies of title insurance referenced in clause (ii) above without the need for such new or updated surveys, and (vii) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording such Mortgage and any fixture filings in appropriate county land office(s), and (viii) at the request of the Administrative Agent, a Phase I environmental assessment in form and substance reasonably satisfactory to the Administrative Agent with respect to any Mortgaged Property located within the United States;

(i) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(j) after the Initial Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.

Notwithstanding anything to the contrary, solely with respect to any assets (including intellectual property) located or titled inside of the United States, or governed by or arising under the laws of the United States or a jurisdiction inside of the United States, the Loan Parties shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property, (C) execution of control agreements or (D) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates and intercompany notes and other instruments or securities, in each case as expressly required in the Security Documents, or (ii) to provide any notice to or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof).

Notwithstanding anything herein to the contrary, the Administrative Agent shall not accept any Mortgage pursuant to this Credit Agreement without making available the flood compliance documentation referred to in clause (h)(iv) above to each Lender that has identified itself to the Administrative Agent as a federally regulated lender subject to flood regulations, and Administrative Agent not having received any objection to accepting such Mortgage within fifteen (15) days of making such materials available; provided that, with respect to any Material Real Property for which a Mortgage was not accepted by the Administrative Agent pursuant to the foregoing, no Default or Event of Default of Loan Parties shall occur and the Loan Parties shall be deemed to be in compliance with respect to clause (h).

“Commitment” shall mean, with respect to any Lender, such Lender’s Initial Commitment and any Additional Commitment.

“Commodity Exchange Act” shall mean the Commodities Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate of a Financial Officer or director of the Borrower delivered pursuant to Section 5.04(d) for the Applicable Test Period, to be substantially in the form set forth in Exhibit D.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Four Quarter EBITDA” shall mean, as of any date of determination, EBITDA for the Applicable Test Period, calculated on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (including all fees and expenses relating thereto) including any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs or acquisition integration costs and (ii) fees, expenses or charges related to any offering of Equity Interests of the Borrower or any Parent Entity, any Investment, acquisition or incurrence, refinancing, amendment or modification of Indebtedness permitted to be incurred or so refinanced, amended or modified, as the case may be, hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, shall be excluded; provided that amounts excluded under this clause (a), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) of the definition of EBITDA shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(b) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) from abandoned, closed or discontinued operations and any net after-tax gain or loss (less all fees and expenses or charges relating thereto) on disposal of abandoned, closed or discontinued operations shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded,

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (i),

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(g) any increase in amortization or depreciation or any non-cash charges or other increase or reduction in Consolidated Net Income, in each case resulting from purchase accounting shall be excluded,

(h) any non-cash impairment charges or non-cash charges resulting from the amortization of intangibles, in each case arising pursuant to the application of the Applicable Accounting Standards, shall be excluded,

(i) any non-cash expenses realized or resulting from grants and sales of stock, stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights of such person or any of its subsidiaries shall be excluded,

(j) (1) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (2) amounts estimated in good faith to be received from insurance (determined after consultation with the Administrative Agent) in respect of lost revenues or earnings relating to liability or casualty events or business interruption shall be included (with a deduction (x) for amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for amounts so added back to the extent not so received within 365 days),

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(l) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(m) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard 52 shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with the Applicable Accounting Standards, as set forth on the consolidated balance sheet of the Borrower as of such date and calculated on a Pro Forma Basis for any asset acquisition or disposition by the Borrower or a Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to appoint and/or remove the majority of the members of the governing body of another person or otherwise direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” shall have meanings correlative thereto.

“Coordinating Bank” shall mean Standard Chartered Bank in its capacity as coordinating bank.

“Covered Party” shall have the meaning assigned to such term in Section 9.23(a).

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Period” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate Law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean a rate equal to 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations and is financially able to meet such obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that, other than via an Undisclosed Administration, has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, provisional liquidator, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity in the applicable jurisdiction, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account Control Agreement” shall mean each Deposit Account Control Agreement (or other agreement serving a similar purpose) entered into by and among the Borrower or any Material Domestic Subsidiary, the depositary banks thereto and the Administrative Agent in respect of any bank account (other than Excluded Accounts) of the Borrower or such Material Domestic Subsidiary which is subject to the U.S. Security Agreement from time to time (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of Unrestricted Cash received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security or other Equity Interests into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date then in effect at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“DOJ” shall mean the United States Department of Justice.

“DOJ Escrow Account” shall mean an escrow account with respect to the DOJ Settlement, the proceeds of which will be used in accordance with the DOJ Investigation Anticipated Outcome or otherwise in accordance with the terms of the DOJ Settlement.

“DOJ Exit Commencement Date” means any date upon which the Borrower delivers to the Administrative Agent any final DOJ Settlement, pursuant to Section 5.23.

“DOJ Investigation” has the meaning defined in the Acquisition Agreement as in effect on the date hereof.

“DOJ Investigation Anticipated Outcome” shall have the meaning assigned to such term in Section 4.01(cc).

“DOJ Permitted Discretion” means a determination made by a Lender in good faith.

“DOJ Settlement” shall mean the settlement or settlements with, or other adverse actions taken by, the DOJ or any other Governmental Authority, in each case, in respect of the DOJ Investigation.

“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period, plus (a) the sum of (in each case without duplication and to the extent deducted (other than clause (vii)) in determining such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, revenue or capital of the Borrower and the Subsidiaries for such period, including federal, foreign and state income, franchise, excise and similar Taxes based on income, profits, revenue or capital and foreign withholding Taxes and unreimbursed value added taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (without duplication) any payments in respect thereof to a Parent Entity,

(ii) Interest Expense of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) all amounts attributable to depreciation and amortization of the Borrower and its Subsidiaries for such period (including any increased expense or depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions and amortization charges or write-offs of deferred financing costs and debt issuance costs),

(iv) business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges) and charges associated with implementation of improved information systems and training for related personnel and other non-recurring restructuring, integration, start-up and other similar costs in connection with the Merger or any acquisition, disposition, restructuring or expansion initiative, including costs related to the closure and/or consolidation of facilities owned or leased by the Borrower or any of its Subsidiaries, contract termination costs, retention, recruiting, relocation and reallocation (including of employees, equipment and other assets and resources), severance and signing bonuses and expenses, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing; provided that with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge; provided, further that adjustments under this clause (a)(iv), when taken together with adjustments pursuant to clauses (a)(v)(y), (a)(vi), (a)(vii), (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(v) (x) goodwill or other asset impairment charges, write-offs or write-downs and (y) any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; provided, further that adjustments under this clause (a)(v)(y), when taken together with adjustments pursuant to clause (a)(iv) above, clauses (a)(vi), (a)(vii), (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(vi) non-operating expenses; provided that adjustments under this clause (a)(vi), when taken together with adjustments pursuant to clauses (a)(iv) and (a)(v)(y) above, clauses (a)(vii), (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(vii) the amount of net cost savings, operating expense reductions and other operating improvements (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period and that are reasonably identifiable and factually supportable in the good faith determination of the Borrower and subject to certification by a Responsible Officer of the Borrower) as a result of actions taken or to be taken in connection (including actions taken prior to the Initial Closing Date) with the Transactions, any acquisition, disposition or restructuring or cost savings initiative (including those of the type referred to in clause (iv) above) by the Borrower or any of its Subsidiaries, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions and only to the extent that the same have been realized or are reasonably expected to be realized within 12 months of the related acquisition, disposition or restructuring initiative; provided that adjustments under this clause

(a)(vii), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y) and (a)(vi) above and clauses (a)(viii) and (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions),

(viii) any non-recurring, non-capitalized fees, expenses, charges and costs in connection with the Transactions, financings, issuances or offerings of Equity Interests, Restricted Payments, recapitalizations, acquisitions, Investments, dispositions or the establishment of joint ventures, strategic alliances, consolidation or amalgamation, licenses, settlement of disputes, any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to its stated maturity pursuant to the agreements or instruments governing such Indebtedness) or similar arrangements during such period (including any costs of litigation or settlements of disputes in connection with any such transaction), in each case whether or not consummated; provided that adjustments under this clause (a)(viii), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y), (a)(vi) and (a)(vii) above, clause (a)(ix) below and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions); and

(ix) without duplication of any adjustment or addback made pursuant to this clause (a), other adjustments and addbacks identified in the Sponsors’ financial model and any other similar adjustments and addbacks made pursuant to any quality of earnings reports prepared in connection with the Transactions, any Permitted Business Acquisition or other permitted Investment by any registered public accountant of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent, in each case, delivered to the Administrative Agent; provided that adjustments under this clause (a)(ix), when taken together with adjustments pursuant to clauses (a)(iv), (a)(v)(y), (a)(vi), (a)(vii) and (a)(viii) above and the exclusions pursuant to clause (a) of the definition of Consolidated Net Income shall not exceed 30% of EBITDA (before giving effect to such adjustments or exclusions);

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (x) in respect of which cash was received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For the avoidance of doubt, for purposes of calculation the Total Leverage Ratio, Pro Forma EBITDA (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Business Acquisition or other similar investment permitted under this Agreement) shall be added to EBITDA.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Notice” shall have the meaning assigned to such term in Section 2.09(g).

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank, (e) any insurance company, (f) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, (g) at any time of determination, any Ineligible Institution that, pursuant to Section 9.04(b)(y), may be assigned a Lender’s rights and obligations under this Agreement or (h) any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (ii) the Borrower and its Affiliates, (iii) the Sponsors and their respective Affiliates, (iv) a Defaulting Lender or any of its Subsidiaries (or any person who, upon becoming a Lender hereunder would constitute a Defaulting Lender), or (v) any other Ineligible Institution.

“Eligible Exit Lender” shall have the meaning assigned to such term in Section 7.01(q)(iii).

“English Loan Party” shall mean any Loan Party incorporated under the laws of England and Wales; as of the Initial Closing Date, the English Loan Parties are Bioline Reagents Limited, a private limited company incorporated in England and Wales and Meridian Bioscience International Limited, a private limited company incorporated in England and Wales.

“English Security Agreements” shall mean (i) the English Law governed debenture over all of the assets (both present and future) of the English Loan Parties to be entered into by the English Loan Parties and the Administrative Agent, (ii) the English Law governed share charge over the Equity Interest in Meridian Bioscience International Limited to be entered into by Meridian Bioscience, Inc. and the Administrative Agent, and (iii) any other agreement governed by the laws of England and Wales entered into from time to time as agreed between the parties thereto granting a Lien upon the Collateral of an English Loan Party or in respect of Equity Interests in an English Loan Party required as security for payment of the Obligations pursuant to the terms hereof or any other Loan Document.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any action, claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, injunctions, permits, codes, ordinances, orders, orders in council, decrees, treaties, directives, judgments or legally binding agreements promulgated by or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the presence, use, handling, generation, management, transportation, treatment, storage, disposal, Release or threatened Release of, or exposure to, any hazardous materials or to human health and safety matters (to the extent relating to the Environment or hazardous materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding convertible debt securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than payment of PBGC premiums that are not past due); (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Plan; or (h) any filing of a notice of intent to terminate any Plan if such termination would require additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning specified in Section 8.16(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.16(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts” shall mean (a) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s or its subsidiaries’ employees, (b) petty cash accounts, amounts on deposit in which do not exceed $250,000 in the aggregate for a period of more than three (3) Business Days, (c) exclusively hold customer funds or are otherwise used for cash collateral, (d) deposit accounts, securities accounts and other accounts of the U.S. Loan Parties not located in the United States, (e) zero balance and/or sweep accounts, (f) the DOJ Escrow Account, and (g) withholding tax and fiduciary accounts and other similar accounts.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Subsidiary” shall mean:

(a) any Foreign Subsidiary of a Borrower that is a CFC that is formed or acquired after the Initial Closing Date, until the one year anniversary of the date of formation or acquisition, as applicable;

(b) any Domestic Subsidiary of a Borrower that is a Foreign Subsidiary Holdco that is formed or acquired after the Initial Closing Date, until the one year anniversary of the date of formation or acquisition, as applicable;

(c) any Subsidiary of a Borrower that is a direct or indirect Subsidiary of a CFC or FSHCO that is formed or acquired after the Initial Closing Date, until the one year anniversary of the date of formation or acquisition, as applicable;

(d) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guarantee or by a binding contractual obligation existing on the Initial Closing Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guarantee (provided that such contractual obligation is not entered into by the Borrowers or their Subsidiaries which are not an Unrestricted Subsidiaries for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guarantee would require governmental (including regulatory) or third party (other than Holdings, the Borrowers or a Subsidiary which is not an Unrestricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained; provided that if the applicable Law has lapsed or terminated, such Subsidiary will be deemed to have granted a security interest (and shall fulfill the Collateral and Guarantee Requirement within twenty (20) Business Days after the applicable Law has lapsed or terminated);

(e) any other Subsidiary with respect to which, the Borrower and Administrative Agent reasonably agree that the cost or other consequences (including any adverse Tax consequences) of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(f) any other Subsidiary to the extent the provision of a guaranty by such Subsidiary could reasonably be expected to result in material adverse Tax consequences as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent;

(g) any Unrestricted Subsidiary; and

(h) any Immaterial Subsidiary;

provided that the Borrower, in its sole discretion, may cause any Domestic Subsidiary that qualifies as an Excluded Subsidiary under clauses (b) through (h) above to become a Subsidiary Loan Party in accordance with Section 5.10 (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary”.

“Excluded Swap Obligation” shall mean (as such definition may be modified from time to time as agreed by the Borrower and the Administrative Agent), with respect to any Guarantor Party, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor Party of, or the grant by such Guarantor Party of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Guarantor Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor Party becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to a Recipient, any of the following Taxes imposed on or with respect to the Recipient or required to be withheld or deducted from a payment to the Recipient, (a) any Taxes imposed on (or measured by) the Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is in effect and would apply to amounts payable under the Loan Documents to a Lender at the time such Lender becomes a party to such Loan to the Borrower (other than pursuant to an assignment request by the Borrower under Section 2.17), or such Lender designates a new Lending Office, except to the extent that the assignor to such Lender in the case of an assignment or the Lender in the case of a designation of a new Lending Office (for the absence of doubt, other than the Lending Office at such time such Lender becomes a party to such Loan) was entitled, at such time of such assignment or designation of a new Lending Office, respectively, to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.15(a) or Section 2.15(c), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any withholding Tax imposed under FATCA.

“Existing Revolving Credit Agreement” shall mean that certain Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented, refinanced, renewed, replaced, waived or otherwise modified from time to time prior to the Initial Closing Date), dated as of October 25, 2021, by and among the Target, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as joint lead arranger and sole bookrunner, and Fifth Third Bank, National Association, as joint lead arranger and syndication agent.

“Extended Loan” shall have the meaning assigned to such term in Section 2.20(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(e).

“Extension” shall have the meaning assigned to such term in Section 2.20(e).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977.

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto.

“Federal Funds Rate” shall mean, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).

“Fee Letter” shall mean any fee letter between the Borrower (or its Affiliate) and any Agent Party, Lender or Lead Arranger.

“Federal Health Care Program” shall mean the Medicare, Medicaid and TRICARE programs and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7(h) and 42 U.S.C. § 1320a-7b(f), respectively.

“Financial Covenants” means the Borrower Financial Covenants and the Sponsor Financial Covenants.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Floor” shall mean a rate of interest equal to zero.

“Foreign Lender” shall mean any Lender (a)(i) that is not disregarded for U.S. federal income tax purposes and (ii) that is not a U.S. Person or (b)(i) that is disregarded for U.S. federal income tax purposes and (iii) whose owner for U.S. federal income tax purposes is not a U.S. Person.

“Foreign Pension Plan” shall mean any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is not subject to the laws of the United States of America and that is established, maintained or contributed to by the Borrower or any of its Subsidiaries or in respect of which the Borrower or any of its Subsidiaries has any liability, obligation or contingent liability.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” shall mean (a) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are CFCs or (b) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are described in clause (a) above and/or this clause (b).

“Funded Debt” at any date shall mean the sum of (without duplication) (i) all Indebtedness for borrowed money, (ii) all Indebtedness evidenced by bonds, debentures, notes or similar instruments (excluding any notes issued to sellers in connection with an acquisition, except for the portion of such seller note which is due and payable), (iii) all obligations as lessee under capital leases (including any Capital

Lease Obligations) and purchase money obligations which have been or should be recorded as liabilities on a balance sheet in accordance with the Applicable Accounting Standards, (iv) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business, consulting fees unless such fees are due and payable, or deferred management fees and including obligations constituting earnouts only once such obligations are due and payable), (v) all Indebtedness secured by a Lien on the property of a person, whether or not such Indebtedness shall have been assumed by such person (with the amount thereof being measured as the fair market value of such property), and (vi) all reimbursement obligations due and owing with respect to drawn letters of credit and banker’s acceptances (and, without duplication, all Guarantees of such Indebtedness in the preceding clauses (i) through (vi))). For the avoidance of doubt, “Funded Debt” shall exclude all obligations in respect of the DOJ Settlement.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02(b); provided that any reference to the application of GAAP in Sections 3.13(b), 3.19, 5.04, 5.07 and 6.02 to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or tribunal or governmental or quasi-governmental agency, authority, instrumentality, arbitral body, commission or regulatory or legislative body (which shall include, without limitation, the European Central Bank, the Council of Ministers of the European Union and the Israel Innovation Authority).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Initial Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Initial Closing Date, among the Loan Parties party thereto and the Administrative Agent as amended, supplemented or otherwise modified from time to time.

“Guarantor Party” shall mean (i) the Sponsor Guarantor and (ii) any Loan Party party to the Guarantee Agreement.

“Hazardous Materials” shall mean (i) any substance, material, or other matter which is capable of causing harm to human health or the Environment, or (ii) all pollutants, contaminants, wastes, chemicals, materials, substances, constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances (PFAS), polychlorinated biphenyls or radon gas, and other matter of any nature subject to regulation, or for which standards are imposed, under any Environmental Law or which can give rise to liability under any Environmental Law.

“Health Care Laws” shall mean all applicable requirements of Law relating to the procurement, warehousing, storage, dispensing, distribution, delivery, shipping, handling, quality, purchase, sale, labeling, promotion, licensing, permitting, payment for, support of, advertising and marketing of any medical device, durable medical equipment, or drug product, including but not limited to: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), including without limitation the implementing regulations codified at Title 21 of the Code of Federal Regulations; (ii) the Federal Trade Commission Act (15 U.S.C. §§ 41-58); (iii) Title XVIII of the Social Security Act, 42 U.S.C. 1395-1395hhh (the Medicare statute) and implementing regulations and agency guidance; (iv) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and implementing regulations and agency guidance; (v) State Medicaid statutes, regulations, and guidance; (vi) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and state anti-kickback laws; (vii) the False Claims Act, 31 U.S.C. §§ 3729-3733 and state false claims laws; (viii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (ix) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (x) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (xi) the Exclusion Laws, 42 U.S.C. § 1320a-7; and (xii) HIPAA and state Laws governing the privacy and security of personal health information.

“Hedge Bank” shall mean any person that, at the time it enters into a Secured Hedge Agreement (or on the Initial Closing Date), is an Agent, a Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Secured Hedge Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder, and other requirements of Law regulating the privacy and/or security of patient-identifying health care information, including with respect to notification of breach of privacy or security of such information.

“Holding Company” shall mean, in relation to a person, any other person in respect of which it is a subsidiary.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IFRS” shall mean the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect on the Initial Closing Date and from time to time thereafter.

“IIA Charge Approval” shall mean the approval from the Israel Innovation Authority for the pledge and charge of the IIA Know How in favor of the Administrative Agent as security for the Obligations subject only to the execution of Agent on behalf of the Secured Parties of the IIA Undertaking.

“IIA Exercise Approval” shall mean the approval from the Israel Innovation Authority for the exercise and realization of the pledge and charge placed pursuant to the IIA Charge Approval.

“IIA Know How” shall mean the intellectual property (including, without limitation, any know-how), and any derivatives thereof, for which any of the Israeli Loan Parties is the recorded “approval recipient” (as such term is used in the Israeli Research Law) or for which any of the Israeli Loan Parties have obligations vis-à -vis the Israel Innovation Authority.

“IIA Undertaking” shall mean an undertaking of the Administrative Agent on behalf of Lenders in favor of the Israeli Innovation Authority in the form acceptable to the Israel Innovation Authority in connection with the IIA Charge Approval.

“Immaterial Subsidiary” shall mean any Subsidiary (other than any Loan Party on the date of this Agreement) (a) identified on Schedule 1.01(b) or (b) that is designated by the Borrower as an Immaterial Subsidiary hereunder by prior written notice to the Administrative Agent; provided, that a Subsidiary shall only be permitted to be an Immaterial Subsidiary so long as, as of the last day of the fiscal quarter of the Borrower most recently ended, (A) such Immaterial Subsidiary did not have revenue with a value in excess of 5.0% of the EBITDA representing in excess of 5.0% of total EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of such date and (B) when taken together with all other Immaterial Subsidiaries as of such date, such Immaterial Subsidiaries did not have assets with a value in excess of 10.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries on a consolidated basis as of such date. Notwithstanding anything to the contrary in the preceding clause (b), the Target shall not be designated as an Immaterial Subsidiary. Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement by written notice to the Administrative Agent.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower or any Parent Entity and the accretion of original issue discount or liquidation preference.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with the Applicable Accounting Standards, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any

Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (i) trade payables, accrued expenses and intercompany current liabilities arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (iv) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with the Applicable Accounting Standards. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. For the avoidance of doubt, “Indebtedness” shall exclude all the unpaid installments of the DOJ Settlement.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean any of the persons as may be identified in writing to the Administrative Agent and the Lenders by the Borrower from time to time following the Initial Closing Date constituting bona fide business competitors of the Borrower or its Subsidiaries (in the good faith determination of the Borrower) by delivery of a notice thereof to the Administrative Agent and the Lenders setting forth such person or persons (or the person or persons previously identified to the Administrative Agent and the Lenders that are to be no longer considered “Ineligible Institutions”); provided, that any update pursuant to the above shall not become effective until the fifth (5th) Business Day following the Administrative Agent and the Lenders’ receipt of such notice and no such updates pursuant to the above shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions; provided further that Lenders may disclose such Ineligible Institutions to any prospective Eligible Assignee or prospective Participant subject to customary confidentiality arrangements.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Closing Date” shall mean the date on which all of the conditions set forth in Section 4.01 have been satisfied or waived and the initial Borrowing of the Loans occurs.

“Initial Closing Date Loan Parties” shall mean Holdings and the Initial Borrower and, immediately after the consummation of the Merger, the Target, Meridian Life Science, Inc., a Maine corporation, Meridian Bioscience Corporation, an Ohio corporation, Magellan Diagnostics, Inc., a Delaware corporation, Magellan Biosciences, Inc., a Delaware corporation, Bioline Reagents Limited, a private limited company incorporated in England and Wales and Meridian Bioscience International Limited, a private limited company incorporated in England and Wales.

“Initial Closing Date Pari Passu Intercreditor Agreement” shall mean the intercreditor agreement, dated on the Initial Closing Date, by and among the Borrower, the Loan Parties, the Collateral Agent and PNC Bank, National Association, as administrative agent and collateral agent for the Initial Credit Agreement Claimholders (as defined therein).

“Initial Closing Date Refinancing” shall have the meaning assigned to such term in the recitals.

“Initial Commitment” shall mean, at any time, with respect to any Lender, the commitment of such Lender to make Loans pursuant to Section 2.01, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Lender’s Initial Commitment is set forth on Schedule 1.01 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Initial Commitments as of the Initial Closing Date is $500.0 million.

“Initial Loan” shall have the meaning assigned to such term in Section 2.01.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.

“Interest Coverage Ratio” shall mean, as of the last day of any Test Period, the ratio of (a) EBITDA for such Test Period to (b) the Interest Expense (other than Interest Expense relating to Indebtedness which has been discharged and excluding, in any case, any closing, amendment or similar fees relating to this Agreement or the Revolving Credit Agreement and any amendment, waiver or similar fees relating to this Agreement or the Revolving Credit Agreement) of the Borrower and the Subsidiaries for such Test Period (net of interest income of the Borrower and its subsidiaries for such Test Period), all determined for the Borrower and the Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Standards. For the avoidance of doubt, the components of Interest Expense in clause (b) shall be excluded from this calculation to the extent they pertain to Indebtedness of a business acquired in a Permitted Business Acquisition prior to the date such Permitted Business Acquisition was consummated that was discharged or otherwise repaid in connection with such Permitted Business Acquisition.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, the last day of each Interest Period therefor and the Maturity Date.

“Interest Period” shall mean, in relation to any Borrowing of Term Benchmark Loans, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three (3) months (which may not necessarily coincide with the Borrower’s fiscal quarters) or the date any Borrowing is repaid or prepaid in accordance with Section 2.07, 2.08 or 2.09; provided, that in respect of any Loan borrowed on the Additional Closing Date, the first Interest Period shall commence on such date and end on the last day of the then-current Interest Period for the Loan borrowed on the Initial Closing Date; provided, further, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.03.

“Investment Affiliate” shall mean (a) any other investment fund or similar Person that (i) is organized for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by, or is under common control with, a Sponsor; or (b) any other Person for which a Sponsor controls the voting of such Person’s equity interests (other than those exceptions set forth in any co-investor agreement applicable thereto and proxies delivered in connection therewith).

“IPO” shall mean a listing, sale or issue of all or any part of the share capital of Holdings, the Borrower or its Subsidiary by way of flotation or public offering of the Equity Interests of Holdings, the Borrower or its Subsidiary.

“Israeli Companies Law” shall mean the Israeli Companies Law, 5759-1999, and any regulations promulgated thereunder.

“Israel Grants” shall mean those certain government grants listed on a “Tmura” fund status letter issuable by the Israeli Innovation Authority, and any other obligation related therewith.

“Israeli Loan Parties” shall mean Meridian Bioscience Israel Holding Ltd., Meridian Bioscience Israel Ltd., and any Loan Party incorporated under the laws of the state of Israel.

“Israeli Research Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 and the regulations, rules, benefit tracks, circulars and guidelines promulgated or published thereunder.

“Israeli Security Documents” shall mean (a) the New York law governed (i) joinder to the Guarantee Agreement and (ii) joinder to the Initial Closing Date Pari Passu Intercreditor Agreement and (b) the Israeli law governed (i) floating charge debentures over all of the assets (both present and future) of each of the Israeli Loan Parties to be entered into by each of the Israeli Loan Parties and the Administrative Agent, (ii) fixed charge debentures over all registered intellectual property of each of the Israeli Loan Parties, and with respect to the Equity Interest in Meridian Bioscience Israel Ltd. to be entered into by Meridian Bioscience Israel Holding Ltd. and the Administrative Agent; (iii) share charge agreement with respect to the Equity Interest in Meridian Bioscience Israel Holding Ltd., to be entered into by Meridian Bioscience International Limited and the Administrative Agent, and (iv) any other document governed by the laws of Israel and designated as an Israeli Security Document for the purpose of this Agreement, entered into from time to time as agreed between the parties hereto granting a Lien upon the Collateral of an Israeli Loan Party or in respect of Equity Interests in an Israeli Loan Party required as security for payment of the Obligations pursuant to the terms hereof or any other Loan Document.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.08(b).

“Korea” shall mean the Republic of Korea.

“Law” shall mean any foreign or domestic (federal, state or local) law, ordinance, writ, statute, treaty, rule, order, code, reporting or licensing requirement of any self-regulatory body or any Governmental Authority, regulation or other applicable guidance, including any interpretation or guidance thereof having the force of law by any Governmental Authority.

“Lead Arrangers” shall mean Standard Chartered Bank, the Export-Import Bank of Korea, the Industrial Bank of Korea, JPMorgan Chase Bank, N.A. Kookmin Bank, New York Branch and Citibank N.A., Hong Kong Branch (organized under the laws of the United States of America with limited liability), in their capacities as joint lead arrangers.

“Legal Reservations” shall mean, with respect to an English Loan Party only, each of the following but only to the extent not relating to principles or matters of United States federal law: (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (b) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void; (c) the principle that in certain circumstances Collateral granted by way of fixed charge may be re-characterized as a floating charge or that Collateral purported to be constituted as an assignment may be re-characterized as a charge; (d) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (f) the principle that the creation or purported creation of Collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Collateral has purportedly been created and (g) any other similar matters which are set out as qualifications or reservations (however described) regarding a matter of law (other than matters of United States federal Law) contained in any customary written legal opinion delivered to the Agents, the Lenders and the Secured Parties relating to the laws of England and Wales in each case in connection with any Loan Document.

“Lender” shall mean, at any time, each financial institution listed on Schedule 1.01 to this Agreement having a Commitment, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower as a Lender may from time to time notify the Borrower and the Administrative Agent or as otherwise set forth in its Administrative Questionnaire.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, assignment by way of security, security interest of any kind or nature whatsoever, or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” shall mean the Initial Loans and the Additional Loans, if any.

“Loan Document Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Secured Parties hereunder and under each of the other Loan Documents, including obligations to pay fees, expenses and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of the Sponsor Guarantor, the Borrower or each other Loan Party hereunder or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Security Documents, any Promissory Note issued under Section 2.07(e), any Fee Letter and all documents, instruments, and certificates executed and delivered to Agent and/or any Lender in connection with any of the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties; provided that until the Subsidiary Loan Parties have complied with the applicable Collateral and Guarantee Requirement no such person shall be a Loan Party for purposes of this Agreement and the other Loan Documents.

“Magellan Entities” shall mean Magellan Biosciences, Inc., a Delaware corporation and Magellan Diagnostics, Inc., a Delaware corporation.

“Management Group” shall mean the group consisting of the directors, executive officers and other key management personnel of any Parent Entity, Borrower and its Subsidiaries, as the case may be, on the Initial Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Parent Entity or Borrower or the Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of any Parent Entity, Borrower or a Subsidiary, as the case may be, then still in office who were either directors on the Initial Closing Date or whose election or nomination was previously so approved and (b) executive officers and other key management personnel of any Parent Entity or Borrower and its Subsidiaries, as the case may be, hired at a time when the directors on the Initial Closing Date together with the directors so approved constituted a majority of the directors of any Parent Entity or Borrower or a Subsidiary, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) solely for the purposes of determining whether a Material Adverse Effect has occurred on or before the Initial Closing Date (or as otherwise set forth in Section 4.02), a Company Material Adverse Effect as defined in the Acquisition Agreement as of the date thereof and (b) after the Initial Closing Date, for all other purposes, (i) a material adverse effect on the business, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, or the Sponsor Guarantor, (ii) a material and adverse effect on the material rights and remedies (taken as a whole) of the Administrative Agent under the Loan Documents or (iii) a material and adverse effect on the ability of the Loan Parties, taken as a whole, or the Sponsor Guarantor, to perform their payment obligations under the Loan Documents.

“Material Deviation” shall mean, with respect to the DOJ Investigation, (i) the aggregate final settlement amount, comprised of amounts in respect of a criminal fine, a forfeiture and a compensation fund, payable by the Loan Parties , is 25% greater than the aggregate corresponding amount set forth in the DOJ Investigation Anticipated Outcome; (ii) the Borrower or any Subsidiary pleading guilty to or being charged with a higher offense than the offense discussed in the DOJ Investigation Anticipated Outcome; (iii) written notice received by Borrower or any Subsidiary from the Office of Inspector General for the Department of Health and Human Services (“OIG”) excluding the Borrower or any Subsidiary from any Federal Health Care Program; (iv) any Person currently employed by the Borrower or any Subsidiary in senior management pleading guilty to or being charged with any criminal offense or being subject to civil charges; (v) the failure of the Borrower or any Subsidiary to enter into a deferred prosecution or similar agreement; or (vi) any other outcome not discussed in the DOJ Investigation Anticipated Outcome that, in the DOJ Permitted Discretion of any Lender, (I) is materially adverse to such Lender, or (II) adversely impacts the ability of the Loan Parties to perform their payment obligations under the Loan Documents.

“Material Domestic Subsidiary” shall mean any Material Subsidiary that is organized under the laws of a State or Commonwealth (or other division) of the United States.

“Material Indebtedness” shall mean Indebtedness (other than Loans), in each case, of any one or more of Holdings, the Borrower or any Subsidiary, in an aggregate principal amount exceeding $5.0 million.

“Material Real Property” shall mean any Real Property owned in fee by a Loan Party with a fair market value of at least $5.0 million (or its equivalent in other currencies), as reasonably estimated by Borrower (including, for the avoidance of doubt, any such Material Real Property that is not located within the United States); provided that, unless disposed to a non-Subsidiary in a transaction permitted by this Agreement, the Cincinnati Real Properties shall at all times constitute Material Real Property hereunder.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean the date falling five (5) years after the Initial Closing Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall have the meaning assigned to such term in the recitals hereto.

“Minimum Sponsor Equity Investment” shall mean an aggregate direct or indirect investment in cash in the form of common equity (or if preferred equity, on terms reasonably acceptable to the Administrative Agent) by SD Biosensor on or prior to the Initial Closing Date in Holdings, in an amount not less than $982.0 million and Holdings will, directly or indirectly, make, or cause to be made, cash contributions to the Initial Borrower in the form of common equity (or if preferred equity, on terms reasonably acceptable to the Administrative Agent).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean the Material Real Properties owned in fee or freehold by the Loan Parties that are set forth on Schedule 1.01(c), each additional Material Real Property encumbered by a Mortgage pursuant to Section 5.10 and, for so long as such Real Properties remain owned in fee or freehold, the Cincinnati Real Properties.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean, with respect to any event, (a) the cash proceeds (which term, for purposes of this definition, shall include Permitted Investments) (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds, but excluding, with respect to DOJ Investigation, (x) proceeds of representation and warranties insurance and business interruption proceeds and (y) insurance proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by Holdings and its Subsidiaries, (ii) in the case of an Asset Sale, (A) the amount of all payments required to be made by Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than in respect of the Loans) secured by such asset, (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower or its Subsidiaries as a result thereof, and (C) the amount of any liabilities directly associated with such asset and retained by the Borrower or any of its Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or any of its Subsidiaries (including any taxes paid or payable in connection with transferring or distributing any such amounts to (x) any Loan Party and (y) tax distributions), and the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with the Applicable Accounting Standards to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout, holdback or similar obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Borrower). For purposes of this definition, in the event any taxes estimated to be payable with respect to any event as described in clause (b)(iii) above are determined by the Borrower or the applicable Subsidiary not to be payable or any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, in an aggregate amount equal to or greater than $500,000, the amount of such estimated taxes not payable or reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such determination or reduction, of cash proceeds in respect of such event.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with the Applicable Accounting Standards and before any reduction in respect of preferred stock dividends.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(d).

“Not Otherwise Applied” shall mean, with reference to any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Obligations” shall mean (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under (i) each Secured Hedge Agreement and (ii) each Secured Cash Management Agreement. Notwithstanding the foregoing, “Obligations”, with respect to any Guarantor Party, shall not include any Excluded Swap Obligations of such Guarantor Party.

“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control.

“OIG” has the meaning specified in the definition of “Material Deviation”.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction, pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes or any other intangible, mortgage recording, filing or registration or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto, excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Parent Entity” shall mean any direct or indirect parent of the Borrower (including Holdings).

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent dated as of the Initial Closing Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permits” shall mean all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, clearances, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any Subsidiary of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (d) any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party by merger or amalgamation, shall be merged or amalgamated into the Borrower or a Subsidiary Loan Party or, if required by Section 5.10, become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 5.10); (e) any such acquisitions and investments in assets that are not owned by the Borrower or Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall only be permitted so long as the aggregate consideration in respect of all such acquisitions and investments does not exceed $10.0 million in any fiscal year; provided that, if such acquisition is of a public company, the board of directors of such target company shall not have advised the shareholders of such target company to vote against the acquisition at the time of such vote; and (f) (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) and (i) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 10.2(a) or (b) of the Sponsor Guarantee.

“Permitted Holding Company Activity” shall mean:

(a) the provision of administrative services (excluding treasury services) to the Subsidiaries of a type customarily provided by a holding company to its subsidiaries;

(b) ownership of shares in its subsidiaries (including the making of investments into such Subsidiaries), intra-group debit balances, intra-group credit balances and other credit balances in bank accounts and cash;

(c) any transactions relating to the Restricted Payment permitted under Section 6.05;

(d) arising by operation of law, including for Taxes;

(e) the Transactions;

(f) any transaction in respect of the Borrower or Holdings permitted by the Loan Documents to which it is a party, including, but not limited to, any IPO and any issuance of Equity Interests in Holdings to the Management Group;

(g) any liabilities under the Loan Documents and “Loan Documents” (as defined in the Revolving Credit Agreement) to which it is a party, financing for the Merger and professional fees and administration costs in the ordinary course of business as a holding company; and

(h) any activity required by the Additional Equity Investment.

“Permitted Holdings Equity Liens” shall mean:

(a) Liens created under the Loan Documents and Liens otherwise described in Section 6.02(a);

(b) Liens securing the obligations under the Revolving Credit Agreement;

(c) Liens securing Indebtedness secured by first-priority liens on the Collateral permitted by Section 6.02; and

(d) Liens described in Section 6.02(c); and

(e) Liens described in Section 6.02(h).

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, Republic of Korea, Canada, United Kingdom, any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Republic of Korea, Canada, United Kingdom, any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95.0% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) either (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 or (B) are money market funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities laws) in the Province of Ontario, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (b) above) in an aggregate face amount not in excess of 0.50% of the Consolidated Total Assets, as of the end of the Borrower’s most recently completed fiscal year for which financial statements have been delivered pursuant to Section 5.04; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) plus unused commitments of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) plus unused commitments of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(v), (i) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is not shorter than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 90 days after the latest Maturity Date then in effect (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (b) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Article VI; and (ii) other guarantees and security may be added to the extent then permitted under Article VI and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise then permitted under Section 6.02.

“Person” or “person” shall mean any natural person, consortium, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (i) sponsored, maintained, contributed to or required to be contributed to (at the time of determination or at any time within the five (5) years prior thereto) by the Borrower, any Subsidiary or any ERISA Affiliate, or (ii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Pledge Agreement.

“Pre-Closing DOJ Investigation Call” shall have the meaning assigned to such term in Section 4.01(cc).

“Prepayment Event” shall mean:

(a) any non-ordinary course sale, transfer or other non-ordinary course disposition (a “disposition”) of any assets of Holdings, the Borrower or any Subsidiary to any Person other than a Loan Party or a Subsidiary of a Loan Party that is not an Unrestricted Subsidiary, including, for the avoidance of doubt, (x) any disposition of core assets of the business of Holdings, the Borrower and its Subsidiaries, (y) any sale of the minority interest of the Equity Interests of the Borrower, its Subsidiaries and its Unrestricted Subsidiaries and (z) any disposition of assets of Holdings, the Borrower or any Subsidiary not permitted to be made under Section 6.04, in each case with respect to this clause (a), but excluding, for the avoidance of doubt, dispositions permitted by Sections 6.04(a), 6.04(b), 6.04(e), 6.04(g), 6.04(i), 6.04(k) and 6.04(l), exceeding (i) $1.0 million in the case of any single disposition or series of related dispositions and (ii) (together with any events described in clause (b) below) $5.0 million for all such dispositions during any fiscal year of the Borrower;

(b) any casualty, or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings, the Borrower or any Subsidiary giving rise to the receipt of aggregate Net Cash Proceeds of (i) $3.0 million in the case of any single occurrence or proceeding or series of related occurrences or proceedings and (ii) (together with all events described in clause (a) above) $5.0 million for all such occurrences and proceedings during any fiscal year of the Borrower;

(c) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred under Section 6.01, but including the incurrence of Permitted Refinancing Indebtedness with respect to Indebtedness created hereunder (including with respect to any Loans incurred on the Additional Closing Date) and under the other Loan Documents;

(d) any Net Cash Proceeds of any dividend, distribution, repayment, prepayment, capital reduction received by the Borrower or Holdings from any of their respective Subsidiaries, other than any dividends permitted to be made under Section 6.05;

(e) such proportion of any amount received by the Borrower or any of its Subsidiaries in respect of any purchase price adjustment in excess of $5.0 million under the Acquisition Agreement that is equal to the proportion that (i) the total amount of Loans made on the Initial Closing Date (for the purpose of funding the Acquisition Purchase Price) bears to (ii) the aggregate of the total amount of Loans made on the Initial Closing Date (for the purpose of funding the Acquisition Purchase Price) and the total amount of the Equity Contribution (if any) applied by the Borrower for the purpose of funding the Acquisition Purchase Price; or

(f) the receipt of any Net Cash Proceeds from any IPO by Holdings, the Borrower or any Subsidiary.

“Prepayment Minimum” shall mean $10.0 million (or, if less, the remainder).

“Prepayment Multiple” shall mean $5.0 million (or, if less, the remainder).

“Prepayment Premium” shall have the meaning assigned to such term in Section 2.09(b).

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. If the Prime Rate as so determined would be less than the Floor, such Prime Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation or consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.03 or 6.04 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or thereafter and through and including the date upon which incurrence of Indebtedness or Liens or dividend or other transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or thereafter and through and including the date upon which incurrence of Indebtedness or Liens or dividend or other transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (iii) with respect to (a) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (b) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, upon the request of the Administrative Agent or any Lender, the Borrower shall furnish to the Administrative Agent or such Lender details of such calculations.

“Pro Forma EBITDA” shall mean, with respect to any target acquired in a Permitted Business Acquisition or other similar investment permitted under this Agreement, EBITDA for such target, as adjusted by adjustments reasonably satisfactory to Administrative Agent, for the most recent four (4) quarter period for which financial statements (or, in the case of any interim period between the date of the last financial statements received from sellers in connection with such Permitted Business Acquisition or other similar investment permitted under this Agreement and the date of determination, such other financial information regarding target’s financial performance as is reasonably acceptable to Administrative Agent) of such target are made available to Administrative Agent at the time of determination thereof.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.20(e).

“Projections” shall mean any projections of the Borrower and the Subsidiaries and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Initial Closing Date or the Additional Closing Date (as applicable).

“Promissory Note” shall have the meaning assigned to such term in Section 2.07(e).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures located thereon or related to the ownership or lease thereof, as the same may be amended from time to time.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of the Borrower under a Loan Document, as applicable.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.20(j).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.20(j).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(v).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Action” shall mean an administrative or regulatory enforcement action, claim, compliant arbitration, suit, litigation, audit, proceeding or investigation, subpoena or written request for information, warning letter, untitled letter, FDA Form 483 or similar inspectional observations, notices of non-compliance, other notice of violation letter, recall, seizure, or consent decree, issued or required by any Governmental Authority.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, members, representatives, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, leaching, emanating or migrating of any Hazardous Materials in, into, onto or through the Environment including any man-made structure (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” shall mean, with respect to, U.S. Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Reporting Group” means either (a) the Borrower and its Subsidiaries or (b) the Sponsor Guarantor and its Subsidiaries, in each case, on a consolidated basis.

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposure representing more than 66.7% of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer, director, manager or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.05.

“Revolving Credit Agreement” shall mean the Revolving Credit Facility Credit Agreement, dated as of the Initial Closing Date, by and among Holdings, the Initial Borrower, and, immediately after the Merger, the Target, the lenders party thereto from time to time and PNC Bank, National Association, as Administrative Agent, and as further amended, restated, amended and restated, supplemented, refinanced, renewed, replaced, waived or otherwise modified from time to time.

“Revolving Loans” shall mean, at any time, the aggregate principal amount of Indebtedness outstanding under the Revolving Credit Agreement. As of the Initial Closing Date, the principal amount of Revolving Loans outstanding is $25,000,000.03.

“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor thereto.

“Sanctioned Country” shall mean, at any time, any country or territory, which is the subject or target of country-wide or territorial Sanctions (currently, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea, Donetsk, and Luhansk regions of Ukraine, and non-government controlled areas of Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” shall mean, at any time (a) any Person listed on any Sanctions List, (b) any Person located, organized, or resident in a Sanctioned Country, (c) any Person directly or indirectly owned 50% or more by, controlled by, or acting for the benefit or on behalf of any Person described in clauses (a) or (b) above hereof, or (d) any Person otherwise a subject or target of Sanctions.

“Sanctions” shall mean economic or financial sanctions laws, regulations, rules, restrictive measures, or trade embargoes, imposed, administered, or enforced from time to time by (a) the U.S. government (including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce) or (b) the United Nations Security Council, the European Union or any member state thereof, the governmental institutions and agencies of the United Kingdom (including, without limitation, HM’s Treasury), South Korea, or any other Sanctions authority with jurisdiction over the Loan Parties (together, the “Sanctions Authorities”).

“Sanctions List” shall mean the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HM’s Treasury, or any similar list maintained by any Sanctions Authority.

“SD Biosensor” shall mean SD Biosensor, Inc., a corporation organized under the laws of Korea.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into on or after the Initial Closing Date by and between any the Borrower or any Subsidiary and any Cash Management Bank, except to the extent that such Cash Management Agreement is designated in writing by the Borrower to the Administrative Agent and the relevant Cash Management Bank not to be included as a Secured Cash Management Agreement; provided, that if a Cash Management Agreement constitutes a Secured Cash Management Agreement hereunder, such Secured Cash Management Agreement shall not thereafter be designated by the Borrower to no longer constitute a Secured Cash Management Agreement unless the relevant Cash Management Bank acknowledges such designation.

“Secured Hedge Agreement” shall mean any Swap Agreement that is entered into on or after the Initial Closing Date by and between the Borrower or any Subsidiary and any Hedge Bank, except to the extent that such Swap Agreement is designated in writing by the Borrower to the Administrative Agent and the relevant Hedge Bank not to be included as a Secured Hedge Agreement; provided, that if a Swap Agreement constitutes a Secured Hedge Agreement hereunder, such Secured Hedge Agreement shall not thereafter be designated by the Borrower to no longer constitute a Secured Hedge Agreement unless the relevant Hedge Bank acknowledges such designation.

“Secured Parties” shall mean (a) the Lenders and the Administrative Agent, (b) each counterparty to any Ancillary Agreement, the obligations under which constitute Obligations, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and permitted assigns of each of the foregoing.

“Securities Account Control Agreement” shall mean each Securities Account Control Agreement (or other agreement serving a similar purpose) entered into by and among the Borrower or any Material Domestic Subsidiary, the securities broker and/or securities intermediary thereto and the Administrative Agent in respect of any securities account of the Borrower or such Material Domestic Subsidiary which is subject to the U.S. Security Agreement from time to time (in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean (x) the U.S. Pledge Agreement, the U.S. Security Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement the Guarantee Agreement, the Perfection Certificate, the Sponsor Guarantee, Mortgages, the English Security Agreements, the Israeli Security Documents and the Initial Closing Date Pari Passu Intercreditor Agreement and (y) each of the other security agreements, intercreditor agreements, hypothecs and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, which, in the case of this clause (y) shall be in a form reasonably determined by the Administrative Agent and the Borrower.

“Settlement Proposals” shall have the meaning assigned to such term in Section 5.22.

“SJL Partners” shall mean SJL Partners LLC, a limited liability company organized under the laws of Korea.

“SOFR” shall mean, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the SOFR Administrator on its public website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Specified Outcome” shall mean (a) the DOJ has indicted the Borrower or any of its Subsidiaries on one or more felony criminal charges as a result of the DOJ Investigation, except that the Borrower’s or such Subsidiary’s entry into or proposed entry into a deferred prosecution agreement with a felony criminal charge shall not constitute a Specified Outcome, or (b) the Borrower or any of its Subsidiaries is excluded (other than, for purposes of Section 7.01(q), the Magellan Entities and any Immaterial Subsidiary) from any Federal Health Care Program.

“Sponsor Financial Covenants” means the Sponsor Leverage Covenant and the Sponsor Interest Coverage Covenant.

“Sponsor Guarantee” shall mean that certain guarantee agreement, to be entered into on the Initial Closing Date, by the Sponsor Guarantor in favor of the Lenders.

“Sponsor Guarantor” shall mean SD Biosensor, Inc., a corporation organized under the laws of Korea.

“Sponsor Interest Coverage Covenant” has the meaning given to such term in the Sponsor Guarantee.

“Sponsor Leverage Covenant” has the meaning given to such term in the Sponsor Guarantee.

“Sponsors” shall mean, collectively, SD Biosensor and SJL Partners.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e)(ii)(B).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, (b) which is a subsidiary of another subsidiary of the parent, or (c) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a direct or indirect subsidiary of the Borrower from time to time. Notwithstanding the foregoing (and except for purposes of Sections 3.13, 3.15, 5.03, 5.07, 5.10 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), except for purposes of the sale of any subsidiary, including any equity interests of any subsidiary and Section 5.04 (as it relates to preparing financial statements regarding the Borrower and its Subsidiaries) and as otherwise expressly set forth herein, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary for all purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Subsidiary listed on Schedule 1.01(a) and (b) each additional Subsidiary that is required to satisfy the Collateral and Guarantee Requirement after the Initial Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary.”

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” shall mean any agreement, including agreements entered into prior to the Initial Closing Date, with respect to any swap, forward, future, derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.

“Target” shall have the meaning assigned to such term in the recitals of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding) or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term Loan Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Term SOFR” shall mean, for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor (x) with respect the first Interest Period of any Loan borrowed on the Additional Closing Date, of three (3) months, or (y) comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent acting at the direction of the Required Lenders).

“Term SOFR Reference Rate” shall mean, for any day and time, with respect to any Term Benchmark borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification and expense reimbursement claims not then due) shall have been paid in full.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries then most recently ended for which financial statements are available (taken as one accounting period).

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments and Term Loan Credit Exposure of such Lender at such time.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined for the Borrower and the Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Standards; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Expenses” shall mean the transaction costs and expenses incurred by the Borrower and its Affiliates in connection with the Transactions (i) up to and as of the Initial Closing Date or the Additional Closing Date (as applicable), including but not limited to advisors’ fees, in each case, to the extent that such costs and expenses are included in the funds flow memorandum delivered to the Lenders pursuant to Section 4.01(t) or Section 4.02(n) (as applicable), (ii) incurred or paid within 180 days after the Initial Closing Date or (iii) incurred or paid on the Additional Closing Date.

“Transactions” shall mean collectively, (a) the entering into of this Agreement and the other Loan Documents and, in the case of the Borrower, the making of the Borrowings hereunder on the Initial Closing Date and the Additional Closing Date, (b) the Minimum Sponsor Equity Investment, (c) the Initial Closing Date Refinancing, (d) the entering into the Revolving Credit Agreement, (e) the consummation of the Merger, and (f) the payment of all fees and expenses in connection with any of the foregoing.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the Law in the country where such Lender is subject to home jurisdiction supervision if applicable Law requires that such appointment is not publicly disclosed.

“Unfavorable Outcome” shall mean, with respect to the DOJ Investigation, (i) the final settlement amount, inclusive of financial liability imposed by the DOJ and any other Governmental Authority, payable by the Loan Parties under the DOJ Settlement in an aggregate amount of more than $60.0 million; (ii) the Borrower or any Subsidiary pleading guilty to a felony; (iii) written notice received by the Borrower or any Subsidiary from the OIG excluding the Borrower or any Subsidiary (other than the Magellan Entities and any Immaterial Subsidiary) from any Federal Health Care Program; (iv) the pursuit by the DOJ of criminal charges against any Person currently employed by the Borrower or Subsidiary in senior management; (v) the failure by the Borrower or any Subsidiary to enter into a deferred prosecution or similar agreement with terms and conditions not materially less favorable to the Loan Parties taken as a whole than the DOJ Investigation Anticipated Outcome or (vi) any other outcome or adverse action against the Borrower or any Subsidiary that is materially adverse to any Lender, in such Lender’s DOJ Permitted Discretion, or adversely impacts the ability of the Loan Parties to perform their payment obligations under the Loan Documents.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unpaid Sum” shall mean any sum due and payable but unpaid by a Loan Party under the Loan Documents.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any Subsidiary that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any Subsidiary.

“Unrestricted Subsidiary” shall mean (a) any subsidiary of the Borrower identified on Schedule 1.01(d) and (b) any additional subsidiary that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary to the extent that such Subsidiary’s portion of EBITDA does not exceed 5% of the EBITDA of the Borrower and its Subsidiaries (including all of its Unrestricted Subsidiaries) most recently ended as of such date so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.03, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.03, (iii) without duplication of clause (ii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.03, (iv) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Revolving Credit Agreement and all Permitted Refinancing Indebtedness in respect thereof, (v) (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) and (i) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 10.2(a) or (b) of the Sponsor Guarantee, (vi) in no event shall the Borrower or any Subsidiary be permitted to transfer, license or otherwise dispose of any intellectual property to any Unrestricted Subsidiary (including by designating a Subsidiary that owns or licenses intellectual property as an Unrestricted Subsidiary) if such intellectual property is material to the business of Holdings and its Subsidiaries taken as a whole, (vii) no Unrestricted Subsidiary shall own any Equity Interests in any Loan Party or hold any indebtedness of, or any lien on, any property of, any Loan Party and (viii) the EBITDA of all Unrestricted Subsidiaries (including the Subsidiary proposed to be designated as an Unrestricted Subsidiary) does not, at the time of such proposed designation, exceed 10% of the EBITDA of the Borrower and its Subsidiaries (including all of its Unrestricted Subsidiaries). Any Unrestricted Subsidiary may be designated to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary. If the EBITDA of any Unrestricted Subsidiary exceeds 5% of the EBITDA of the Borrower and its Subsidiaries (including all of its Unrestricted Subsidiaries), the Borrower shall complete a Subsidiary Redesignation with respect to such Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“U.S. Dollars”, “Dollars” and “$” shall mean lawful money of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of section 7701(A)(30) of the Code.

“U.S. Pledge Agreement” shall mean the Pledge Agreement, dated as of the Initial Closing Date, by and among the Borrower and each Loan Party party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Security Agreement” shall mean the Security Agreement, dated as of the Initial Closing Date, by and among the Borrower and each Loan Party that is a Domestic Subsidiary party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those power.

Section 1.02 Terms Generally. (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time, (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require, (viii) except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof, (ix) a Financial Covenant will not be “in effect” for purposes of this Agreement and the other Loan Documents until the date a Compliance Certificate is required to be delivered pursuant to Section 5.04(d) demonstrating compliance (or non-compliance, as the case may be) with such Financial Covenant, and (x) any limitation on an action based on meeting a Financial Covenant during a period in which this Agreement or the Sponsor Guarantee, as applicable, provides such ratio is “not tested”, the fixed target ratio most recently in effect (or, if such ratio has not been tested, the ratio first tested) shall be used to determine whether such action can be undertaken.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with the Applicable Accounting Standards, as in effect from time to time; provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Initial Closing Date in the Applicable Accounting Standards or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in the Applicable Accounting Standards or in the application thereof, then such provision shall be interpreted on the basis of the Applicable Accounting Standards as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03 Effectuation of Transactions. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents. For purposes of determining compliance as of any date with Sections 6.01, 6.02, 6.03 and 6.04, determining the “Required Lenders” under the Loan Documents and all other purposes under the Loan Documents (except for the purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or as otherwise provided for in the Loan Documents), the applicable amount of any currency (other than U.S. Dollars) shall be such Dollar Equivalent amount so determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in ARTICLE VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05 [Reserved].

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. (a) Initial Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans denominated in U.S. Dollars (each, an “Initial Loan”) from its Lending Office to the Borrower on the Initial Closing Date.

(b) Additional Loans. Each Lender having an Additional Commitment agrees, subject to the terms and conditions set forth in Section 2.20 and Section 4.02 and otherwise in the applicable Additional Loan Assumption Agreement, to make Additional Loans to the Borrower, in an aggregate principal amount not to exceed its Additional Commitment.

Section 2.02 Loans and Borrowings. The Loans shall be made by Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Amounts paid or prepaid in respect of Loans may not be reborrowed. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03 Minimum Amounts; Limitations on Number of Borrowings(a) . Each Borrowing of Loans shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or, in each case, if less, in an amount equal to the entire unused balance of the Commitments). The Borrower may borrow a maximum of two (2) Loans (other than any Extended Loans or Refinancing Term Loans).

Section 2.04 Requests for Borrowings. (a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing in the form of a Borrowing Request not later than (x) for Loans made on the Initial Closing Date, 1:00 p.m., New York City Time on the date falling three (3) Business Days before the date of the proposed Borrowing and (y) for Loans made on the Additional Closing Date, 1:00 p.m., New York City Time on the date falling three (3) Business Days before the date of the proposed Borrowing. Any such Borrowing Request shall be irrevocable unless such Borrowing Request expressly conditions such Borrowing upon consummation of a transaction, in which event such Borrowing Request may be revocable (by notice to the Administrative Agent on or prior to the specified effective date) or conditioned upon such consummation and shall be provided by facsimile or electronic means to the Administrative Agent in the form of a Borrowing Request signed by the Borrower:

(b) Each written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing, which shall not, together with the aggregate principal amount of any other relevant Loans then outstanding or requested, exceed the aggregate outstanding Commitments at such time;

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) the wiring information of the Borrower’s account to which funds are to be disbursed.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.04, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.04. The proceeds of the Loans requested under this Section 2.04 shall be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by the Borrower in the applicable Borrowing Request. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (a) the Borrower’s discovery of the error and (b) notice thereof to the Borrower from the Administrative Agent or any applicable Lender.

Section 2.05 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, but in no event shall it be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount (exclusive of any interest thereon) shall constitute a reduction of the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

Section 2.06 Termination and Reduction of Initial Commitments. (a) Unless previously terminated, the Initial Commitments shall automatically terminate on the earlier of (x) the Additional Closing Date (upon funding of the Loans requested to be borrowed on such date) and (y) the Maturity Date. The Initial Commitment of each Lender shall be automatically reduced by the amount of the funding made by such Lender on the Initial Closing Date. The Borrower may at any time terminate, or from time to time reduce, the Initial Commitments; provided, that each reduction of the Initial Commitments shall be in an amount that is an integral multiple of $1.0 million (or, if less, the remaining amount of the Initial Commitments).

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under Section 2.06(a) (x) for Loans made on the Initial Closing Date, at least five (5) Business Days (or such shorter period agreed to by the Administrative Agent in its reasonable discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof; and (y) for Loans made on the Additional Closing Date, at least ten (10) Business Days (or such shorter period agreed to by the Administrative Agent in its reasonable discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided, that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar financing agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Repayment of Loans; Evidence of Debt. (a) (i) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders in accordance with their respective participations in the Loans, commencing with the date that is twenty-four (24) months following the Initial Closing Date, an aggregate principal amount of Loans equal to the amount set out in column A below on the date set out opposite that amount in column B below (which payments shall be reduced as a result of the application of prepayments in accordance with Section 2.09):

Column A	Column B
5% of the aggregate amount of all Loans that were made on the Initial Closing Date and (if applicable) the Additional Closing Date	the date that is 24 months following the Initial Closing Date

10% of the aggregate amount of all Loans that were made on the Initial Closing Date and (if applicable) the Additional Closing Date	the date that is 36 months following the Initial Closing Date

10% of the aggregate amount of all Loans that were made on the Initial Closing Date and (if applicable) the Additional Closing Date	the date that is 48 months following the Initial Closing Date

(ii) To the extent not previously paid, the outstanding amount of any Loan, and all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date therefor.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder and (iii) any amount of principal or interest received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein absent manifest error; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans to the Borrower in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Promissory Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and such Lender and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

Section 2.08 Notice of Optional Prepayment of Loans. Prior to any prepayment of any Loans pursuant to Section 2.09(a), the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing (which may be by electronic means) of such selection not later than 1:00 p.m., New York City Time at least ten (10) Business Days (or such shorter period agreed to by the Administrative Agent in its reasonable discretion) before the scheduled date of such prepayment

(which notice shall specify (x) the prepayment date (which shall be a Business Day) and (y) the principal amount of each Borrowing or portion thereof to be prepaid (set forth in the amount of the currency applicable to such Loan); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar financing agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Subject to Section 2.16(b), each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each applicable Lender receives its ratable share of such repayment (based upon the outstanding Loans of the applicable Lenders at the time of such repayment).

Section 2.09 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, without premium or penalty (but subject to (i) the Prepayment Premium and (ii) Section 2.14), in an aggregate principal amount that is an integral multiple of the Prepayment Multiple and not less than the Prepayment Minimum applicable to such Loans or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.08. Any optional prepayments of Loans pursuant to this Section 2.09(a) shall be applied as directed by the Borrower and, in the absence of any such direction, to the remaining scheduled amortization payments for such Loans in the direct order of maturity on a pro rata basis and the Administrative Agent shall have received a prepayment notice in respect thereof in accordance with Section 2.08.

(b) If the Borrower voluntarily prepays, refinances, substitutes or replaces any Loans prior to, in respect of the Loans made on the Initial Closing Date, the twelve-month anniversary of the Initial Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Loans immediately prior to the consummation of such voluntary prepayment, refinancing, substitution or replacement (each, a “Relevant Transaction”) (including each Lender holding Loans immediately prior to the consummation of such Relevant Transaction that withholds its consent to such Relevant Transaction and is replaced pursuant to Section 2.17), a prepayment premium equal to 1.0% of the aggregate principal amount of the Loans so voluntarily prepaid, refinanced, substituted or replaced. Such amounts (the “Prepayment Premium”) shall be due and payable on the date of effectiveness of the applicable Relevant Transaction.

(c) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, not later than the tenth (10th) Business Day) following the day such Net Cash Proceeds are received, prepay Borrowings in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that, in the case of any event described in clauses (a) and (b) of the definition of the term “Prepayment Event”, with respect to any Net Cash Proceeds realized or received with respect to any disposition or any casualty event that, in either case, is subject to the application of the foregoing provisions of this Section 2.09, at the option of the Borrower, the Borrower may (in lieu of making a prepayment pursuant to the foregoing provisions) elect to reinvest (directly, or indirectly through one or more of its Subsidiaries) an amount equal to all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Borrower and the Subsidiaries (1) within six months following receipt of such Net Cash Proceeds or (2) if the Borrower or any of the Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve months following receipt of such Net Cash Proceeds, no later than 180 days after the end of such six month period; provided that if any portion of such amount is no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election or is not so reinvested within such six month or twelve month period, as applicable, subject to Sections 2.09(d) and (f), an amount equal to 100% of such portion shall be applied within ten (10) Business Days after (x) the Borrower or such Subsidiary reasonably determine that such amount is no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth above or (y) such six month or twelve month period, as applicable, if such portion is not so reinvested by such time.

(d) To the extent practicable, the Borrower shall notify the Administrative Agent in writing (which may be by electronic means) of any mandatory prepayment hereunder not later than 1:00 p.m., New York City Time at least five (5) Business Days (or such shorter period agreed to by the Administrative Agent in its reasonable discretion) before the scheduled date of such prepayment, or in each case, such shorter period of time as the Administrative Agent may agree. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each applicable Lender receives its ratable share of such repayment (based upon the outstanding Loans of the applicable Lenders at the time of such repayment); provided, that any Lender may elect not to accept its ratable share of any mandatory prepayment required as a result of the occurrence of any event specified in clause (a) of the definition of “Prepayment Event”, in which case such declined amount shall be offered to each other Lender as repayment of the Loans in accordance with this sentence; provided, further, that if each Lender has either (x) been repaid in full or (y) elected not to accept its ratable share of such mandatory prepayment pursuant to the immediately preceding proviso, the Borrower may use the remaining amount of such mandatory prepayment not applied to repay the Loans for any purpose not otherwise prohibited by the Loan Documents.

(e) Prepayments of the Loans pursuant to Section 2.09(c) shall be applied without penalty or premium (including without the Prepayment Premium but subject to Section 2.14) to reduce the subsequent scheduled repayments of the Loans to be made pursuant to Section 2.07 on a pro rata basis as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

(f) Notwithstanding the foregoing provisions of this Section 2.09, to the extent any Net Cash Proceeds is attributable to a Foreign Subsidiary, each payment pursuant to Section 2.09(c) (x) shall be net of any additional taxes paid, or estimated by the Borrower in good faith to be payable, as a result of the repatriation of such Net Cash Proceeds and (y) shall not be required to the extent repatriation of such amounts (i) would be prohibited or restricted under applicable local Law (including any Law with respect to financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) or would reasonably be expected to give rise to risk of liability for the directors of such Subsidiaries or (ii) would result or would reasonably be expected to result in material adverse tax consequences (including, as a result of any withholding tax or the upstreaming of cash) to any Parent Entity, the Borrower or any Subsidiary as determined in good faith by the Borrower at the time the corresponding payments would otherwise be required to be made pursuant to Section 2.09(c). The non-application of the prepayment amounts as a consequence of this Section 2.09(f) will not, for the avoidance of doubt, constitute a Default or an Event of Default, and such amounts shall be available for working capital or other purposes of the applicable Foreign Subsidiary (or any other Foreign Subsidiary) not otherwise prohibited by the Loan Documents.

(g) Upon the occurrence and during the continuance of a Default or Event of Default under Section 7.01(q)(iii), any Eligible Exit Lender may elect to exit the facility by providing written notice of such election to the Administrative Agent and the Borrower (each, an “Election Notice”). Promptly upon receipt of any Election Notice from an Eligible Exit Lender, the Borrower shall pay or cause to be paid to such Eligible Exit Lender the aggregate amount of all outstanding Loan Document Obligations of the Borrower owing to such Eligible Exit Lender (including accrued fees and all other amounts payable to it hereunder, including the Prepayment Premium, as applicable), at which point such Eligible Exit Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, 2.14, 2.15 and 9.05 (subject to the limitations and requirements of those Sections) in its capacity as a Lender (but, for the avoidance of doubt, shall cease to be a Lender for all other purposes, including any voting rights).

Section 2.10 Interest. (a) Each Loan shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for therefor plus the Applicable Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the Default Rate plus the rate otherwise applicable to such Loan as provided in the preceding clause of this Section 2.10 or (ii) in the case of any other amount payable by the Borrower, the Default Rate plus the rate applicable to Loans as provided in paragraph (a) of this Section; provided, that this paragraph (b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(c) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the applicable Maturity Date; provided, that (x) interest accrued pursuant to paragraph (b) of this Section 2.10 shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest payable with respect to Loans hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(e) Term SOFR and the Base Rate, as applicable, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall notify each relevant party promptly of the determination of a rate of interest relating to any Loan.

(f) In connection with the use or administration of Term SOFR or any other Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (and the Lenders hereby (i) authorize and direct the Administrative Agent to make any Conforming Changes (and to enter into any modifications to this Agreement or other Loan Documents implementing such Conforming Changes) that have been consented or agreed to by the Required Lenders (if such Conforming Changes relate to the use or administration of Term SOFR), or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Conforming Changes (or in entering into any modifications to this Agreement or the other Loan Documents implementing the same) that have been consented or agreed to by the Required Lenders, or in respect of which the Administrative Agent has received a direction from the Required Lenders to implement). The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or any other Benchmark.

Section 2.11 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) subject any Recipient to any Taxes (other than Indemnified Taxes, Excluded Taxes and Other Taxes) on its loans, loan principal, letter of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributed thereto; or

(iii) impose on any Lender any other condition (other than Taxes which are addressed in clause (ii) above) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if, in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders holding a majority of the Loans.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.11, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, the provisions of Section 2.19 shall apply with respect to a Benchmark Transition Event.

Section 2.12 Inability to Determine Rates. Subject to Section 2.19, if, on or prior to the first day of any Interest Period:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that, in relation to such Loan, the Term SOFR Reference Rate to be applied to such Interest Period cannot be adequately and reasonably determined pursuant to the definition thereof; or

(b) the Required Lenders determine that for any reason in connection with any such Loan or any request therefor that the Term SOFR Reference Rate to be applied to such Interest Period does not adequately and fairly reflect the cost to such Required Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make such affected Loans shall be suspended until the Administrative Agent revokes such notice and the Borrower may revoke any pending request for a Borrowing of any affected Loans and, in respect of any outstanding affected Loans, the Base Rate shall apply if such rate is available, and otherwise, for each Lender participating in such affected Loans, the rate determined in accordance with Section 2.13 shall apply. Subject to Section 2.19, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Loans that bear interest at the Base Rate shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 2.13 Cost of Funds. If this Section 2.13 applies to a Loan for an Interest Period, Section 2.10(a) shall not apply to that Loan for that period and the rate of interest on each Lender’s share of that Loan for that period shall be the percentage rate per annum which is the sum of (a) the Applicable Margin plus (b) the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event by the close of business on the date falling one (1) Business Day after the Periodic Term SOFR Determination Day for an Interest Period or, if earlier, on the date falling one (1) Business Day before the date on which interest is due to be paid in respect of that Interest Period, such rate specified in this clause (b) to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan. The Administrative Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to any Loan to which this Section 2.13 applies.

Section 2.14 Break Funding Payments. In the event of (i) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.06(b) and is revoked in accordance therewith), (iii) the assignment of any Loan other than on the last day of the Interest Period applicable thereto, in either case, as a result of a request by the Borrower pursuant to Section 2.17, or (iv) the payment of any Unpaid Sum on a day prior to the last day of an Interest Period for that Unpaid Sum, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. In the case of a Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be its Break Costs. A certificate of any Lender setting forth any amount or amounts of Break Costs that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable Law (as determined in the good faith judgment of an applicable withholding agent) requires the deduction or withholding of any Taxes from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Loan Parties shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. For the purposes of this Section 2.15, the term “applicable law” includes FATCA.

(b) In addition, the Loan Parties shall pay on a timely basis any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for such Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to such Administrative Agent or Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in any such case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments made under any Loan Document shall deliver to such Loan Party (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times reasonably requested by such Loan Party or the Administrative Agent or prescribed by applicable Law, such properly completed and executed documentation as may reasonably be requested by such Loan Party or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(g)(ii), (g)(iii)(A), and (g)(iii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(g)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) (i) The Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement and from time to time thereafter (A) promptly upon the obsolescence, expiration or invalidity of any form previously delivered to the Administrative Agent and (B) upon the reasonable request of the Borrower, a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by applicable Law reasonably requested by the Borrower), which, in the event the Borrower is resident for tax purposes in the United States of America, certifies that payments by the Borrower to the Administrative Agent (solely in its capacity as intermediary of such payments and not as the beneficial owner of such payments) are exempt from withholding under the Code.

(ii) If the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the Borrower a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.15(g)(i) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the Borrower and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations.

(iii) In the event the Borrower is a U.S. Person,

(A) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, to the extent such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and establishing an exemption from, or a reduction of, US federal withholding Tax pursuant to the “interest” article of such income tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption or reduction from US federal withholding Tax pursuant to the “business profits” or “other income” article of such income tax treaty, (ii) duly completed and executed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate reasonably acceptable to the Borrower in form and substance to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any subsequent versions thereof or successors thereto) and (iv) if the Foreign Lender is not the beneficial owner, duly completed and executed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates reasonably acceptable to the Borrower in form and substance described in clauses (A)(i) through (iii) above or clause (B) immediately below (and additional Form W-8IMYs) as may be required, establishing an exemption or reduction from US federal withholding Tax for payments under the Loan Documents; and

(B) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender, certifying that payments to such Lender are exempt from withholding under the Code.

(C) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) In addition, each Lender shall deliver to the Borrower and the Administrative Agent such forms and certificates, if legally entitled to deliver such forms and certificates, promptly upon the obsolescence, expiration or invalidity of any form or certificate previously delivered by such Lender pursuant to clause (A), (B) or (C) above, and this clause (D). Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer legally entitled to provide any previously delivered form or certificate to the Borrower or Administrative Agent (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Notwithstanding any other provision of this clause, a Foreign Lender (for the avoidance of doubt, acting solely in its capacity as a Lender) shall not be required to deliver any form pursuant to this clause that such Foreign Lender is not legally able to deliver.

(h) If any party determines, in good faith and in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which such indemnifying party has paid additional amounts pursuant to this Section 2.15, it shall pay over an amount equal to such refund to such indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such indemnified party, agrees to repay as soon as reasonably practicable the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to the indemnifying party or any other person.

(i) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.14, or 2.15, or otherwise) prior to 12:00 p.m., New York City Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after the applicable time referred to in the prior sentence on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.09(g), 2.11, 2.14, 2.15 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension provided, however, that, if such extension would cause payment of interest on Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments under the Loan Documents shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds or proceeds of Collateral (including any distributions of cash, securities or other property in a bankruptcy case of the Borrower) shall be applied, subject to the Security Documents and any other applicable intercreditor agreement: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent from the Borrower; second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, ratably, to pay interest due and payable in respect of any Loans; fourth, ratably, to pay the outstanding principal of Loans then due from the Borrower hereunder and any amounts due and owing in respect of applicable Secured Cash Management Agreements and Secured Hedge Agreements; and fifth, ratably, to pay all other applicable Obligations due to the Administrative Agent or any Lender by the Borrower. For the avoidance of doubt, no amount received from any Guarantor Party, or from the proceeds of Collateral (if any) pledged by a Loan Party which is party to the Guarantee Agreement, shall be applied to any Excluded Swap Obligation of such Guarantor Party.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Loans of other applicable Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective applicable Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee or Participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but in no event shall it be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Subject to the Prepayment Premium, if any Lender (x) requests compensation under Section 2.11, or if the Borrower is required to pay Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with paragraph (a) of this Section, (y) is a Defaulting Lender or (z) except during the continuance of an Event of Default, is an Ineligible Institution, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments under Section 2.11 or Section 2.12) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including, to the extent applicable, any Prepayment Premium) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the replacement Lender, and the removed Lender required to make such assignment need not be a party thereto in order for such assignment to be effective. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and Commitments, as applicable, of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Commitments, as applicable, to be held pro rata by the Lenders in accordance with their applicable Total Credit Exposure, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) Subject to the Prepayment Premium, if any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default exists, the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and Commitments hereunder to one or more Eligible Assignees reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that: (a) all Loan Document Obligations of the Borrower owing to such Non-Consenting Lender (including accrued fees and all other amounts payable to it hereunder, including the Prepayment Premium, as applicable) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three (3) Business Days after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.18 Illegality. If any Lender reasonably determines that any change in Law has made it unlawful, or that any Governmental Authority has asserted after the Initial Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue Loans shall be suspended and (ii) the interest rate on which Loans that bear interest at the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender prepay such Loans or, if applicable, convert all Loans that bear interest at Term SOFR to Loans that bear interest at the Base Rate (the interest rate on such Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), either on the next applicable Interest Payment Date therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 2.19 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders (in respect of any Benchmark Transition Event in relation to a Benchmark applicable to Loans). No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.19(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No Swap Agreement shall constitute a “Loan Document” for purposes of this Section 2.19.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any obligation of the Lenders to make the affected Loans shall be suspended for the duration of the Benchmark Unavailability Period and the Borrower may revoke any pending request for a Borrowing of any affected Loans to be made during any Benchmark Unavailability Period, and (ii) any outstanding affected Loans shall, from the end of the then-applicable Interest Period and for the duration of the Benchmark Unavailability Period, bear interest at a rate per annum equal to the Base Rate (if such rate is available) or otherwise, for each Lender participating in such Loans, the rate determined in accordance with Section 2.13.

Section 2.20 Additional Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Additional Commitments in an amount not to exceed the Additional Amount at the time of such request from one or more Additional Lenders (which may include any existing Lender, it being understood and agreed that no existing Lender shall be required to participate in any such Additional Commitment or related Additional Loan) willing to provide such Additional Commitments in their own discretion; provided, that each Additional Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Additional Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Additional Commitments being requested and (ii) the date on which such Additional Commitments are requested to become effective.

(b) The Borrower and each Additional Lender shall execute and deliver to the Administrative Agent an Additional Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Additional Commitment of such Additional Lender. Each Additional Loan Assumption Agreement shall specify the terms of the applicable Additional Commitments; provided, that:

(i) Standard Chartered Bank will act as sole coordinating bank for any such Additional Loans, and will perform the duties customarily associated with such roles and

(ii) except as expressly provided herein, any Additional Loans shall be on terms identical to those applicable to the Loans incurred on the Initial Closing Date.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Loan Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Additional Commitments evidenced thereby as provided for in Section 9.08(f). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.20 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Additional Commitment with respect to the Additional Loans to be incurred on the Additional Closing Date shall become effective under this Section 2.20 unless on the date of such effectiveness (x) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the Additional Loans related thereto and (y) each of the conditions set forth in Section 4.02 shall be satisfied or waived by such Additional Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower.

(d) Each of the parties hereto agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Additional Loans in respect of Additional Commitments, when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis.

(e) Subject to the Prepayment Premium, as applicable, notwithstanding anything to the contrary in Section 2.16(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.20), pursuant to one or more offers made from time to time by the Borrower to all Lenders, on a pro rata basis and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loan and to otherwise modify the terms of such Lender’s Loan pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Loan). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders, that all of the Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension of such Loans are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Additional Loan for such Lender (such extended Loan, an “Extended Loan”) (it being understood agreed that no existing Lenders shall be required to be an Extending Lender or to participate in any such Pro Rata Extension Offer or related Extension).

(f) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Additional Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Loans of such Extending Lender. Each Additional Loan Assumption Agreement shall specify the terms of the applicable Extended Loans; provided, that (i) except as to pricing, fees and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Loan shall have (A) the same terms as the existing Loans or (B) have such other terms as shall be reasonably satisfactory to the Administrative Agent and (ii) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments or commitment reductions hereunder. Upon the effectiveness of any Additional Loan Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Loans evidenced thereby as provided for in Section 9.08(f). Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Loan will be automatically designated an Extended Loan. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Additional Loan having the terms of such Extended Loan.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) no Extended Loan is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Loan pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Loan), (iii) there shall be no condition to any Extension of any Loan at any time or from time to time (other than (x) notice to the Administrative Agent of such Extension and the terms of the Extended Loan implemented thereby and (y) (I) at the time of and immediately after such Extension, no Event of Default or Default shall have occurred and be continuing or would result therefrom, and (II) the satisfaction of the condition set forth in clause (e) of Section 4.02 and, in each case of clauses (y)(I) and (y)(II) the receipt by the Administrative Agent of a certificate to that effect dated as of the effective date of the Extension and executed by a Responsible Officer of the Borrower), (iv) no consent of any Lender or Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Loans (or a portion thereof) and (v) all Extended Loans and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents.

(i) Each Extension shall be consummated pursuant to procedures set forth in the corresponding Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j) Subject to the Prepayment Premium, notwithstanding anything to the contrary in this Agreement, including Section 2.16(c) (which provisions shall not be applicable to clauses (j) through (l) of this Section 2.20), the Borrower may by written notice to the Administrative Agent and with the consent of the Administrative Agent and the Required Lenders establish one or more additional tranches of term loans denominated in Dollars under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied to the extent required by the relevant Additional Loan Assumption Agreement governing such Refinancing Term Loans;

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the Maturity Date of the refinanced Loans,

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Loans;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans), taken as a whole shall, be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Loans (except to the extent such covenants and other terms apply solely to any period after the latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith;

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Liens thereon securing the Loans, such Liens will be subject to an intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, as applicable; and

(vii) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.

(k) The Borrower may approach any Lender or any other person that would be a permitted Eligible Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated Additional Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Additional Loan Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Loans made to the Borrower.

(l) For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Additional Loan having the terms of such Refinancing Term Loan. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.20), (i) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clause (j) above, and (iii) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Unless otherwise specified below, on each of the Initial Closing Date and the Additional Closing Date, the Borrower represents and warrants and Holdings represents and warrants (solely with respect to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.09(a), 3.14, 3.21, 3.24, 3.25, 3.26 and 3.29), in each case, to each of the Lenders that:

Section 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, Borrower, and the Material Subsidiaries (a) is (i) a partnership, limited liability company, private limited company or corporation duly organized, validly existing and (ii) in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America, it being understood that such “good standing” concept does not exist under Korean Law or English Law) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder. Following the consummation of the Merger on the Initial Closing Date, the Target is a Wholly Owned Subsidiary of Holdings.

Section 3.02 Authorization. (a) The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder have been duly authorized by all corporate, stockholder, shareholder, partnership or limited liability company action required to be obtained by such Loan Parties, (b) the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder will not (i) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or memorandum and articles of association or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of any such Loan Party, (y) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (z) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Loan Party, other than Permitted Liens and (c) all authorizations, consents and approvals required or desirable to make the Loan Documents to which each Loan Party is a party admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) (to the extent applicable) implied covenants of good faith and fair dealing, and (d) (in the case of each English Loan Party and any Loan Document governed by English law) the Legal Reservations or as provided in any applicable written legal opinions.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions (including, in respect of English Loan Parties, filings with the Registrar of Companies at Companies House and HM’s Land Registry, and in respect of Israeli Loan Parties filings, registration and recordation of each of the Israeli Security Documents with the Israeli Registrar of Companies and the Israeli Registrar of Pledges), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions (including, in respect of Israeli Loan Parties filings, registration and recordation with the Israeli Registrar of Patents, Trademarks and Designs), (c) recordation of the Mortgages, (d) any notarisations and/or appostillations required in any foreign jurisdiction, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect (g) filings or other actions listed on Schedule 3.04 (including, in respect of Israeli Loan Parties, the IIA Charge Approval and IIA Exercise Approval), and (h) with respect to each of the Israeli Loan Parties, having the ability to effect a distribution, within the meaning of such term in the

Israeli Companies Law (while, for the removal of doubt, being in compliance with the requirements of Section 302(a) to the Companies Law), with respect to such exercise of rights (whether the realization of an asset or otherwise), including, if and to the extent required, the approval of a competent court for making such distribution, as provided in Section 303(a) to the Israeli Companies Law.

Section 3.05 Financial Statements.

(a) On the Initial Closing Date only, the audited financial statements delivered to the Lenders pursuant to Section 4.01(l)(i) have been audited by independent public accountants of recognized national standing and are accompanied by an opinion of such accountants to the effect that such financial statements fairly represent in all material respects, the financial position and results of operations of the applicable Reporting Group (where applicable, on a consolidated basis) in accordance with the Applicable Accounting Standards.

(b) On the Additional Closing Date only, the audited financial statements delivered to the Lenders pursuant to Section 4.02(h)(i) have been audited by independent public accountants of recognized national standing and are accompanied by an opinion of such accountants to the effect that such financial statements fairly represent in all material respects, the financial position and results of operations of the applicable Reporting Group (where applicable, on a consolidated basis) in accordance with the Applicable Accounting Standards.

Section 3.06 No Material Adverse Effect. Since September 30, 2022, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Real Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, or similar or other relevant local Law rights in foreign jurisdictions, in all its Real Properties and has valid title to its personal property and assets, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. Except as set forth in Schedule 3.07(a), as of the Initial Closing Date there are no Material Real Properties.

(b) Except as set forth on Schedule 3.07(b), each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party and which are in effect, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses the right to use, all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing that are used in, held for use in, or necessary to the conduct of their businesses, without any conflict (of which the Borrower or any Subsidiary has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Borrower and each Material Subsidiary, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b) or as disclosed to the Lenders prior to the Initial Closing Date or the Additional Closing Date (as applicable).

Section 3.09 Litigation; Compliance with Laws. (a) There are no ongoing Regulatory Actions or other actions, suits or proceedings at law or in equity or, to the knowledge of Holdings, or the Borrower, investigations, by or on behalf of any Governmental Authority or in arbitration now pending or ongoing, or, to the knowledge of Holdings, or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person, nor has any event occurred that (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for any Regulatory Action, which, in any case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) (i) any Law (including the Health Care Laws or any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16), (ii) any restriction of record or agreement affecting any of their respective Real Property, or (iii) is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in each case, where such violation or default in foregoing clauses (i) to (iii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower and each of its Subsidiaries holds, maintains and has been operating in material compliance with all Permits required for the conduct of its business as currently conducted, and all such Permits are valid, current, and in full force and effect, except where such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower or any Subsidiary, all products manufactured, sold, or distributed by the Borrower or the Subsidiaries have been designed, manufactured, imported, exported, processed, developed, labeled, stored, tested, and marketed in compliance with applicable Health Care Laws, except where such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except where such actions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the products manufactured, packaged, labeled, imported, warehoused, sold or distributed by the Borrower, the Subsidiaries, or their respective facilities in which such products are manufactured, packaged, labeled, processed, stored or handled is subject to any warning letter from any Governmental Authority, any other adverse correspondence or notice from a Governmental Authority, or any investigation, penalty assessment, or other compliance or enforcement action by any Governmental Authority. To the knowledge of the Borrower or any Subsidiary, and except as otherwise publicly disclosed, none of the products manufactured, packaged, labeled, imported, sold or distributed by the Borrower or the Subsidiaries is subject to any seizure, recall, market withdrawal, removal or discontinuation (other than for commercial or other business reasons), whether such action was ordered by a Governmental Authority or undertaken voluntarily, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, none of the third-party entities that manufacture, process, label or package products distributed by the Borrower or the Subsidiaries is subject to any adverse action with regard to any product purchased and further distributed by the Borrower or the Subsidiaries, except where such adverse action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Borrower, the Subsidiaries, nor to the knowledge of Holdings or the Borrower, any of their respective suppliers has received, nor is the Borrower or any Subsidiary aware of facts that could give rise to, any complaint from a third party regarding the safety, quality, or labeling compliance of any product sold or distributed by the Borrower or the Subsidiaries or any claim that the Borrower, the Subsidiaries, or one of their respective suppliers has adulterated, misbranded, mispackaged, or mislabeled any product or engaged in misleading advertising or promotion for any product or service offered by the Borrower or the Subsidiaries, except which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of the Borrower or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, and no Subsidiary incorporated in the England and Wales carries on any business which requires it to be authorized by the United Kingdom Financial Conduct Authority or the United Kingdom Prudential Regulation Authority (or any successor entity performing similar functions).

Section 3.12 [Reserved].

Section 3.13 Tax Returns . Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Borrower and the Subsidiaries has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Each of the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with the Applicable Accounting Standards) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date of this Agreement, the Initial Closing Date or the Additional Closing Date (as applicable) (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with the Applicable Accounting Standards), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the date of this Agreement, the Initial Closing Date or the Additional Closing Date (as applicable), with respect to each of the Borrower and the Subsidiaries, (i) there are no pending claims being asserted by any taxing authority primarily with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested (other than as the result of extending the due date of a Tax return) and (iii) to the knowledge of the Borrower, no Tax returns are being examined by the Internal Revenue Service or any other Governmental Authority and (iv) no written notification of intention to examine such Tax returns has been received from, the Internal Revenue Service or any other Governmental Authority.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or a general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower, any of the Subsidiaries or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby (i) have been prepared in good faith based upon assumptions believed by the Borrower or such Subsidiary to be reasonable at the time made (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and (ii) have not been modified in any material respect by the Borrower or such Subsidiary.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan and each Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Borrower or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) that would subject the Borrower or any Subsidiary to any penalty; and (v) none of the Borrower or the Subsidiaries or the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of Law and all applicable regulations with respect to any Foreign Pension Plan and (ii) with the terms of any such plan, except, in each case of clause (i) and (ii), for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan, that would reasonably be expected to result in liability to the Borrower, any Subsidiary or any ERISA Affiliate.

Section 3.16 Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Borrower or any of its subsidiaries, and there are no judicial, administrative or other actions, suits, investigations, or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case affecting or relating to the Borrower, any of its subsidiaries, or any real property owned, leased, or operated by the foregoing, (b) the Borrower and each of its subsidiaries has all Permits necessary for its operations to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such Permits and with all other applicable Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently, or to the Borrower’s knowledge, formerly, owned, operated or leased by the Borrower or any of its subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its subsidiaries under or relating to any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its subsidiaries and transported to, disposed of or Released at any location in a manner that would reasonably be expected to give rise to, and the Borrower and any of its subsidiaries are not otherwise subject to or reasonably expected to be subject to, any cost, liability or obligation of the Borrower or any of its subsidiaries under or relating to any Environmental Laws, and (d) there are no agreements in which the Borrower or any of its subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws.

Section 3.17 Security Documents. (a) The U.S. Security Agreement and the English Security Agreements are effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein. When all necessary financing statements and other filings are filed in the offices or the actions are taken specified in the Perfection Certificate or as specified in the relevant English Security Agreement, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Party in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except Permitted Liens and subject to the Initial Closing Date Pari Passu Intercreditor Agreement).

(b) As of the Initial Closing Date, the relevant Security Document pledging the Equity Interests of each Subsidiary is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Pledged Collateral described therein, subject to any applicable notification, notarization or other form requirement, including the granting of required form compliant powers of attorney or, where relevant the subsequent ratification of any acts done without the required power of attorney. In the case of the certificated Pledged Collateral when certificates or promissory notes, as applicable, representing such certificated Pledged Collateral (to the extent such Pledged Collateral constitutes “securities” under Article 8 of the UCC) are delivered to the Administrative Agent pursuant to the terms of such Security Document and the Initial Closing Date Pari Passu Intercreditor Agreement, and in the case of the other non-certificated Pledged Collateral described in such Security Document, when all necessary financing statements and other filings are filed in the offices specified in the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Party in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except Permitted Liens and subject to the Initial Closing Date Pari Passu Intercreditor Agreement).

Section 3.18 Solvency. (a) On the Initial Closing Date or the Additional Closing Date (as applicable), immediately after giving effect to the Transactions occurring on such date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of the

Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Initial Closing Date or the Additional Closing Date (as applicable).

(b) On the Initial Closing Date or the Additional Closing Date (as applicable), the Borrower does not intend to, and does not believes that it and its Subsidiaries will, on a consolidated basis, incur debts beyond its ability to generally pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and its Subsidiaries and the timing and amounts of cash to be payable on or in respect of its and its Subsidiaries’ Indebtedness.

Section 3.19 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by the Applicable Accounting Standards. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20 Insurance. Schedule 3.20 (or such updated version as may be delivered pursuant to Section 4.02(m)) sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Initial Closing Date or the Additional Closing Date (as applicable). As of such date, such insurance is in full force and effect.

Section 3.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.22 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries owns, or possesses the valid right to use, all of the patents, patent rights, trademarks, service marks, trade names, trade secrets, know-how, copyrights, works of authorship, mask works, domain names, software, designs, inventions, confidential information, any and all applications for registration or registrations for any of the foregoing, all of the goodwill associated with any of the foregoing, and any and all other intellectual property or proprietary rights in any jurisdiction worldwide (collectively, “Intellectual Property Rights”) that are used, held for use in or necessary for the operation of their respective businesses, without conflict(of which the Borrower or any Subsidiary has knowledge or has been notified in writing) with the rights of any other person, (b) to the knowledge of the Borrower, none of the Borrower or the Subsidiaries nor any Intellectual Property Right, proprietary right, product, service, process, method, substance, part, or other material now made, developed, commercialized, employed, sold or offered (or contemplated to be made, developed, commercialized, employed, sold or offered) by or on behalf of such person, is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

Section 3.23 [Reserved].

Section 3.24 No filing or stamp Taxes. Under the Law of each Loan Party’s jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, other than notarial fees in relation to any applicable share pledges or registration of particulars of any Security Documents entered into by such English Loan Party at Companies House in England and Wales under section 859A of the UK Companies Act 2006.

Section 3.25 Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. Each of Holdings, the Borrower, and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries, and their respective directors, officers, and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and Holdings, the Borrower, its Subsidiaries, and their respective officers and directors, and, to the knowledge of the Borrower, employees, Affiliates, and agents (i) are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and (ii) are not, and in the last five (5) years have not, engaged in any dealings, directly or indirectly, with any Sanctioned Person. None of (a) Holdings, the Borrower, any Subsidiary, or any of their respective directors and officers, or (b) to the knowledge of Holdings, the Borrower, any employees, Affiliates, or agents of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing use of proceeds or other transaction contemplated by this Agreement will cause a violation of any applicable Anti-Corruption Laws or Sanctions in any respect, or Anti-Money Laundering Laws in any material respect. There are no judicial, administrative, or other actions, suits, investigations, or proceedings pending or, to Holdings’ or the Borrower’s knowledge, threatened, which allege a violation of or liability pursuant to any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

Section 3.26 Pari Passu Ranking. Each Loan Party’s payment obligations under the Loan Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.27 [Reserved].

Section 3.28 Shares. The shares of the Borrower or any Subsidiary which are subject to Liens created or intended to be created by the Security Documents are fully paid. The organizational documents of Subsidiaries whose shares are subject to Liens created or intended to be created by the Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of such Liens. Except as provided in Schedule 3.28, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital any Subsidiary (including any option or right of pre-emption or conversion).

Section 3.29 Affected Financial Institutions. No Loan Party or Subsidiary is an Affected Financial Institution.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to Initial Closing Date. The obligations of the Lenders to make Loans to the Borrower on the Initial Closing Date are subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions:

(a) The Administrative Agent shall have received from the Borrower and Holdings either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received from the Borrower either (i) a counterpart of the Fee Letter to be executed on the Initial Closing Date signed on behalf of such party or (ii) evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.

(c) The Administrative Agent (or its counsel) shall have received a certificate relating to the organization, existence and (to the extent applicable in its jurisdiction of organization, it being understood that such “good standing” concept does not exist under Korean Law or English Law) good standing of the Sponsor Guarantor and each Loan Party and the authorization of the Transactions, accompanied by specimen signatures of any Responsible Officers of the Sponsor Guarantor and such Loan Parties.

(d) The Administrative Agent shall have received a customary favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Initial Closing Date) of the following special counsel to the Loan Parties: (i) Paul Hastings LLP, with respect to matters of New York Law and certain aspects of Delaware, (ii) McDonald Hopkins LLC, with respect to matters of Ohio law, (iii) Pierce Atwood LLP, with respect to matters of Maine Law, (iv) Shin & Kim LLC, with respect to matters of Korean Law in connection with SD Biosensor and the Sponsor Guarantee, (v) Bae, Kim & Lee LLC, with respect to matters of Korean Law and (vi) Davis Polk & Wardwell London LLP, with respect to matters of English Law in connection with the English Loan Parties and, in each case, substantially in the form reasonably satisfactory to the Administrative Agent and the Lenders.

(e) The Administrative Agent shall have received a certificate, dated the Initial Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in each of paragraphs (g), (h), (i), (k), (u) and (y) of this Section 4.01.

(f) The Loan Parties shall have executed all documents, financing statements, agreements and instruments, and taken all such further actions (including the filing and recording of financing statements and other documents, recordings of Liens in stock registries and delivery of certificated Equity Interests), required to satisfy the Collateral and Guarantee Requirement.

(g) The Merger shall have been consummated in compliance with the Acquisition Agreement substantially simultaneously with the making of the Loans on the Initial Closing Date. The Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) shall not have been amended, waived or otherwise modified (including by way of consents) and no consents shall have been given thereunder, in each case in any manner materially adverse to the Lenders (in their capacity as such) unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld or delayed or conditioned).

(h) The representations and warranties of Holdings, the Borrower, the Sponsor Guarantor and each Subsidiary set forth in this Agreement and in any other Loan Document (as applicable) shall be true and correct in all material respects (or if already qualified by materiality, material adverse effect or similar qualification, in all respects) on, or as of, the Initial Closing Date (except in the case of any representation or warranty which expressly relates to a given date or period, which such representation and warranty shall be true and correct in all respects or in all material respects, as applicable, as of the respective date or for the respective period, as the case may be).

(i) Since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect.

(j) The Borrower shall have provided to the Administrative Agent evidence that the Existing Revolving Credit Agreement has been (or concurrently with the Initial Closing Date is being) terminated.

(k) On the Initial Closing Date, immediately after giving effect to the Initial Closing Date Refinancing and the Revolving Credit Agreement, the Borrower and its Subsidiaries shall have no Material Indebtedness for borrowed money other than Indebtedness outstanding under this Agreement, the Revolving Loans, the Israel Grants and other Indebtedness permitted under this Agreement.

(l) The Lenders shall have received copies of (i) audited consolidated financial statements of the Target and its subsidiaries with respect to the fiscal years ending September 30, 2021 and September 30, 2022, (ii) audited consolidated financial statements of the Sponsor Guarantor and its subsidiaries with respect to fiscal year ending December 31, 2021, and (iii) unaudited consolidated financial statements of the Target and its subsidiaries in 2022, in the case of clauses (i) and (iii), to the extent filed with or furnished to the SEC and, in the case of clause (ii), to the extent filed or furnished to the Stock Exchange of Korea.

(m) The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit B, dated as of the Initial Closing Date and signed by the chief financial officer (or other officer with equivalent duties) of the Borrower, confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions to take place on the Initial Closing Date.

(n) (i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Initial Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” provisions of Anti-Money Laundering Laws, including the USA PATRIOT Act, to the extent such information has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Initial Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Initial Closing Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower, shall have received such certification at least three (3) Business Days prior to the Initial Closing Date.

(o) Substantially simultaneously with the making of the Loans on the Initial Closing Date, the Administrative Agent shall have received all fees due and other amounts due and payable in connection with this Agreement and the Commitments and Loans to be provided hereunder, including payment or reimbursement of all reasonable and documented out-of-pocket expenses required to be paid or reimbursed by the Borrower on the Initial Closing Date; provided such expenses are invoiced at least three (3) Business Days (or such later date as reasonably agreed by the Borrower) prior to the Initial Closing Date.

(p) The Administrative Agent shall have received copies of corporate authorizations (including, without limitation, any board, investment committee, shareholder or other approval required by Law or governing agreements) from each of the Sponsor Guarantor and each Loan Party in form and substance reasonably satisfactory to the Administrative Agent evidencing authorization of the Transactions and entry into and performance of its obligations under the Loan Documents to which it is a party.

(q) [Reserved].

(r) [Reserved].

(s) The Administrative Agent shall have received evidence in form and substance to its satisfaction that all of the foreign exchange reports to relevant Governmental Authorities required under the Foreign Exchange Transaction Act of Korea and the regulations thereunder in relation to this Agreement and the Sponsor Guarantee have been duly filed and accepted.

(t) The Administrative Agent shall have received a customary funds flow memorandum in respect of the sources and uses of funds to be transferred on the Initial Closing Date.

(u) No Default or Event of Default is continuing as at the Initial Closing Date or would result from the Borrowing of Loans on the Initial Closing Date or from the application of proceeds thereof.

(v) No event or circumstance of the type described in Section 2.18 is continuing in relation to any Lender.

(w) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.04.

(x) Each Lender that has requested a Promissory Note pursuant to the terms of this Agreement shall have received such Promissory Note.

(y) Prior to or substantially simultaneously with the initial Borrowing on the Initial Closing Date and the Minimum Sponsor Equity Investment shall be made.

(z) [Reserved].

(aa) The Administrative Agent shall have received, in the case of each English Loan Party, a certificate from a director of that English Loan Party attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the date of this Agreement: (i) a copy of the organizational documents of that English Loan Party; (ii) a copy of a resolution of the board of directors of that English Loan Party; and (iii) a copy of a resolution signed by all the holders of the issued shares in that English Loan Party.

(bb) The Administrative Agent shall have received, with respect to the Sponsor Guarantor, a certificate from the representative director of that the Sponsor Guarantor attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the date of this Agreement: (i) a copy of the articles of incorporation of the

Sponsor Guarantor; (ii) a copy of the commercial registry extracts regarding the Sponsor Guarantor; (iii) copies of the corporate authorizations of the Sponsor Guarantor in form and substance reasonably satisfactory to the Administrative Agent evidencing authorization of the Transactions and entry into and performance of its obligations under the Loan Documents to which it is a party; (iv) a copy of the seal certificate of the representative director of the Sponsor Guarantor; (v) a power of attorney executed by the representative director of the Sponsor Guarantor (if necessary) authorizing a specified person or persons to execute the Loan Documents to which it is a party; and (vi) the specimen signature of each person (if necessary) authorized by any power of attorney referred to in clause (v) above in respect of the Loan Documents to which it is a party.

(cc) (i) No Specified Outcome has occurred or is reasonably likely to occur; (ii) Holdings or the Initial Borrower, through Paul Hastings LLP, shall have held a telephone conference call with the Administrative Agent, its counsel and the Lenders before the Initial Closing Date (“Pre-Closing DOJ Investigation Call”), during which Holdings or the Initial Borrower shall, to the knowledge of Holdings or the Initial Borrower (as applicable), through Paul Hastings LLP as of such date, describe and respond to questions from attendees relating to (x) the status of the negotiations between the Borrower and any Subsidiary and the DOJ representatives, (y) any potential causes of actions against any Loan Party arising from the DOJ Investigation, based on such negotiations and (z) any other adverse actions or penalties from any other Governmental Authority relating to the DOJ Investigation. Within forty-eight (48) hours following the Pre-Closing DOJ Investigation Call, Holdings or the Initial Borrower, through Paul Hastings LLP, shall have provided to the Administrative Agent and Lenders a written summary of the Pre-Closing DOJ Investigation Call in form acceptable to the Administrative Agent and the Lenders in their DOJ Permitted Discretion (such summary, the “DOJ Investigation Anticipated Outcome”).

Section 4.02 Conditions Precedent to Additional Closing Date. The obligations of the Lenders to make Loans to the Borrower on the Additional Closing Date are subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received a certificate relating to the organization, existence and (to the extent applicable in its jurisdiction of organization, it being understood that such “good standing” concept does not exist under Korean Law or English Law) good standing of the Sponsor Guarantor and each Loan Party and the authorization of the Transactions, accompanied by specimen signatures of any Responsible Officers of the Sponsor Guarantor and such Loan Parties.

(b) The Administrative Agent shall have received a customary favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Additional Closing Date) of the following special counsel to the Loan Parties: (i) Paul Hastings LLP, with respect to matters of New York law and certain aspects of Delaware, (ii) McDonald Hopkins LLC, with respect to matters of Ohio law, (iii) Pierce Atwood LLP, with respect to matters of Maine law, (iv) Shin & Kim LLC, with respect to matters of Korean law in connection with the Sponsor Guarantor and the Sponsor Guarantee, (v) Bae, Kim & Lee LLC, with respect to matters of Korean law and (vi) Davis Polk & Wardwell London LLP, with respect to matters of English Law in connection with the English Loan Parties and, in each case, substantially in the form reasonably satisfactory to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received a certificate, dated the Additional Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in each of paragraphs (e), (f), (g), and (o) of this Section 4.02.

(d) To the extent not already provided on the Initial Closing Date, the Loan Parties shall have executed all documents, financing statements, agreements and instruments, and taken all such further actions (including the filing and recording of financing statements and other documents, recordings of Liens in stock registries and delivery of certificated Equity Interests), required to satisfy the Collateral and Guarantee Requirement as in effect on such date; provided that to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Additional Closing Date (other than the creation of and perfection of security interests in other assets located in the United States with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the filing of a security agreement in the United States Patent and Trademark Office or the United States Copyright Office) after the use by the Borrower of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the making of the Loans, but instead shall be required to be provided or delivered in accordance with Section 5.22.

(e) The representations and warranties of Holdings, the Borrower, the Sponsor Guarantor and each Subsidiary set forth in this Agreement and in any other Loan Document (as applicable) shall be true and correct in all material respects (or if already qualified by materiality, material adverse effect or similar qualification, in all respects) on, or as of, the Additional Closing Date (except in the case of any representation or warranty which expressly relates to a given date or period, which such representation and warranty shall be true and correct in all respects or in all material respects, as applicable, as of the respective date or for the respective period, as the case may be).

(f) Since the date of the Initial Closing Date, there shall not have occurred any Material Adverse Effect.

(g) The Borrower and its Subsidiaries shall have no Material Indebtedness for borrowed money other than Indebtedness outstanding under this Agreement, the Revolving Loans, the Israel Grants and other Indebtedness permitted under this Agreement.

(h) The Lenders shall have received copies of (i) audited consolidated financial statements of the Target and its subsidiaries with respect to the fiscal years ending September 30, 2021 and September 30, 2022, (ii) unaudited consolidated financial statements of the Target and its subsidiaries in 2023, and (iii) audited consolidated financial statements of the Sponsor Guarantor and its subsidiaries with respect to fiscal year ending December 31, 2021, in the case of clauses (i) and (ii), to the extent filed with or furnished to the SEC and to the extent not already provided pursuant to Section 4.01(l), and in the case of clause (iii), to the extent filed or furnished to the Stock Exchange of Korea and to the extent not already provided pursuant to Section 4.01(l).

(i) The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit B, dated as of the Additional Closing Date and signed by the chief financial officer (or other officer with equivalent duties) of the Borrower, confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions to take place on the Additional Closing Date.

(j) To the extent not already provided on the Initial Closing Date, (i) the Administrative Agent shall have received, at least three (3) Business Days prior to the Additional Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” provisions of Anti-Money Laundering Laws, including the USA PATRIOT Act, to the extent such information has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Additional Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Additional Closing Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower, shall have received such certification at least three (3) Business Days prior to the Additional Closing Date, in each of the foregoing cases, to the extent not already provided in accordance with Section 4.01(n).

(k) Substantially simultaneously with the making of the Loans on the Additional Closing Date, the Administrative Agent shall have received all fees due and other amounts due and payable in connection with this Agreement and the Commitments and Loans to be provided hereunder incurred after the Initial Closing Date and on or prior to the Additional Closing Date, including payment or reimbursement of all reasonable and documented out-of-pocket expenses required to be paid or reimbursed by the Borrower on the Additional Closing Date; provided such expenses are invoiced at least three (3) Business Days (or such later date as reasonably agreed by the Borrower) prior to the Additional Closing Date.

(l) The Administrative Agent shall have received copies of corporate authorizations (including, without limitation, any board, investment committee, shareholder or other approval required by Law or governing agreements) from each of the Sponsor Guarantor and each Loan Party in form and substance reasonably satisfactory to the Administrative Agent evidencing authorization of the Transactions and entry into and performance of its obligations under the Loan Documents to which it is a party.

(m) The Administrative Agent shall have received an updated version of Schedule 3.20 of this Agreement reflecting all material insurance maintained by or on behalf of Holdings, the Borrower and its Subsidiaries as of the Additional Closing Date.

(n) The Administrative Agent shall have received a customary funds flow memorandum in respect of the sources and uses of funds to be transferred on the Additional Closing Date.

(o) No Default or Event of Default is continuing as at the Additional Closing Date or would result from the Borrowing of Loans on the Additional Closing Date or from the application of proceeds thereof.

(p) The Administrative Agent shall have received evidence in form and substance to its satisfaction that all of the foreign exchange reports to relevant Governmental Authorities required under the Foreign Exchange Transaction Act of Korea and the regulations thereunder in relation to this Agreement and the Sponsor Guarantee have been duly filed and accepted.

(q) No event or circumstance of the type described in Section 2.18 is continuing in relation to any Lender.

(r) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.04.

(s) Each Lender that has requested a Promissory Note pursuant to the terms of this Agreement shall have received such Promissory Note.

(t) The Administrative Agent shall have received, in the case of each English Loan Party, a certificate from a director of that English Loan Party attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the Additional Closing Date: (i) a copy of the organizational documents of that English Loan Party; (ii) a copy of a resolution of the board of directors of that English Loan Party; and (iii) a copy of a resolution signed by all the holders of the issued shares in that English Loan Party.

(u) The Administrative Agent shall have received, with respect to the Sponsor Guarantor, a certificate from the representative director of that the Sponsor Guarantor attaching and certifying that the following documents are correct, complete and in full force and effect and have not been amended or superseded as at the date of this Agreement: (i) a copy of the articles of incorporation of the Sponsor Guarantor; (ii) a copy of the commercial registry extracts regarding the Sponsor Guarantor; (iii) copies of the corporate authorizations of the Sponsor Guarantor in form and substance reasonably satisfactory to the Administrative Agent evidencing authorization of the Transactions and entry into and performance of its obligations under the Loan Documents to which it is a party; (iv) a copy of the seal certificate of the representative director of the Sponsor Guarantor; (v) a power of attorney executed by the representative director of the Sponsor Guarantor (if necessary) authorizing a specified person or persons to execute the Loan Documents to which it is a party; and (vi) the specimen signature of each person (if necessary) authorized by any power of attorney referred to in clause (v) above in respect of the Loan Documents to which it is a party.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Borrower covenants and agrees and Holdings covenants and agrees solely with respect to 5.01, 5.02, 5.04, 5.05, 5.06, 5.07, 5.10, 5.11, 5.12, 5.14, 5.16, 5.17, and 5.20, in each case, with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries (including, on and after the Initial Closing Date, the Target) to:

Section 5.01 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (and with respect to Material Subsidiaries, the ownership of such Material Subsidiaries), except, in the case of a Subsidiary that is not the Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that and except as otherwise permitted under Section 6.04, the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution, except that, unless otherwise permitted by Section 6.04, Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the Permits, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building ordinance, code or approval or any building Permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the conduct of its business and keep such property in good repair, working order and condition (subject to casualty, condemnation and ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance with respect to Holdings, the Borrower and its Subsidiaries in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause, no later than the date that is sixty (60) days (or such later date as the Administrative Agent may agree) after the Initial Closing Date, the Administrative Agent to be listed as a lender loss payee on property and casualty policies and as an additional insured on liability policies.

(b) With respect to any Mortgaged Property, if at any time the area in which any building or similar improvement is located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as required by applicable law, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower or any Subsidiary or the protection of their properties.

Section 5.03 Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than Permitted Liens) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with the Applicable Accounting Standards with respect thereto.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) On or prior to the date that is 120 days after the end of each fiscal year, for commencing with the fiscal year ending December 31, 2023, the Borrower and its Subsidiaries on a consolidated basis, (x) a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of such Reporting Group as of the close of such fiscal year and the results of their operations during such year and, beginning with the financial statements for the fiscal year ended December 31, 2024, setting forth in comparative form the corresponding figures for the prior fiscal year and (y) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of any entity within such Reporting Group as a going concern, other than with respect to, or resulting from (1) an upcoming maturity date under any series of Indebtedness, including in the case of the Borrower, the Indebtedness outstanding under the Loans and the loans under the Revolving Credit Agreement (including as a result of any “early maturity springer” with respect thereto), occurring within one year from the time such opinion is delivered, (2) any potential inability to satisfy a financial maintenance covenant (including the Financial Covenants) or (3) solely the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of such Reporting Group in accordance with the Applicable Accounting Standards; provided, that, notwithstanding anything in the foregoing (x) or (y) to the contrary, to the extent that the Initial Closing Date occurs in the fiscal year ending December 31, 2023, such financial statements may, at the option of the Borrower, commence on the Initial Closing Date;

(b) On or prior to the date that is 45 days after the end of each fiscal quarter, commencing with the financial statements for the fiscal quarter ended March 31, 2023, for each Reporting Group (including on a consolidated basis, where applicable), (x) a balance sheet and related statements of operations and cash flows showing the financial position of such Reporting Group as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, beginning with the financial statements for the fiscal quarter ended March 31, 2024, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (y) management’s discussion and analysis of significant operational and financial developments during such fiscal quarter period, all of which shall be in reasonable detail and which balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of such entity as fairly presenting, in all material respects, the financial position and results of operations of such Reporting Group in accordance with the Applicable Accounting Standards (subject to normal year-end audit adjustments and the absence of footnotes);

(c) To the extent any material adjustments were made with respect to the accounts of Unrestricted Subsidiaries, concurrently with the delivery of each set of consolidated financial statements referred to in clauses (a) or (b), the related unaudited consolidating financial information reflecting such material adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) Concurrently with any delivery of financial statements under paragraphs (a) or (b) that are delivered on fiscal quarters or fiscal years ending June 30 or December 31, as applicable, a Compliance Certificate (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with Fiscal Quarter ending December 31, 2023, setting out the then applicable Financial Covenants and underlying calculations in connection therewith and (iii) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary; provided that commencing with Fiscal Quarter ending December 31, 2023, all items comprising EBITDA or Consolidated Net Income shall be specified and evidenced in detail reasonably satisfactory to the Administrative Agent in the applicable Compliance Certificate delivered to the Administrative Agent;

(e) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings or the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(f) Within 90 days after the beginning of each fiscal year, commencing with Fiscal Year ending December 31, 2023, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) Upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g);

(h) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(i) Promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Borrower, any Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request and, with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, any available annual reports, actuarial valuation reports or notices from plan sponsors or any governmental entity with respect to such plan as the Administrative Agent shall reasonably request; provided, that if the Plan or Multiemployer Plan to which the documentation relates is sponsored by or contributed to by an ERISA Affiliate, the foregoing provision shall apply only if such plan would reasonably be expected, individually or in the aggregate, to result in Material Adverse Effect;

(j) On or prior to the date that is 45 days after the end of fiscal quarter ending December 31, 2022, a balance sheet and related statements of operations and cash flows showing the financial position of the Target and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year;

(k) At the same time as they are dispatched, all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally; and

(l) Promptly, such information as the Administrative Agent may reasonably require about the Collateral and compliance with the Loan Parties with the terms of any of the Security Documents.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any Regulatory Action or other action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a material and adverse impact on the Borrower or any of the Subsidiaries;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(e) (i) any Environmental Claim which has been commenced or (to the best of such Responsible Officer’s knowledge and belief) is threatened against Holdings, the Borrower or any of their respective subsidiaries or (ii) any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against, or any cost, liability or obligation under or relating to any Environmental Laws of, Holdings, the Borrower or any of their respective subsidiaries, in each case, where such Environmental Claim or cost, liability or obligation would reasonably be expected to have a Material Adverse Effect;

(f) any breach of or default (after the lapse of any cure period or giving of notice, if so required) of the DOJ Settlement by the Borrower or any of its Subsidiaries, including a breach of any provision of a deferred prosecution agreement or any other agreement with a Governmental Authority resulting from the DOJ Investigation;

(g) (i) any material development with the DOJ or any other Governmental Authority regarding the DOJ Investigation, or (ii) the occurrence of any Specified Outcome; or

(h) (i) any written request by the OIG to enter into a corporate integrity agreement, or (ii) any civil monetary penalty, fine or other penalty or adverse action threatened in writing or imposed by the OIG or any other Governmental Authority for matters related to the DOJ investigation.

Section 5.06 Compliance with Laws. Comply with all Laws and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03, or to laws related to Foreign Pension Plans, which are the subject of Section 5.12, or to laws related to Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, which are the subject of Section 5.14.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with the Applicable Accounting Standards and, upon five (5) Business Days’ notice (or, if an Event of Default has occurred and is continuing, one (1) Business Days’ notice), permit any persons designated by the Administrative Agent to visit, audit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower or the applicable Subsidiary, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (in each case set forth in this Section 5.07, subject to reasonable requirements of confidentiality, including requirements imposed by Law or by contract and always subject to any applicable data protection rules (in particular subject to the EU General Data Protection Regulation)); provided that, excluding any such visits and inspections during the continuation of a Default or an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the continuation of a Default or an Event of Default. If a Default or an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Default or Event of Default.

Section 5.08 Use of Proceeds. In the case of the Borrower, (a) use the proceeds of the Loan made on the Initial Closing Date (i) for the Initial Closing Date Refinancing, including all interest, fees, breakage costs and other amounts due and payable in respect thereof, (ii) for the Revolving Credit Agreement, (iii) to fund part of the Acquisition Purchase Price and (iv) to pay, or reimburse the Borrower for payment of, any applicable Transaction Expenses and (b) use the proceeds of the Loans made on the Additional Closing Date (i) to pay, or reimburse the Borrower for payment of, any applicable Transaction Expenses and (ii) for other general corporate purposes not in violation of this Agreement.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to it and its operations and properties; and obtain and renew all material Permits required pursuant to any Environmental Laws for its operations and properties, in each case in accordance with Environmental Laws; and use, treat, generate, transport, dispose of, store, manage, and otherwise handle Hazardous Materials in a manner that does not and would not reasonably be expected to result in any liability, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to paragraph (g) below.

(b) If any asset (other than Real Property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by any Loan Party after the Initial Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) Excluded Property, or (z) assets that are not required to become subject to Liens in favor of the Administrative Agent pursuant to Section 5.10(g) or the Security Documents) (i) notify the Administrative Agent thereof and (ii) cause such asset to be subjected to a Lien securing the applicable Obligations and take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and, within twenty (20) Business Days of the request of the Administrative Agent, perfect such Liens, including taking the actions described in paragraph (a) of this Section 5.10 and otherwise satisfying the Collateral and Guarantee Requirement, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition of any Material Real Property of any Loan Parties acquired after the Initial Closing Date or any Material Real Property owned by any new Wholly Owned Subsidiary as described in clause (d) below and, within ninety (90) days (or such later date as the Administrative Agent may agree) of such acquisition, grant and cause each of such Loan Parties to satisfy clauses (h) and (i) of the “Collateral and Guarantee Requirement” with respect to such Material Real Property and Additional Mortgage.

(d) If any additional direct Subsidiary (other than any Excluded Subsidiary) of a Loan Party is formed or acquired after the Initial Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), within ten (10) Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after the date such Subsidiary is formed or acquired or such longer period as required by applicable Law or as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, any Equity Interest in such Subsidiary owned by a Loan Party and with respect to the Material Real Property and other assets owned by such new Subsidiary (and in connection therewith shall, subject to the terms of the Initial Closing Date Pari Passu Intercreditor Agreement, deliver to the Administrative Agent such evidence as the Administrative Agent may reasonably request), in each case subject to paragraph (g) below.

(e) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organizational name, (B) any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Notwithstanding anything herein to the contrary, the Administrative Agent shall not accept any Mortgage pursuant to this Credit Agreement without making available the flood compliance documentation referred to in clause (h)(iv) of the Collateral and Guarantee Requirement definition to each Lender that has identified itself to the Administrative Agent as a federally regulated lender subject to flood regulations, and the Administrative Agent not having received any objection to accepting such Mortgage within fifteen (15) days of making such materials available; provided that, with respect to any Material Real Property for which a Mortgage was not accepted by the Administrative Agent pursuant to the foregoing, no Default or Event of Default of Loan Parties shall occur and the Loan Parties shall be deemed to be in compliance with respect to this Section 5.10.

(g) Notwithstanding anything to the contrary set forth in this Agreement or any Security Document, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any Equity Interests owned on or acquired after the Initial Closing Date in any person that is not the Borrower or a Wholly Owned Subsidiary of the Borrower to the extent doing so would violate the organizational or joint venture documents of such person; provided that the Borrower shall and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in this clause (i),

(ii) any assets owned on or acquired after the Initial Closing Date, to the extent that, and for so long as, taking such actions would violate applicable Law or an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the Initial Closing Date or the acquisition of such assets, as applicable; provided that if such contractual restrictions are waived or eliminated, such assets shall not constitute Excluded Property pursuant to this clause (ii); provided, further that, at the request of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in this clause (ii),

(iii) (A) entities that become Subsidiaries (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary being designated as a Subsidiary being deemed to constitute the acquisition or formation of a Subsidiary) (other than Excluded Subsidiaries) after the Initial Closing Date if the Administrative Agent (acting at the direction of the Required Lenders), after consultation with the Borrower, shall reasonably determine that the costs or other consequences of obtaining a guarantee of the applicable Obligations from such entities is excessive in relation to the value to be afforded to the Lenders thereby or (B) those assets as to which the Administrative Agent (acting at the direction of the Required Lenders), after consultation with the Borrower, shall reasonably determine that the costs or other consequences of obtaining or perfecting a security interest in such assets are excessive in relation to the value of the security to be afforded thereby, in each case taking into account the costs and legal and practical difficulties of obtaining such guarantees and security from Foreign Subsidiaries, including (x) the costs of obtaining such guarantee or security interest, or perfecting such security interest, in relation to the value of the credit support to be afforded thereby, (y) general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization, retention of title claims and similar principles and (z) the fiduciary duties of directors, contravention of legal prohibitions or risk of personal or criminal liability on the part of any officer,

(iv) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents,

(v) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law,

(vi) any Excluded Account,

(vii) any lease or other agreement or any property (excluding Intellectual Property Rights and agreements relating to the same), in each case, subject to a purchase money security interest or similar arrangement permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than Loan Parties), in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable Law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition; provided, further that, at the request of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in this clause (vii); or

(viii) any Real Property that is not Material Real Property.

Notwithstanding anything to the contrary in this Agreement, the U.S. Security Agreement or any other Loan Document, (x) in the case of any CFC that is a Material Subsidiary and (y) in the case of CFCs or any Domestic Subsidiaries that are Foreign Subsidiary Holdcos, in each case, that have not been both in existence and owned by the Borrower or one of its Subsidiaries for more than one year, the Equity Interest of such CFC or any Foreign Subsidiary Holdco that are required to be pledged shall be limited to 65% (or such greater percentage that could not reasonably be expected to cause any material adverse tax consequences to the Borrower or its Affiliates, including after taking into account Section 245A of the Code and Treasury Regulation Section 1.956-1) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such CFC or such Foreign Subsidiary Holdco, in either case owned directly by Borrower or indirectly by the Borrower solely through one or more Domestic Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (x) the Administrative Agent (acting at the direction of the Required Lenders) may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Initial Closing Date or the Additional Closing Date, as applicable, for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents and (y) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower.

Notwithstanding anything to the contrary in this Agreement, any guarantee given by an English Loan Party does not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

Section 5.11 Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.12 Foreign Pension Plans. All Foreign Pension Plans established or maintained by any Loan Party or its Subsidiaries shall comply with all provisions of the relevant Law and none of the Borrower or any Subsidiary thereof shall have any unfunded liability in respect of any Foreign Pension Plan except in each case as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.13 Quarterly Conference Calls. To the extent requested by the Administrative Agent and/or the Required Lenders after the delivery of the financial statements in accordance with Section 5.04(a) or (b), as applicable, with reasonable advance notice to the Borrower, conduct quarterly conference calls during regular business hours with the Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or (b), as applicable; provided, however, that the Borrower shall offer to the Administrative Agent and/or Required Lenders to conduct at least two (2) conference calls during any calendar year, in the absence of such request from the Administrative Agent and/or Required Lenders.

Section 5.14 Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. Each Loan Party shall (a) comply with Anti-Corruption Laws and Sanctions in all respects, and with Anti-Money Laundering Laws in all material respects, and (b) continue to maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

Section 5.15 [Reserved].

Section 5.16 Authorizations. Each Loan Party shall promptly (a) obtain, comply with and do all that is necessary to maintain in full force and effect and (b) supply certified copies to the Administrative Agent of any authorization, consent or approval required or desirable to enable it to perform its obligations under the Loan Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation any Loan Document (which shall, for the avoidance of doubt, include a report (or an amendment to the report previously filed) to the relevant Governmental Authorities of Korea in connection with an assignment or transfer of any Loan in accordance with the relevant foreign exchange regulations of Korea, provided that the notice of such assignment or transfer of any Loan shall be provided with reasonable details to Holdings, which shall promptly upon receipt deliver to the Sponsor Guarantor, by the Administrative Agent in advance with reasonably enough time for such report to be filed with the relevant Governmental Authorities of Korea).

Section 5.17 Pari Passu Ranking. Each Loan Party shall ensure that its payment obligations under the Loan Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 5.18 [Reserved].

Section 5.19 [Reserved].

Section 5.20 Holding Company Activities. Holdings shall only conduct or engage in Permitted Holding Company Activities.

Section 5.21 Post-Closing Matters.

(a) Israel Post-Closing Obligations. On or prior to the date that is forty-five (45) days after the Initial Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent each of the following documents and deliverables related to the Israeli Security Documents, in form and substance reasonably satisfactory to the Administrative Agent:

(i) counterparts of each of the Israeli Security Documents duly executed and delivered by the applicable Israeli Loan Party;

(ii) subject to the obtainment of the IIA Charge Approval, where applicable, an executed Form 10 in relation to the Collateral covered by each Israeli Security Document (other than the share charge over the Equity Interest in Meridian Bioscience Israel Holding Ltd., for which a duly executed Form 1 shall be delivered), each in a form required for filing and registration with the Israeli Companies Registrar and the Israeli Pledges Registrar, as applicable;

(iii) subject to the obtainment of the IIA Charge Approval, where applicable, a duly executed filing request for the Israeli Registrar of Patents, Trademarks and Designs;

(iv) a copy of an officer certificate signed by an authorized officer of each of the Israeli Loan Parties: (1) attaching a copy of its articles of association, its internal shareholders registry (pursuant to Section 5.21(a)(vii) below) and internal directors registry; (2) attaching a copy of a resolution of its board of directors: (A) approving the terms of, and the transactions contemplated by, the Israeli Security Documents to which it is a party and resolving that it shall execute, deliver and perform the Israeli Security Documents, subject to any further approvals that may be required with respect to the realization of the security interest created under the Israeli Security Documents, as further provided in Section 3.04 above; (B) authorizing a specified person or persons to execute the Israeli Security Documents to which it is a party on its behalf; (C) authorizing a specified person or persons, on its behalf, to sign and/or deliver all documents and notices to be signed and/or filed by it under or in connection with this Agreement and the Israeli Security Documents to which it is a party; and (D) certifying, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that, subject to the provisions of Section 3.04 above with respect to the realization of the security interest created under the Israeli Security Documents and the obtainment of any governmental approval that is referenced in this Section 5.21(a), including the IIA Charge Approval, which shall render the below accurate, all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and its articles of association, have been duly obtained for the transactions contemplated by this Agreement and the Israeli Security Documents to which it is a party; (3) attaching a copy of a resolution of its shareholders effecting the amendment of its articles of association referred to in Subsection 5.21(a)(v) below; (4) attaching a specimen of the signature of person(s) authorized by the resolution referred to in clause (2) above; (5) containing a confirmation that securing or guaranteeing would not cause any securing, guaranteeing or similar limit binding on it to be exceeded; and (6) certifying that each copy document relating to it specified in this clause (iv) is correct, complete and in full force and effect;

(v) a copy of the resolution of the general meeting of the shareholders evidencing that the articles of association of each of the Israeli Loan Parties have been amended to include substantially the following provisions: “Notwithstanding anything to the contrary herein or in any shareholders agreement, for so long as any shares of the Company are subject to a security interest granted in favor a Secured Party (as such term is defined in the Credit Agreement (as defined below)) under or in connection with the Credit Agreement dated January 31, 2023, as may be amended from time to time, (the “Credit Agreement”), any restrictions or limitations on, or approval requirements for, the transfer of shares or other securities, the registration of share transfers in the shareholders registry of the company, or the exercise of any rights, preferences, privilege and powers shall not apply to: (i) the creation of any lien over shares or other liens of the company in accordance with the Credit Agreement and the Israeli Security Documents (as such term is defined in the Credit Agreement); (ii) any transfer of the shares or other securities to any person under or pursuant to enforcement of the Credit Agreement and the Israeli Security Documents, including to the Secured Parties or any of their affiliates; and (iii) the registration of any such share transfer(s) in the shareholders registry of the company or the exercise of any rights, preferences, privileges and powers attached to such shares or conferred upon the holders thereof under law or by virtue of these Articles of Association or any contract.

The Company hereby irrevocably and unconditionally waives its right to a lien/forfeiture as prescribed by this Articles in respect of the shares or other securities of the Company which are pledged under the Israeli Security Documents (as such term is defined in the Credit Agreement).

The Secured Party and any receiver shall be third party beneficiaries of the provisions of this Article and no waiver, amendment or modification of this Article may be made without the prior written consent of the Administrative Agent (as such term is defined in the Credit Agreement)”;

(vi) evidence for filing of the request to the Israeli Innovation Authority in order to obtain the IIA Charge Approval;

(vii) an up-to-date shareholders’ registry of each of the Israeli Loan Parties, which shall indicate that the shares held by its parent are pledged and charged in favor of the Administrative Agent;

(viii) [reserved];

(ix) a legal opinion of Israeli legal counsel to each of the Israeli Loan Parties, addressed to the Administrative Agent and Lenders, dated as of the date of the Israeli Security Documents, and in form and substance reasonably satisfactory to the Administrative Agent;

(x) an up-to-date extract from the Israeli Companies Registrar of each of the Israeli Loan Parties, evidencing that it is not registered with the Israeli Companies Registrar as a “breaching company” (“hevrah meferah”) and that the only Liens that are placed over its assets, if any, are those which are permitted under this Agreement; and

(xi) an up-to-date extract from the Israeli Pledges Registrar with respect to Meridian Bioscience International Limited, evidencing that only Liens that are registered with the Israeli Pledges Registrar with respect to the Equity Interest of Meridian Bioscience International Limited in Meridian Bioscience Israel Holding Ltd., are those which are permitted under this Agreement.

(b) As soon as practicable and no later than seven (7) Business Days following the execution by each of the Israeli Loan Parties of an Israeli Security Document which is required to be filed with the Israeli Pledges Registrar and Israeli Companies Registrar, the Borrower shall have delivered to the Administrative Agent evidence that each such Israeli Security Document and the applicable respective filing forms required for the filing and registration of each such Israeli Security Document with the Israeli Pledges Registrar and Israeli Companies Registrar (as applicable), were duly and timely filed for registration with the Israeli Pledges Registrar and the Israeli Companies Registrar, as applicable, provided, however, that the Administrative Agent or other respective Secured Party has timely provided all of the information and documentation that is legally required, including notarized copies of its good standing certificate and incorporation certificate that are required, to the extent required, on its part in order to make such filing and effect such registration; and

(c) Once available, the Borrower shall have delivered to the Administrative Agent evidence as to the registration of the applicable charges with respect to the applicable Collateral that is required, under the respective Israeli Security Document, to be filed with the Israeli Pledges Registrar and Israeli Companies Registrar (as applicable), and copies of all respective charge registration certificates or pledge registration confirmations (as applicable) and copies of extracts from a search against each of the Israeli Loan Parties at the Israeli Pledges Registrar and Israeli Companies Registrar. It is hereby agreed that, if an evidence to each of the above filings was not received by the respective Israeli Loan Party on or prior to the date that is twenty-one (21) Business Days after the date of filing of the applicable forms with the Israeli Pledges Registrar and Israeli Companies Registrar (as applicable), then the respective Israeli Loan Party shall take all commercially reasonable efforts in order to cause the Israeli Pledges Registrar and/or Israeli Companies Registrar (as applicable) to issue the applicable evidence.

Section 5.22 DOJ Investigation. Prior to sending any material proposals to or agreeing to material obligations which, in each case, are materially less favorable to the Loan Parties taken as a whole than the DOJ Investigation Anticipated Outcome, imposed by the DOJ or any other Governmental Authority regarding matters related to the DOJ Investigation (the “Settlement Proposals”), the Borrower shall provide to the Administrative Agent and Lenders summaries of such Settlement Proposals and allow the Administrative Agent and Lenders an opportunity to provide comments or feedback prior to agreeing to the Settlement Proposals.

Section 5.23 Compliance with DOJ Settlement; Notice. The Borrower and the Subsidiaries shall comply with all requirements of the DOJ Settlement, including any provisions related to any deferred prosecution agreement, corporate integrity agreement, or other agreement with a Governmental Authority resulting from the DOJ Investigation. The Borrower shall provide copies to the Administrative Agent and Lenders of the final DOJ Settlement, including any deferred prosecution agreement, corporate integrity agreement or other agreements with any Governmental Authority in connection with the DOJ Investigation, within three (3) days of the effectiveness of the DOJ Settlement (or if later, upon execution thereof). The Borrower shall provide the Administrative Agent and the Lenders written notice not more than three (3) days after the Borrower or any Subsidiary receives oral or written notice from the OIG indicating that the Borrower or any Subsidiary will be excluded from any Federal Health Care Program.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees (and, solely with respect to Sections 6.04, 6.07, 6.08, 6.09, 6.12, and 6.13, Holdings covenants and agrees) with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such person will not, and will not permit any of the Subsidiaries (including, on and after the Initial Closing Date, the Target) to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) [Reserved];

(b) Indebtedness created hereunder (including with respect to any Loans incurred on the Additional Closing Date) and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower and any Subsidiary pursuant to Swap Agreements (excluding any Swap Agreements entered into for speculative purposes, which shall not be permitted);

(d) Indebtedness of the Borrower or any Subsidiary owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary or Indebtedness of any Subsidiary to the Borrower or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries to finance working capital needs of the Borrower and the Subsidiaries, (i) Indebtedness of any Subsidiary that is not a Loan Party owing to the Loan Parties shall be subject to Section 6.03 and (ii) (A) Indebtedness of the Borrower to any Subsidiary and (B) Indebtedness of any other Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall, if legally permissible and requested by the Administrative Agent (instructed by the Required Lenders), be subordinated to the Loan Document Obligations and the Guarantees of the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and the Lenders;

(f) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business consistent with past practice;

(g) Indebtedness of the Borrower or a Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including “earn outs”, seller notes or similar obligations and mark to market adjustments with respect to the foregoing), in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such acquisition in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof would not in the aggregate exceed $5.0 million;

(i) Indebtedness of the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(j) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(k) Indebtedness in respect of or arising under any bankers’ acceptance, bank guarantees, letter of credit, surety or any other instrument issued by a bank or financial institution, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or similar obligations;

(l) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements and (ii) other unsecured Indebtedness provided that (a) the Weighted Average Life to Maturity of such unsecured Indebtedness is not shorter than the Weighted Average Life to Maturity of the Loans, (b) the maturity of such unsecured Indebtedness is not earlier than 90 days after the latest Maturity Date then in effect, (c) such unsecured Indebtedness shall be expressly subordinated in right of payment to the Loan Document Obligations and the Guarantees of the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and the Lenders, (d) no such unsecured Indebtedness shall have different obligors than the Loans, (e) such unsecured Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of the Borrower or its Subsidiaries, and (f) such unsecured Indebtedness does not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events on the date of issuance and any payment that is intended to prevent any such unsecured Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Bankruptcy Code) prior to the latest Maturity Date in effect as of the time such unsecured Indebtedness incurred;

(m) Indebtedness representing deferred compensation to employees or other service providers of the Borrower or any Subsidiary incurred in the ordinary course of business;

(n) Indebtedness after the Initial Closing Date of the Borrower or any Subsidiary incurred (i) under cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) and (ii) under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders and (in each case) established for the Subsidiaries’ ordinary course of operations;

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity permitted by Section 6.05;

(p) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(q) Indebtedness incurred by the Borrower where the lender of such Indebtedness is a Parent Entity of the Borrower; provided that prior to the incurrence of such Indebtedness, the Borrower and such Parent Entity shall execute and deliver to the Administrative Agent a subordination agreement in form and substance satisfactory to the Administrative Agent;

(r) [Reserved];

(s) other Indebtedness of the Borrower or any Subsidiary; provided, that the aggregate principal amount of such Indebtedness incurred shall not exceed the greater of (x) $100.0 million and (y) 100% of EBITDA (calculated on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 5.04(a) or (b)); provided, that, in order to incur additional Indebtedness in reliance of this clause (s), to the extent such Financial Covenants are in effect, (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) and (y) the Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 10.2(a) or (b) of the Sponsor Guarantee;

(t) any other Indebtedness consented to by the Required Lenders (such consent not to be unreasonably withheld);

(u) [reserved];

(v) (i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after any acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) otherwise permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof (together with the aggregate amount of any other Indebtedness outstanding pursuant to this clause (i) and any Permitted Refinancing Indebtedness in respect of Indebtedness initially incurred under this clause (i) that is incurred under clause (ii) hereof) would not in the aggregate exceed $5.0 million and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(w) all premium (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (u) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (v), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Notwithstanding anything to the contrary contained in this Section 6.01 above (x), no Indebtedness incurred pursuant to this Section 6.01 shall rank senior in right of payment to the Loan Document Obligations, except for Indebtedness incurred by non-Loan Parties or by Loan Parties in reliance of clauses (i), (k), (n), (s) (other than the Indebtedness evidenced by the Revolving Credit Agreement), (t) (to the extent consented to by the Required Lenders), (v) and (w) (to the extent related to the foregoing clauses only), (y) Revolving Loans under the Revolving Credit Agreement (and unused commitments thereunder) and indebtedness under the Israel Grants may only be incurred in reliance of clause (s) above and (z) any Indebtedness that is incurred pursuant to this Section 6.01 above that is in the form of contractually subordinated Indebtedness shall not mature prior to the date that is ninety-one (91) days after the latest Maturity Date then in effect at the time of incurrence of such Indebtedness.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on any cash deposits in the DOJ Escrow Account;

(b) any Lien created under the Loan Documents (including with respect to any Loans incurred on the Additional Closing Date) and any Lien under any Permitted Refinancing Indebtedness incurred to Refinance the Indebtedness under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with the Applicable Accounting Standards;

(e) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) zoning laws and restrictions, survey exceptions and such matters as an accurate survey or zoning report would disclose (provided, with respect to any Mortgaged Property, such matters are reasonably acceptable to the Collateral Agent), easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business, that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(i) Liens or other title matters disclosed by the title insurance policies delivered on or subsequent to the Initial Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(j) any interest or title of a lessor or sublessor under any leases or sub-leases entered into by the Borrower or any Subsidiary in the ordinary course of business that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(k) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(l) Liens arising by virtue of any statutory or common Law or contractual provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights including the pledges of an account bank pursuant to their respective general business terms;

(m) Liens securing obligations in respect of trade-related letters of credit or trade-related bank guarantees permitted under Section 6.01(i) or Section 6.01(k) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof;

(n) customary provisions contained in leases or subleases, non-exclusive licenses, non-exclusive sublicenses, or other similar agreements (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business consistent with past practice and (i) not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole or (ii) not securing any Indebtedness;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(q) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(r) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(s) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(t) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(u) Liens on goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiary, as applicable, in respect of such letter of credit or bank guarantee to the extent permitted under Section 6.01 (other than Section 6.01(h));

(v) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(w) Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self-insurance arrangements; and any liens arising under or in respect of any indebtedness in respect of or arising under any bankers’ acceptance, bank guarantees, letter of credit, surety or any other instrument issued by a bank or financial institution, warehouse receipt or similar facilities entered into in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or similar obligations;

(x) [reserved];

(y) Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(z) Liens securing obligations under any Secured Hedge Agreements or Secured Cash Management Agreements;

(aa) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that the aggregate principal amount secured by such Liens (together with any Liens set forth on Schedule 6.02) shall not exceed $100.0 million; provided, that, in order to incur additional Indebtedness secured by Liens in reliance of this clause (aa), to the extent such Financial Covenants are in effect, (x) the Borrower is in compliance with each of the Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) and (y) Sponsor Guarantor is in compliance with each of the Sponsor Financial Covenants on a Pro Forma Basis for the then most recently ended Test Period, based on the financial statements delivered to the Administrative Agent pursuant to Section 10.2(a) or (b) of the Sponsor Guarantee;

(bb) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same property (which, for the avoidance of doubt, may include after-acquired property to the extent such after-acquired property would be subject to the existing Lien) that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(cc) Liens on assets not constituting Collateral securing obligations in respect of Indebtedness of any Subsidiary that is not a Loan Party that is permitted under Section 6.01, and other than to the extent such Indebtedness is permitted only to be incurred as unsecured Indebtedness or Indebtedness that is permitted to be secured only by Liens on assets constituting Collateral, as applicable, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof would not in the aggregate exceed $5.0 million; and

(dd) Liens securing Indebtedness permitted by Section 6.01(v) (limited to the assets subject to such Indebtedness and any accessions thereto or proceeds thereof) and (w)(to the extent related to Indebtedness permitted to be secured pursuant to the foregoing clauses (a) through (cc)).

For purposes of determining compliance with this Section 6.02, (A) a Lien need not be permitted solely by reference to one category of permitted Liens described in Section 6.02(a) through (dd) but may be permitted in part under any combination thereof and (B) in the event that a Lien meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (bb), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Notwithstanding anything to the contrary contained in this Section 6.02 above, (x) the Borrower shall not incur, assume or permit to exist any Lien over its Equity Interests in any Subsidiary (or on any income or revenues or rights in respect thereof) other than a Lien created or purported to be created by the Security Documents, Liens described in clause (s), and other Permitted Holdings Equity Liens, (y) no such Liens incurred pursuant to this Section 6.02 shall be senior to the Loan Document Obligations except for by operation of law, Liens permitted under this Section 6.02 which are granted by non-Loan Parties, Liens securing Indebtedness incurred in reliance of clauses (c), (d), (e), (f), (k), (m), (o), (p), (q), (v), (w) (to the extent related to the foregoing clauses only) and (dd), and (z) Liens securing Revolving Loans under the Revolving Credit Agreement (and unused commitments thereunder) and indebtedness under the Israel Grants may only be incurred in reliance of clause (aa) above.

Section 6.03 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person (including, for the avoidance of doubt, any Unrestricted Subsidiary), except:

(a) the Transactions;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt of non-cash consideration for the sale of assets permitted under Section 6.04;

(d) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate amount at any time outstanding not to exceed (calculated without regard to write-downs or write-offs thereof) $5.0 million (calculated at the time of incurrence), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Borrower (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower or such Subsidiary in cash as common equity;

(e) Accounts, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements (excluding any Swap Agreement entered into for speculative purposes, which, for the avoidance of doubt, shall not be permitted);

(g) Investments existing on, or contractually committed as of, the Initial Closing Date and set forth on Schedule 6.03 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (g) (calculated without regard to write-downs or write-offs) is not increased at any time above the amount of such Investments existing or committed on the Initial Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Initial Closing Date);

(h) Investments resulting from pledges and deposits under Sections 6.02(e), (f), (h),

(i) Investments constituting Permitted Business Acquisitions;

(j) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Initial Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Loan Parties, plus (B) the net amount outstanding in respect of intercompany loans made after the Initial Closing Date by Loan Parties to Subsidiaries that are not Loan Parties pursuant to clause (ii), plus (C) the aggregate outstanding amount of Guarantees of Indebtedness after the Initial Closing Date by Loan Parties of Subsidiaries that are not Loan Parties pursuant to clause (iii) (together with any Guarantees of Indebtedness set forth on Schedule 6.03) shall not exceed $5.0 million (plus any return of capital actually received by the respective investors in respect of such Investments theretofore made by them pursuant to this paragraph (j));

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any Subsidiary as a result of a foreclosure by the Borrower or such Subsidiary, as applicable, with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(l) Investments of a Subsidiary that is acquired after the Initial Closing Date or of an entity merged into or amalgamated or consolidated with the Borrower or a Subsidiary after the Initial Closing Date, in each case, (i) to the extent the acquisition of such Subsidiary or such merger, amalgamation or consolidation, as applicable, is permitted under this Section 6.03 and, in the case of any merger, amalgamation or consolidation, permitted under Section 6.04 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m) acquisitions by any Loan Party of obligations of one or more officers or other employees of the Borrower, any Parent Entity, such Loan Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(n) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower or any Parent Entity;

(p) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.05;

(q) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(r) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.03);

(s) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Subsidiary;

(t) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business;

(u) purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property Rights in each case in the ordinary course of business consistent with past practice, to the extent such purchases and acquisitions constitute Investments;

(v) Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower or any Parent Entity;

(w) Investments made by the Borrower or any of the Subsidiaries where the principal business of the entity or the business acquired or invested through such Investments is substantially the same as or similar, complementary and/or supplementary to, the business of the Borrower or such Subsidiary on or prior to the Initial Closing Date in an aggregate principal amount not to exceed $5.0 million;

(x) other Investments by the Borrower or any Subsidiary in an aggregate amount outstanding (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $60.0 million (plus any unused amounts available for Restricted Payments under Section 6.05(i)); and

(y) Investments in joint ventures and other Subsidiaries, provided that the aggregate principal amount of all such Investments in joint ventures and other Subsidiaries shall not exceed $10.0 million outstanding;

provided that, with respect to the foregoing paragraphs (x) and (y), the aggregate amount of all such Investments made, directly or indirectly, in any Unrestricted Subsidiary, shall not exceed $1.0 million.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 3.03, amount shall be deemed to be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested)

Section 6.04 Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease, license, sublicense or otherwise liquidate, dissolve or dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section 6.04 shall not prohibit:

(a) (i) the purchase and sale of Inventory and other property in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale, transfer, or disposition of immaterial, surplus, damaged, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Domestic Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party (and if the Borrower is party to such merger, the surviving person shall be the Borrower) and no person other than the Borrower or Subsidiary Loan Party receives any consideration, (ii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of such Subsidiary and is not materially disadvantageous to the Lenders or (iv) any Subsidiary of the Borrower may merge, amalgamate or consolidate into or with any other person in order to effect an Investment permitted pursuant to Section 6.03 so long as the continuing or surviving person shall be a Subsidiary of the Borrower, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Sections 6.03 and 6.06;

(d) Investments permitted by Section 6.03, Permitted Liens, Restricted Payments permitted by Section 6.05, and, to the extent constituting a disposition, the DOJ Settlement;

(e) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the account party thereon and not as part of an accounts receivable financing transaction;

(f) Permitted Business Acquisitions (including any merger, amalgamation or consolidation in order to effect a Permitted Business Acquisition); provided, that following any such merger, amalgamation or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Subsidiary that is not a Loan Party, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(g) leases, licenses, or subleases or sublicenses of any real or personal property (other than Intellectual Property Rights) in the ordinary course of business;

(h) sales, leases or other dispositions of Inventory of any of the Subsidiaries determined by the management of such Subsidiary to be no longer useful or necessary or economically practicable to maintain in the operation of the business of such Subsidiary or any of the Subsidiaries (including, in the ordinary course of business and consistent with past practice, allowing any unregistered trademark or service mark, or Intellectual Property Rights registration or application for registration that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be cancelled or invalidated);

(i) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(j) [reserved];

(k) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 50 % of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market termination value in excess of $1.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market termination value and (iii) in the event of a swap with a fair market termination value in excess of $2.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of the Borrower and (iv) any Net Cash Proceeds received by the Borrower or a Subsidiary in such exchange shall be applied in accordance with Section 2.09(c); provided, that (x) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (k) shall not exceed in any fiscal year of the Borrower, $5.0 million and (y) no Default or Event of Default exists or would result therefrom;

(l) the Transactions; and

(m) other sales, transfers, leases or dispositions of assets; provided, that (i) no Default or Event of Default exists at the time of the signing of the applicable sale, transfer, lease or disposition documentation or would result therefrom, (ii) the requirements of Section 2.09(c), to the extent applicable, are complied with in connection therewith, (iii) such disposition is for fair market value (as determined by the Borrower in good faith); and (iv) any such sale, transfer, lease or disposition does not constitute a sale, transfer, lease or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

Notwithstanding anything to the contrary contained in this Section 6.04 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.04 (other than sales, transfers, leases, licenses and other dispositions (x) to Loan Parties or (y) permitted by Section 6.04(b), (c), (e), (h), (i) or (l)) unless such disposition is for fair market value (as determined by the Borrower in good faith); and (ii) no sale, transfer or other disposition of assets shall be permitted by Section 6.04(a)(i), (a)(iii), (a)(iv), (h) or (m) unless such disposition is for at least 75% cash consideration (provided that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $1.0 million or to other transactions involving assets with a fair market value of not more than $5.0 million in the aggregate for all such transactions during the term of this Agreement) and (iii) no sale, transfer or other disposition by the Borrower of any Equity Interest in any Subsidiary shall be permitted, and the Borrower shall at all times maintain 100% Equity Interest in each Subsidiary (excluding, with respect to any Foreign Subsidiary, nominal Equity Interests held by local nationals to the extent such issuances are required by applicable Law). To the extent any Collateral is disposed of in a transaction permitted by this Section 6.04 to any person other than the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by any Loan Party in order to evidence the foregoing.

Section 6.05 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise) to, whether in cash, property, securities or a combination thereof (or, for the avoidance of doubt, with the Net Cash Proceeds of any IPO), with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests of Holdings, the Borrower or any Subsidiary or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Borrower) (any of the foregoing, a “Restricted Payment”); provided, however, that:

(a) any Subsidiary may make Restricted Payments to each direct owner of Equity Interests of such Subsidiary (other than, in any case, Holdings); provided that, in the case of a Subsidiary that is a non-Wholly Owned Subsidiary, (i) such dividends, repurchases or other distributions are made to all owners of such Subsidiary’s Equity Interests on a pro rata basis (or more favorable basis from the perspective of the Borrower and its Subsidiaries) based on their relative ownership interests and (ii) any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.03;

(b) the Borrower or any Subsidiary may make Restricted Payments in respect of (x) (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its direct or indirect (or any Parent Entity’s indirect) ownership of the Borrower or any Subsidiary, (iv) payments permitted by Section 6.06(b) (other than Section 6.06(b)(vii)) and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests in the Borrower or a Parent Entity) and (y) the Borrower may make Restricted Payments to any Parent Entity that files consolidated U.S. federal tax return for any year that includes the Borrower and any Subsidiaries as part of the consolidated tax group, in each case in an amount not to exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Borrower and the Subsidiaries paid such taxes directly as a standalone group or, if less, the portion of the tax liabilities of such Parent Entity allocable to the Borrower and the Subsidiaries (which shall be 100.0% for as long as such Parent Entity owns no assets other than the Equity Interests of the Borrower);

(c) Holdings, the Borrower or any Subsidiary may make Restricted Payments to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by future, then present or former directors, officers, employees, members of management and consultants (and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners) of any Parent Entity, the Borrower, any Subsidiary or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $2.0 million, which, if not used in any year, may be carried forward to the immediately succeeding fiscal year (plus (I) (x) the amount of net proceeds contributed in cash to the common stock of the Borrower after the Initial Closing Date that were proceeds of any key-person life insurance policies received during such calendar year and (y) the amount of net proceeds contributed in cash to the common stock of the Borrower after the Initial Closing Date that were received by any Parent Entity (to the extent contributed to the Borrower) during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangement, in each case, Not Otherwise Applied; provided, that the aggregate amount of such purchases or redemptions under this paragraph (I) shall not exceed in any fiscal year $2.0 million and shall not exceed $10.0 million in the aggregate, plus (II) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of the Borrower or any Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, plus (III) payments made with respect to withholding taxes related to such repurchases); and provided, further, that (i) in each case after giving effect thereto, no payment or bankruptcy Event of Default is outstanding or would result therefrom, and the Borrower is in compliance with the Borrower Leverage Covenant on a Pro Forma basis and (ii) cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.05;

(d) non-cash repurchases of Equity Interests of the Borrower and the Subsidiaries deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) any Subsidiary may make Restricted Payments to allow any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(f) any Subsidiary may make Restricted Payments to any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.03; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (b) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed as equity to a Subsidiary or (2) the merger (to the extent permitted in Section 6.04) of the person formed or acquired into a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(g) [reserved];

(h) distributions of the cash proceeds of an Additional Equity Investment effected pursuant to Section 7.01(s)(a)(ii); and

(i) other Restricted Payments in an aggregate amount not to exceed $100,000; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 6.06 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 5 % or more of any class of capital stock of the Borrower in a transaction involving aggregate consideration in excess of $3.0 million (an “Affiliate Transaction”), unless such transaction is upon terms no less favorable to Holdings, the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or of any Subsidiary,

(ii) loans or advances to employees or consultants of the Borrower (or any direct or indirect parent of the Borrower), or any of the Subsidiaries in accordance with Section 6.03(d),

(iii) transactions among the Borrower and any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business,

(v) transactions pursuant to or expressly contemplated by the agreements and arrangements in existence on the Initial Closing Date and set forth on Schedule 6.06 or any amendment thereto or substantially similar transactions or arrangements to the extent such amendment or substantially similar transactions or arrangements or is not adverse to the Lenders in any material respect,

(vi) (a) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) to any Parent Entity, Restricted Payments permitted under Section 6.05, including payments to be used by such Parent Entity or equity holders thereof to pay federal state and local Taxes being paid by such Parent Entity or equity holders and which are attributable to the income or operations of the Borrower or a Subsidiary, as applicable,

(viii) any purchase of the Equity Interest of the Borrower or any contribution to the equity capital of the Borrower pursuant to Section 6.05,

(ix) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(x) any transaction by the Borrower or any of the Subsidiaries in respect of which the Borrower or such Subsidiary delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower or such Subsidiary from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (a) in the good faith determination of the Borrower or such Subsidiary qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that (x) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (y) is fair, from a financial point of view, to the Borrower or such Subsidiary,

(xi) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xii) the issuance, sale or transfer of Equity Interests of the Borrower or any Subsidiary to any Parent Entity in connection with capital contributions by such Parent Entity to the Borrower or any Subsidiary,

(xiii) without duplication of any amounts otherwise paid with respect to taxes, payments by any Parent Entity, the Borrower and the Subsidiaries pursuant to tax sharing agreements among such Parent Entity, the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xiv) transactions among the Borrower and the Subsidiaries and not involving any other Affiliate,

(xv) advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) that are in the ordinary course of business,

(xvi) payments of ordinary course fees by the Borrower to SD Biosensor in respect of the Sponsor Guarantee,

(xvii) payments or loans (or cancellations of loans) to employees or consultants that are (a) approved by a majority of the Board of Directors of the Borrower in good faith, (b) made in compliance with applicable Law and (c) otherwise permitted under this Agreement, or

(xviii) transactions permitted by, and complying with, the provisions of Section 6.01, 6.04(b) (except for Section 6.04(b)(iv)) or 6.05.

Section 6.07 Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the date of this Agreement and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.08 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Restricted Payments; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.

(b) (x) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness of the Borrower or any Subsidiary Loan Party that is contractually subordinate to the Loan Document Obligations, including, but not limited to, any Indebtedness between or among the Loan Parties, but excluding, for the avoidance of doubt, the obligations under the Revolving Credit Agreement (“Junior Financing”), except for (a) (i) payments of regularly scheduled principal, interest and payment of fees, expenses and indemnification obligations and other payments permitted by the subordination terms applicable thereto, (ii) any Refinance of such Indebtedness with Permitted Refinancing Indebtedness, or (iii) any payment that is intended to prevent any such unsecured Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Bankruptcy Code, if any, so long as no Default or Event of Default exists or would result therefrom, or (b) with respect to any Indebtedness made by a Loan Party or a Subsidiary, (i) payments made by a Loan Party to a non-Loan Party shall be permitted so long as no Default or Event of Default exists or would result therefrom and notice has not been given to such Loan Party restricting payments, (ii) payments made by a Loan Party or a Subsidiary to a Loan Party shall be permitted at all times, and (iii) payments made by a non-Loan Party to another non-Loan Party shall be permitted at all times; or (y) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders;

(c) Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms (i) restricts the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, other than those arising under any Loan Document or the “Loan Documents” (as defined in the Revolving Credit Agreement, (ii) restricts the granting of Liens by any Loan Party or such Material Subsidiary pursuant to the Security Documents, other than those arising under any Loan Document or the “Loan Documents” (as defined in the Revolving Credit Agreement, (iii) [reserved] or (iv) creates any Lien (other than Liens arising by operation of Law or judgment liens) on any fee-owned Real Property that is not Material Real Property of the Borrower or any such Subsidiary, other than those arising under any Loan Document or the “Loan Documents” (as defined in the Revolving Credit Agreement), except, in each case, restrictions existing by reason of:

(A) Restrictions or Liens imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Initial Closing Date under Indebtedness existing on the Initial Closing Date and set forth on Schedule 6.01;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(s), (j) or (p) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement;

(G) customary provisions contained in non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.04 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.08;

(L) customary net worth provisions contained in Real Property leases entered into by the Borrower or the Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or any of its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) any encumbrances or restrictions of the type referred to in 6.02(aa) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the applicable Subsidiary, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

Section 6.09 Fiscal Year; Accounting. In the case of the Borrower or any Subsidiary, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC; provided that the Borrower’s and its Subsidiaries’ fiscal year may be changed to match the fiscal year of the Sponsor Guarantor as of the Initial Closing Date.

Section 6.10 [Reserved].

Section 6.11 Financial Covenants.

(a) [Reserved].

(b) [Reserved].

(c) Permit the Total Leverage Ratio of the Borrower and its Subsidiaries as of the last day of any Test Period ending on a date specified in column A below to be greater than the ratio specified opposite that date in column B below (the “Borrower Leverage Covenant”):

Column A	Column B
June 30, 2024	6.50:1
December 31, 2024	6.50:1
June 30, 2025	6.00:1
December 31, 2025	6.00:1
June 30, 2026	5.50:1
December 31, 2026	5.50:1
June 30, 2027 and each December 31 or June 30 thereafter to, but excluding, the Maturity Date	5.00:1

(d) Commencing with the fiscal quarter ending June 30, 2024, permit the Interest Coverage Ratio of the Borrower and its Subsidiaries as of the last day of any Test Period ending on June 30 or December 31 to be less than 2.00:1 (the “Borrower Interest Coverage Covenant”, together with the Borrower Leverage Covenant, the “Borrower Financial Covenants”).

Section 6.12 Anti-Corruption, Anti-Money Laundering Laws, and Sanctions. No Loan Party will directly or knowingly indirectly use the proceeds of any Loan hereunder, or directly or knowingly indirectly lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or any other Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) with or for the benefit of a Sanctioned Person or in any Sanctioned Country, in either case in violation of Sanctions, (C) in any manner that would result in a violation of Anti-Corruption Laws or Sanctions in any respect or Anti-Money Laundering Laws in any material respect, by any Loan Party, any Lender, Agent Party, or other Person holding or participating in these Loans, or (D) in any manner that would reasonably result in any party to this Agreement becoming designated as a Sanctioned Person.

No Loan Party will fund any repayment of the credit under the Loan Documents with proceeds obtained, directly or knowingly indirectly, in violation of any applicable Anti-Corruption Laws or Sanctions in any respect, or Anti-Money Laundering Laws in any material respect.

Section 6.13 Holding Company. (a) Shall not permit Holdings to create, incur, assume or permit to exist any Lien on any of the Equity Interests issued by the Borrower to Holdings other than Permitted Holdings Equity Liens, and (b) except for any Permitted Holding Company Activity, shall not permit Holdings to trade, carry on any business or own any material assets or incur any material liabilities (and, for the avoidance of doubt, Holdings shall not be permitted to dispose of any Equity Interests of the Borrower or its Subsidiaries).

Section 6.14 Preferred Equity. The Borrower shall not issue any preferred stock or preferred equity in any of its Subsidiaries; provided, however that this restriction shall not apply so long as dividends or other distributions on account of such preferred stock or equity to the Sponsors or its Investment Affiliates or any third party are expressly restricted until the earlier of the latest Maturity Date and repayment in full of the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments.

Section 6.15 Speculative Swaps. Incur create, assume or permit to exist any speculative Swap Agreements.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. Subject to Section 1.04, in case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document, the Perfection Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (or, if already qualified by materiality, false or misleading) when so made, deemed made or furnished by the Borrower or any other Loan Party, and such default shall continue unremedied for a period of fifteen (15) Business Days after the earlier of (i) notice of such default is provided by the Borrower to the Administrative Agent and/or any Lender and (ii) Borrower’s knowledge of such default;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 5.01(a), 5.05(a), 5.08, 5.22 or 5.23 (in the case of Section 5.23, after the lapse of any applicable cure period or giving of notice, to the extent required, in each case, under the DOJ Settlement) or in ARTICLE VI provided that any default under Section 6.11 is subject to cure as provided under Section 7.03;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above), such default shall continue unremedied for a period of thirty (30) days after notice of such default is provided by the Borrower to the Administrative Agent and/or any Lender;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness, including the Indebtedness under the Revolving Credit Agreement, becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired or notice having been given, if so required) the holder or holders of any Material Indebtedness, including the Indebtedness under the Revolving Credit Agreement, or any trustee or agent on its or their behalf to cause any such Material Indebtedness, including the Indebtedness under the Revolving Credit Agreement, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness, including the Indebtedness under the Revolving Credit Agreement, at the stated final maturity thereof; or (iii) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any definitive documentation governing Material Indebtedness, including the Indebtedness under the Revolving Credit Agreement; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of a notice of intention in respect thereof) relating to (i) the liquidation, reorganization, winding-up, dissolution or suspension of general operations or other relief in respect of the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings, or of a substantial part of the property or assets of the Borrower or any Subsidiary or the Sponsor Guarantor or Holdings, under any Debtor Relief Law, (ii) the appointment of a receiver, liquidator, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings, (iii) the winding-up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.04) or the Sponsor Guarantor or Holdings; and such case proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or with respect to an English Loan Party, is not discharged, stayed or dismissed within fourteen (14) days of commencement;

(i) the Borrower or any Subsidiary or the Sponsor Guarantor or Holdings shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or the Sponsor Guarantor or Holdings or for a substantial part of the property or assets of the Borrower or any Subsidiary or the Sponsor Guarantor or Holdings, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of, $25.0 million (to the extent not covered by indemnities or insurance) in each case, which judgments are not discharged or effectively waived or stayed within a period of sixty (60) consecutive days from the date of judgment, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a U.S. district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, or a similar event shall have occurred with respect to any Foreign Pension Plan or (iii) the Borrower or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the Sponsor Guarantor, Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) other than in accordance with the Loan Documents, any security interest purported to be created by any Security Document, and to extend to assets that constitute a material portion of the Collateral, shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the relevant Security Document or to file UCC continuation statements or similar filings in other jurisdictions or take the actions described on Schedule 3.04 (it being agreed, for the avoidance of doubt, that the Administrative Agent shall not be required to file UCC continuation statements or similar filings in other jurisdictions or take the actions described on Schedule 3.04) and except to the extent that such loss is covered by a lender’s title insurance policy, the monetary value of such insurance policy which would be sufficient to cover the losses, and the Required Lenders shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees by the Sponsor Guarantor, Holdings or any other Loan Party of any of the Obligations, the Initial Closing Date Pari Passu Intercreditor Agreement or any other material guarantee, subordination or intercreditor provision shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Sponsor Guarantor, Holdings the Borrower, or any other Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

(m) in the case of the Sponsor Guarantor or Holdings (i) any event or condition occurs that (A) results in any of its Indebtedness in an aggregate principal amount exceeding $25.0 million becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any of its Indebtedness in an aggregate principal amount exceeding $25.0 million or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) it fails to pay the principal of any Indebtedness in an aggregate principal amount exceeding $25.0 million at the stated final maturity thereof; or (iii) after giving effect to any notice or the lapse of any cure periods, an event of default shall be made in the due observance or performance by it of any covenant, condition or agreement contained in any Loan Document to which it is a party or any definitive documentation of any Indebtedness in an aggregate principal amount exceeding $25.0 million;

(n) [Reserved];

(o) [Reserved];

(p) [Reserved];

(q) (i) the final settlement amount, inclusive of financial liability imposed by the DOJ and any other Governmental Authority, payable by the Loan Parties under the DOJ Settlement in an aggregate amount is more than $60.0 million, (ii) the DOJ Settlement results in the Borrower or any Subsidiary being charged with a felony, except in connection with the Borrower’s or such Subsidiary’s entry into or proposed entry into a deferred prosecution agreement with a felony criminal charge, (iii) any Lender determines in its DOJ Permitted discretion (each such lender, an “Eligible Exit Lender”) (x) on or before the tenth (10) Business Day after any DOJ Exit Commencement Date, that the DOJ Settlement or any other outcome of the DOJ Investigation results in a Material Deviation from the DOJ Investigation

Anticipated Outcome and (y) following a thirty (30) day review period (beginning on the date on which any Lender identifies a Material Deviation), that the DOJ Settlement or any other final outcome of the DOJ Investigation results in an Unfavorable Outcome (it being understood and agreed that the Borrower may not incur any Loans under this Agreement during such thirty (30) day review period without the consent of the Required Lenders) or (iv) the occurrence of any Specified Outcome; provided, that, upon the repayment of the Obligations (other than in respect of contingent indemnification and expense reimbursement claims not then due) owing to each Eligible Exit Lender (which has delivered an Election Notice to the Borrower) in accordance with the terms of Section 2.09(g), the Default and Event of Default arising from the foregoing subclause (iii) shall be automatically waived without any further action by any of the parties hereto;

(r) any breach of or default by the Borrower or any of its Subsidiaries under (after the lapse of any cure period or giving of notice, if so required) (i) the DOJ Settlement, including the breach of any provision of a deferred prosecution agreement entered into in connection with the DOJ Investigation or (ii) any other agreement with any other Governmental Authority entered into in connection with the DOJ Investigation; or

(s) if, as of July 1, 2023 (the “Initial Equity Date”), neither of the following shall have occurred: (a) (i) Holdings shall have received an aggregate investment in cash in the form of preferred equity or common equity in an aggregate gross amount equal to at least $200.0 million from (x) SJL Partners (by itself or through one of its Investment Affiliates) and/or (y) any other Person that is not a consolidated subsidiary of SD Biosensor (such a person described in the foregoing clause (y), an “Additional Equity Investor”) and (ii) Holdings shall distribute the net cash proceeds of the equity investments described in the preceding clause (i) to SD Biosensor for an aggregate amount equal to at least $200.0 million cash or (b) SD Biosensor shall have sold in one transaction or a series of related transactions its preferred equity or common equity interests in Holdings for an aggregate amount equal to at least $200.0 million cash to (x) SJL Partners (by itself or through one of its Investment Affiliates) and/or (y) one or more Additional Equity Investors (the transactions described in the foregoing clauses (a) and (b), an “Additional Equity Investment”). On or prior to Initial Equity Date, SJL Partners or one of its Investment Affiliates has failed to invest into Holdings in the form of preferred equity pursuant to the definitive documentation governing the Additional Equity Investment, which shall provide that SJL Partners or one of its Investment Affiliates fulfill management roles and enjoy such governance rights as are agreed between SJL Partners (or one of its Investment Affiliates) and SD Biosensor.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable Law or in equity; and in any event with respect to the Borrower described in clauses (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 [Reserved].

Section 7.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with any Financial Covenant under Section 6.11 (c) and (d), then from the last day of the relevant fiscal quarter with respect to which such Financial Covenant are being tested until the date the relevant financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 5.04(a) (the “Cure Period”, and the last day of such period, the “Anticipated Cure Deadline”), the Borrower shall have the right to issue or obtain a direct or indirect contribution to its equity (which shall be in the form of common equity (other than Disqualified Stock) or otherwise in a form reasonably acceptable to the Administrative Agent) for cash (it being understood that such contribution to the Borrower’s equity may also be made by the Sponsor Guarantor) (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the irrevocable election of the Borrower to exercise such Cure Right, the calculation of EBITDA (solely as used with respect to such Financial Covenant and solely for purposes of determining compliance with Section 6.11) shall be recalculated for such fiscal quarter giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased by an amount equal to the Cure Amount; provided, that, in connection with any such increase to EBITDA, there shall be no pro forma or other reduction in Funded Debt, through either the netting of cash or prepayment of Loans or other Indebtedness, with the Cure Amount for the purposes of determining compliance with any Financial Covenants for the periods in which such Cure Amount is included in EBITDA unless the Cure Amount is actually applied to prepay Loans in accordance with Section 2.09(a), and in any event, no such reduction in Funded Debt shall apply to the applicable quarter for which EBITDA was so increased (nor any Test Period which references Consolidated Four Quarter EBITDA including such applicable quarter); and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the applicable Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of Section 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Covenants that had occurred shall be deemed automatically cured for the purposes of this Agreement without any further action from any Person.

(b) [Reserved].

(c) Notwithstanding anything herein to the contrary, (i) in the case of direct or indirect cash equity contributions, such Cure Right may not be exercised more than two (2) times during any consecutive twelve (12) month period, (ii) in the case of direct or indirect cash equity contributions, there can be no more than five fiscal quarters in respect of which such Cure Right is exercised after the Initial Closing Date, (iii) for purposes of this Section 7.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the applicable Financial Covenant set forth in Section 6.11 plus $500,000, (iv) all Cure Amounts shall be disregarded for purposes of the calculation of EBITDA for all other purposes (including calculating any financial ratio, basket levels, pricing, threshold or other exception or item under the Loan Documents governed by reference to EBITDA), other than for determining compliance with the applicable Financial Covenant and (v) during the Cure Period, the Borrower may not incur any Loans under this Agreement.

Section 7.04 Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel) payable to the Administrative Agent in its capacity as such (including as collateral agent (or equivalent capacity) for any Secured Party under this Agreement, the Security Documents and the intercreditor agreements);

(b) second, to payment of that portion of the Obligations constituting fees, indemnities, prepayment premiums (if any), expenses and other amounts (other than principal and interest) payable to the Lender (including fees, disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) held by them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and any amounts due and owing in respect of applicable Secured Cash Management Agreements and Secured Hedge Agreements, ratably among the Lenders and Secured Parties in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, and not otherwise paid pursuant to clause (d) above, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(f) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrower or as otherwise required by law.

ARTICLE VIII

THE AGENTS

Section 8.01 Appointment. (a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as collateral agent (or security trustee or equivalent capacity)) for such Lender and the other Secured Parties under this Agreement, the Security Documents and the intercreditor agreements, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf, in any form, notarial or otherwise.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Hedge Agreements and Secured Cash Management Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this ARTICLE VIII (including, without limitation, Section 8.07) and Section 9.05 as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. For the avoidance of doubt, nothing in this Agreement or any other Loan Document shall require Administrative Agent to file or record any financing statements, continuation statements, recordations of Liens or other documents relating to, or be responsible for perfecting or maintaining the security interests purported to be created in, any Collateral for the benefit of the Secured Parties (except for the safe custody by Administrative Agent of any Collateral in its possession and the accounting for moneys actually received by it hereunder) and such responsibility shall be solely that of the Borrower.

Section 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact (to which it shall be entitled to grant power of attorney for these purposes) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any

Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Applicable Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Applicable Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct (as found by a final and non-appealable decision of a court of competent jurisdiction).

Section 8.03 Exculpatory Provisions. Neither the Administrative Agent or its Affiliates nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Sponsor Guarantor or any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Sponsor Guarantor or any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (x) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (y) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the person serving as the Applicable Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or the filing or recording of any Lien granted to the Administrative Agent hereunder or under any Security Document, or (vi) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders” provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may affect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws (including the UK Insolvency Act 1986 with respect to the English Loan Parties) and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders. Use of the term “agent” in this Agreement or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent does not connote (and is not intended to connote), any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties. In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement or the other Loan Documents. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action (or refraining to act) under this Agreement or any other Loan Document unless it shall (i) first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07 Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) on demand, in the amount of its pro rata share (based on its Total Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.09 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation as Administrative Agent to the Lenders and the Borrower. The Administrative Agent’s notice of resignation shall be effective upon thirty (30) days’ written notice (or such longer period as the Administrative Agent may agree) whether or not a successor agent has been appointed (the “Resignation Effective Time”). If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders, with the consent of the Borrower (to the extent no Event of Default is continuing), shall appoint from among the Lenders (or any Affiliate of the Lenders or any third party entity acceptable to the Required Lenders) a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. With effect from the Resignation Effective Time, (1) the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and other Loan Documents (except that in the case of any Collateral held by the Administrative Agent as collateral agent (or equivalent capacity) on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent). Regardless of whether a successor is appointed, as of the Resignation Effective Time, the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Agreement and other Loan Documents (except that in the case of any Collateral held by the Administrative Agent as collateral agent (or equivalent capacity) on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Any Person into which the Administrative Agent is merged or converted or with which it is consolidated, or any Person resulting from any merger, conversion or consolidations which the Administrative Agent is a party, or any Person to which substantially all of the corporate trust or agency business of the Administrative Agent is transferred, shall continue to serve as the Administrative Agent under this Agreement without further action.

Section 8.10 Lead Arrangers. None of the Lead Arrangers or the Coordinating Bank shall have any relationship of trust or agency with the Sponsor Guarantor or any Loan Party or any duties, responsibilities or obligations hereunder in its respective capacity as such.

Section 8.11 [Reserved].

Section 8.12 Security Documents and Administrative Agent Under Security Documents and Guarantees. The Lenders authorize the Administrative Agent to release any Collateral or Guarantor Parties in accordance with Section 9.18. The Lenders irrevocably agree that (a) the Administrative Agent may, without any further consent of any Lender, enter into or amend the Initial Closing Date Pari Passu Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (b) the Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (c) the Initial Closing Date Pari Passu Intercreditor Agreement and any other intercreditor agreement referred to in the foregoing clause (a), entered into by the Administrative Agent, shall be binding on the Secured Parties. Furthermore, the Lenders (including in their capacities as potential Cash Management Banks and potential Hedge Banks) hereby authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02 to be senior to the Liens of the Administrative Agent on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such Lien is permitted under this Agreement or that such property is Excluded Property, as applicable.

Section 8.13 [Reserved].

Section 8.14 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Sponsor Guarantor or any Loan Party (and with respect to English Loan Parties, in accordance with the UK Insolvency Act 1986), (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, Eligible Assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 8.15 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.16 Erroneous Payment. (a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five (5) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing) return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), and together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent ( or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.16(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.16(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interest of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Sponsor Guarantor, the Borrower or any other Loan Party; provided that this Section 8.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.17 Appointment of Administrative Agent as security trustee.

(a) For the purposes of any Liens or Collateral created under the English Security Agreements, the following additional provisions shall apply.

(b) In this Section 8, the following expressions have the following meanings:

“Appointee” shall mean any receiver, administrator, administrative receiver or other insolvency officer appointed in respect of any Loan Party or its assets.

“Charged Property” shall mean the assets of the Loan Parties subject to a security interest under the English Security Agreements.

“Delegate” shall mean any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).

(c) The Secured Parties appoint the Administrative Agent to hold the security interests constituted by the English Security Agreements on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts that appointment.

(d) The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(e) Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.

(f) The Administrative Agent shall have no duties or obligations to any other person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(g) The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the English Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(h) The Administrative Agent may (whether for the purpose of complying with any Law of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the English Security Agreements as may be conferred by the instrument of appointment of that person.

(i) The Administrative Agent shall notify the Secured Parties of the appointment of each Appointee (other than a Delegate).

(j) The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.

(k) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Administrative Agent (in its capacity as security trustee) under the English Security Agreements, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security trustee) in the provisions of the English Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(l) Each Secured Party confirms its approval of the English Security Agreements and authorizes and instructs the Administrative Agent: (i) to execute and deliver the English Security Agreements; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the English Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Secured Parties under the English Security Agreements.

(m) The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(n) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by an English Security Agreement and accordingly authorizes: (a) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(o) Except to the extent that an English Security Agreement otherwise requires, any moneys which the Administrative Agent receives under or pursuant to an English Security Agreement may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(p) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the English Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Administrative Agent considers desirable.

(q) The Administrative Agent shall not be liable for (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by an English Security Agreement; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by an English Security Agreement; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or (iv) any shortfall which arises on enforcing an English Security Agreement.

(r) The Administrative Agent shall not be obligated to (i) obtain any authorization or environmental Permit in respect of any of the Charged Property or an English Security Agreement; (ii) hold in its own possession an English Security Agreement, title deed or other document relating to the Charged Property or an English Security Agreement; (iii) perfect, protect, register, make any filing or give any notice in respect of an English Security Agreement (or the order of ranking of an English Security Agreement), unless that failure arises directly from its own gross negligence or willful misconduct; or (iv) require any further assurances in relation to an English Security Agreement.

(s) In respect of any English Security Agreement, the Administrative Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(t) In respect of any English Security Agreement, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.

(u) Every appointment of a successor Administrative Agent under an English Security Agreement shall be by deed.

(v) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Agreement.

(w) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).

(x) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any English Security Agreement shall be 80 years from the Initial Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(d), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Sponsor Guarantor or the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.13, 2.14, 2.15 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Sponsor Guarantor, Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Sponsor Guarantor, Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (1) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer without such consent shall be null and void), and (2) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 or ARTICLE X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) Subject to the conditions set forth in the remainder of this clause (b), any Lender may assign (x) without the prior written consent of any other Person, to one or more Eligible Assignees or (y) to one or more Ineligible Institutions, with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Borrower and such consent to be deemed given if the Borrower does not object to such assignment within seven (7) Business Days after receipt from a Responsible Officer of the Borrower of a written request thereof (provided that if an Event of Default has occurred and is continuing, no such Borrower consent shall be required under this clause (y)), in each case, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and/or Loans):

(i) [reserved];

(ii) the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance; and

(iii) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.15 and (y) any information and documentation reasonably requested by the Administrative Agent for purposes of compliance with applicable “know your customer” provisions of Anti-Money Laundering Laws, including the USA PATRIOT Act.

(iv) Subject to acceptance and recording thereof pursuant to subclause (vi) below, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, 2.14, 2.15 and 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04;

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; and,

(vi) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms and any know your customer information requested by the Administrative Agent, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a Promissory Note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other party, sell participations to one or more banks or other entities other than (I) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (I), (II) any Ineligible Institution (provided that a Lender may sell participations to an Ineligible Institution with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Borrower and such consent to be deemed given if the Borrower does not object to such sale within seven (7) Business Days after receipt from a Responsible Officer of the Borrower of a written request thereof (provided that if an Event of Default has occurred and is continuing, no such Borrower consent shall be required under this clause (II)), the Borrower and its Affiliates or (III) the Sponsors and their respective Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and/or Loans); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to subclauses (i), through (vii) of the first proviso to Section 9.08(b) and (ii) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Sections 2.15(g) and (h) (it being understood that the documentation required under Sections 2.15(g) and (h) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 and 2.15 as if it were an Eligible Assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Sections Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Administrative Agent, any Loan Party or any other Person, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in clause (d) above.

(f) If the Borrower wishes to replace the Loans or Commitments in accordance Section 2.20(j) with ones having different terms, it shall have the option, with the consent of the Administrative Agent (acting at the direction of the Required Lenders) and subject to at least three (3) Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders, to assign such Loans or Commitments to the designees of the Administrative Agent and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.04(b)).

Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to this Agreement. By receiving such purchase price, the Lenders, shall automatically be deemed to have assigned the Loans or Commitments, pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (f) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Section 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, any of the Lead Arrangers, the Coordinating Bank or any of their respective affiliates in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, or by the Administrative Agent or any Lead Arrangers in connection with the syndication of the Commitments (including with respect to the Loans incurred on the Additional Closing Date), administration of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence, initial and ongoing appraisals and Collateral examinations to the extent incurred in accordance with the terms of this Agreement, mortgage recordings, title registrations, UCC filings and other filings in connection with the creation and perfection of the Liens of the Administrative Agent (and the priority thereof) as contemplated hereby or other Loan Documents and the reasonable fees, disbursements and charges of no more than one counsel in each jurisdiction where Collateral is located) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such amendment, waiver or modification is approved by the applicable Lenders), including the reasonable and documented out-of-pocket fees, charges and disbursements of a single primary counsel for all such persons (other than the Administrative Agent) taken as a whole, and a single primary counsel for the Administrative Agent (which, in connection with the Initial Closing Date and the Additional Closing Date shall be Davis Polk & Wardwell LLP), and the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per applicable jurisdiction and one healthcare regulatory counsel, provided that, the attorney’s fees are subject to the applicable fee caps as agreed among the Sponsors and the Administrative Agent and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable and documented out-of-pocket fees, charges and disbursements of a single primary counsel for all such persons, taken as a whole, and the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per applicable jurisdiction (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict, of another primary firm for such affected person and all similarly affected persons and another firm of local counsel per applicable jurisdiction for such affected person and all similarly affected persons).

(b) The Borrower agrees to indemnify the Administrative Agent, the Lead Arrangers, each Lender, each of their respective Affiliates, successors and assigns and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable documented counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to (A) one counsel for the Administrative Agent and its related Indemnitees and (B) not more than one counsel for all other Indemnitees taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for the Administrative Agent and its related Indemnitees and a single local counsel in each appropriate jurisdiction for all other Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest where such Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee and all similarly affected Indemnitees and, if necessary, a single local counsel in each appropriate jurisdiction for such affected Indemnitee and all similarly affected Indemnitees), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party or the Borrower (including its equity holders, affiliates, creditors, or any other person) or any other Loan Party or any Subsidiary or the Sponsor Guarantor; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that (A) such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith, or willful misconduct of such Indemnitee (B) such losses, claims, damages, liabilities or related expenses result from a claim brought by the Borrower or any of its Subsidiaries against such Indemnitee for material breach of such Indemnitee’s obligations hereunder and the Borrower or such Subsidiary, as applicable, has obtained a final, non-appealable judgement in its favor on such claim from a court of competent jurisdiction or (C) such losses, claims, damages, liabilities or related expenses result from a proceeding that does not involve an act or omission by the Borrower or any of their respective Affiliates and that is brought by an Indemnitee solely in its capacity as such against another Indemnitee or in fulfillment of its role as the Administrative Agent, Lead Arranger or similar role in respect of any Commitment or Loans) (for purposes of this proviso only, (x) “Indemnitee” shall not include any agents or advisors and (y) each of the Administrative Agent, any Lead Arranger or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to (A) one counsel for the Administrative Agent and its related Indemnitees and (B) not more than one counsel for all other Indemnitees taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for the Administrative Agent and its related Indemnitees and a single local counsel in each appropriate jurisdiction for all other Indemnitees taken as a whole) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) any claim, liability or obligation related in any way to, or arising under, Environmental Laws and related in any way to Holdings, the Borrower or any of their respective subsidiaries, or (b) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned, leased or operated by Holdings, the Borrower or any of their respective subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that (A) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the facilities hereunder or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.15, this Section 9.05 shall not apply to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(d) To the fullest extent permitted by applicable law, neither Holdings, nor the Sponsor Guarantor, nor the Borrower shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding Excluded Accounts) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the Obligations of Holdings, the Borrower or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured; provided, that no amounts set off with respect to any Loan Party party to the Guarantee Agreement shall be applied to any Excluded Swap Obligations of such Person. The rights of each Lender and each of their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO SUCH LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Sponsor Guarantor, Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Sponsor Guarantor, Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.11 or Section 8.12, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Sponsor Guarantor, Holdings, the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or extend the scheduled date of any amortization payment in respect of, or decrease the rate of interest on (except in connection with the waiver of applicable of any post default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)), any Loan, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (A) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment shall not constitute a decrease or forgiveness of the principal amount of any Loan and (B) only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest or fees at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder;

(ii) increase or extend the Commitment of any Lender or decrease any fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender;

(iii) extend any date on which payment of interest on any Loan or any fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) (x) amend the provisions of Section 2.16(b) of this Agreement, Section 4.01 of the U.S. Security Agreement or any comparable provision of any other Loan Document in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby; or (y) amend the provisions of Section 7.04 of this Agreement without the prior written consent of all Lenders;

(v) amend or modify the provisions of Section 3.25, Section 5.14, Section 5.15 or Section 6.12 or the definitions of “Sanction List”, “Sanctions”, “Sanctions Authorities”, “Sanctioned Person” or “Sanctioned Country”, without the prior written consent of all Lenders;

(vi) amend or modify the provisions of this Section 9.08 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Initial Closing Date);

(vii) release all or substantially all of the Collateral or release any of the Guarantor Parties from their obligations under the Guarantee Agreement or the Sponsor Guarantee (as applicable) or release all or substantially all of the value of the related guarantees unless, in the case of any release of Collateral relating to a Subsidiary Loan Party, it or its assets are sold or otherwise disposed of in a transaction permitted by this Agreement as in effect on the Initial Closing Date, without the prior written consent of each Lender;

(viii) amend, waive or modify any term or provision to permit the issuance or incurrence of any Indebtedness (including any exchange of existing Indebtedness that results in another class of Indebtedness) with respect to which (x) the Liens on the assets of the Loan Parties securing the Loan Document Obligations would be subordinated or (y) all or any portion of the Loan Document Obligations would be subordinated in right of payment, in each case, without the written consent of each of the Lenders under Loans directly and adversely affected thereby; or

(ix) amend, modify or waive any term or provision of Section 7.01(q) without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Eligible Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local Law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Secured Party under any Loan Document.

(d) [Reserved].

(e) [Reserved].

(f) Notwithstanding the foregoing or any other provision of the Loan Documents (I) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (and without the need to obtain the consent of any other Lender) to the extent necessary (A) to correct or cure any ambiguity, errors, omission, defect or inconsistency, (B) to correct, cure, effect or reflect any administrative modifications of a technical or immaterial nature as the Administrative Agent and the Borrower shall determine in their reasonable discretion or (C) to correct or cure any incorrect cross references or similar inaccuracies or (D) to integrate any Additional Loans in a manner consistent with Section 2.20 and (II) the Security Documents and any related documents executed in connection with this Agreement may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local Law on the advice of counsel with respect thereto or (y) cause such Security Document or related document to be consistent with the Loan Documents.

(g) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower at least three (3) Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (i) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (ii) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may reasonably determine whether such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Secured Parties hereby authorize the Administrative Agent to make such determinations.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, each Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “delivery,” “execute,” “execution” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing (which may be by electronic mail) by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterparty.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating hereto or any other Loan Documents, or any of the Obligations, shall be brought in any state or federal court of competent jurisdiction in the State and County of New York. By executing and delivering this Agreement, each Loan Party, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts (other than with respect to actions by the Administrative Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto); (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Loan Parties at its address provided in accordance with Section 9.01 (and the Borrower hereby agrees to serve as a process agent on behalf of all Loan Parties); (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Loan Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every aspect and (e) agrees that the Administrative Agent and Lenders retain the right to serve process in any other manner permitted by Law or to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment.

Section 9.16 Confidentiality. Each of the Lenders and the Administrative Agent agrees that it shall maintain in confidence any information relating to the Sponsor Guarantor, Holdings, the Borrower or any Subsidiary furnished to it by or on behalf of the Sponsor Guarantor, Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a direct or indirect result of any disclosure by such party in violation of this Section 9.16, (b) has been independently developed by such Lender or the Administrative Agent, as applicable, without violating this Section 9.16, (c) was made available to such Lender or the Administrative Agent, as applicable, from another Lender or Agent Party or from the Sponsors or their Affiliates or any of their advisors or another third party having, to such person’s knowledge, no obligations of confidentiality to the Sponsor Guarantor, Holdings, the Borrower or any other Loan Party, (d) is identified at the time of delivery as non-confidential by the Sponsors or their Affiliates or any of their advisors, or (e) is known by such Lender or the Administrative Agent, as applicable, before the date the information is disclosed to it in accordance with this Section 9.16 or is lawfully obtained by such Person after that date, from a source which is, as far as such Person is aware, unconnected with the Sponsors or their Affiliates and which, in either case, as far as that Person is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors or to any person that approves or administers the Loans on behalf of such Lender or the Administrative Agent, as applicable (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 except there is no such requirement to so instruct if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the information), except: (i) to the extent necessary to comply with Law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (in which case such Lender or the Administrative Agent shall inform the Borrower prior to such disclosure to the extent permitted by Law), (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities, self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., or any credit insurance provider, (iii) to its parent companies, Affiliates, Approved Funds, partners and successors (together with the Lenders and the Administrative Agent, the “Permitted Parties”) and any auditors, professional advisers, insurers, insurance brokers, other brokers, service providers and direct or indirect providers of credit protection to a Permitted Party (so long any such auditors, professional advisors, insurers, insurance brokers, other brokers, service providers and direct or indirect providers of credit protection (A) have been instructed to keep the same confidential in accordance with this Section 9.16 or (B) are under a duty of confidentiality to the relevant Permitted Party), (iv) in order to enforce its rights under any Loan Document in any litigation, arbitration, administrative or other investigations, proceedings or disputes, including to any person to whom information is required to be disclosed in connection with, and for the purposes of, such litigation, arbitration, administrative or other investigations, proceedings or disputes, (v) to any pledgee or prospective pledgee under Section 9.04(d) or any other prospective Eligible Assignee or transferee of, or prospective Participant in, any of its rights or obligations under this Agreement or any other Loan Document or to any other person with (or through) whom such Lender or the Administrative Agent (as applicable) may enter into any other transaction under which payments are to be made or may be made by reference to, one or more Loan Documents and/or one or more Loan Parties, and to the agents, Approved Funds and professional advisers of any of the foregoing persons referred to in this paragraph (v) (so long as any such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (vii) to any rating agency, CUSIP bureau, or credit insurer when required by it and (viii) to any other party to this Agreement or any other Loan Document (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16). In addition to the above, all parties shall always comply with applicable data protections laws, in particular the European Union General Data Protection Regulation.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE SPONSOR GUARANTOR, HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE SPONSOR GUARANTOR, HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE SPONSOR GUARANTOR, HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE SPONSOR GUARANTOR, HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

Section 9.17 Direct Website Communications.

(a) Delivery.

(i) Subject to applicable data protections laws, in particular the European Union General Data Protection Regulation, each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Borrower Materials”), by transmitting the Borrower Materials in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Borrower Materials to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.17 shall prejudice the right of the Administrative Agent, the Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Borrower Materials by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Borrower Materials to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Borrower Materials have been posted to the Platform (as defined below) shall constitute effective delivery of the Borrower Materials to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Subject to applicable data protections laws, in particular the European Union General Data Protection Regulation, each Loan Party further agrees that the Administrative Agent may make the Borrower Materials available to the Lenders by posting the Borrower Materials on Intralinks, DebtDomain or a substantially similar electronic transmission system (the “Platform”). Certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Sponsor Guarantor, Holdings, the Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may not be distributed to the Public Lenders and that (i) all the Borrower Materials shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof, (ii) by not marking Borrower Materials “PRIVATE,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Sponsor Guarantor, Holdings, the Borrower or their respective securities for purposes of United States federal and state securities laws, (iii) all Borrower Materials not marked “PRIVATE” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(c) Platform. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence, bad faith, or willful misconduct.

Section 9.18 Release of Liens and Guarantees. (a) The Administrative Agent and the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full, as set forth in Section 9.18(d) below; (ii) upon the sale or other disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by the Responsible Officer of the Borrower upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under the Guarantee in accordance with the Guarantee and clause (b) below, (vi) as provided in Section 8.12, (vii) as contemplated by any intercreditor agreement, (viii) to the extent any asset or property constitutes Excluded Property and (ix) as required by the Administrative Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Administrative Agent and the Lenders hereby irrevocably agree that the Subsidiary Loan Parties shall be released from the Guarantees and the Security Documents upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Loan Party ceasing to constitute a Subsidiary (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Responsible Officer of the Borrower upon its reasonable request without further inquiry).

(c) The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor Party or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or such Guarantor Party shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and such Loan Party’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Termination Date, upon request and at the expense of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification Obligations or expense reimburse claims not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Obligations of the Borrower and its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantor Parties effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other person who may be entitled thereto under applicable law).

Section 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21 Power of Attorney. Each Lender hereby (i) authorizes the Administrative Agent as its agent and attorney to execute and deliver, on behalf of and in the name of such Lender, all and any Loan Documents (excluding this Agreement, but including any Security Document and related documentation), (ii) authorizes the Administrative Agent to appoint any further agents or attorneys to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent.

Section 9.22 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties, on the one hand and the Lenders and the Administrative Agent, on the other hand is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether any Lender or the Administrative Agent has advised or is advising any Loan Party on other matters, and the relationship between the Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lenders and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lenders and the Administrative Agent are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender and the Administrative Agent has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other person, (g) neither any Lender nor Administrative Agent has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

Section 9.23 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States);

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 9.23, (i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party, (ii) “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b) or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b), (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R §§ 252.81, 47.2 or 382.1, as applicable, and (iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE X

BAIL-IN PROVISIONS

Section 10.01 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COLUMBUS HOLDING COMPANY, as Holdings

By:	/s/ Sungjae Lee
Name: Sungjae Lee
Title: President

MADEIRA ACQUISITION CORP., as the Initial Borrower

By:	/s/ Sungjae Lee
Name: Sungjae Lee
Title: President

Solely after giving effect to the Merger:

MERIDIAN BIOSCIENCE, INC., as the Borrower

By:	/s/ Andrew Kitzmiller
Name: Andrew Kitzmiller
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

CONFIDENTIAL

STANDARD CHARTERED BANK, as Administrative Agent

By:	/s/ Gian Moreira
Name: Gian Moreira
Title: Associate Director

STANDARD CHARTERED BANK, as Lender

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

STANDARD CHARTERED BANK, as Lender

By:	/s/ Young Sok Kim
Name: Young Sok Kim
Title: Director

[Signature Page to Term Loan Credit Agreement]

CITIBANK, N.A., HONG KONG BRANCH (ORGANISED UNDER THE LAWS OF THE UNITED STATES OF AMERICA WITH LIMITED LIABILITY), as Lender

By:	/s/ Andre Liu
Name: Andrew Liu
Title: Head of Commercial Subsidiaries Group Citi Commercial Bank Hong Kong

[Signature Page to Term Loan Credit Agreement]

THE EXPORT-IMPORT BANK OF KOREA, as Lender

By:	/s/ Park, Hee-kap
Name: Park, Hee-kap
Title: Director General, Suwon Branch

[Signature Page to Term Loan Credit Agreement]

INDUSTRIAL BANK OF KOREA, as Lender

By:	/s/ Kwang Jin Cho
Name: Kwang Jin Cho
Title: General Manager
Investment Banking Dept.
Industrial Bank of Korea

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Anthony Galea
Name: Anthony Galea
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]

KOOKMIN BANK, NEW YORK BRANCH, as Lender

By:	/s/ Woo Suk Cha
Name: Woo Suk Cha
Title: Head of IB Unit

[Signature Page to Term Loan Credit Agreement]